Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

UNIVERSAL CORPORATION,

as Buyer,

FRUITSMART, INC.,

as the Company,

JAMES P. EARLY,

JAMES E. GAULEY,

AND

SCOTT A. EVENSON,

as Sellers,

AND

JAMES P. EARLY,

as Sellers’ Representative,

DATED AS OF

NOVEMBER 20, 2019

i

TABLE OF CONTENTS

SCHEDULES

Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Excluded Liabilities
Schedule 1.1(c)	Percentage Interest of Sellers
Schedule 1.1(d)	Pro Forma Gross Profit Calculation
Schedule 1.1(e)	Transaction Bonuses
Schedule 2.5	Net Working Capital Example and Adjustments to GAAP
Schedule 2.6	Earnout Calculation
Schedule 5.16	Post-Closing Covenants
Schedule 6.12(l)	Employee Resignations
Schedule 6.12(o)	Retention Bonus Agreements
Schedule 6.12(r)	Termination of Agreements

EXHIBITS

Exhibit A	R&W Policy
Exhibit B-1	Form of Consulting Agreement (James P. Early)
Exhibit B-2	Form of Consulting Agreement (James E. Gauley)
Exhibit C	Form of Grandview Lease Agreement
Exhibit D	Form of Prosser Lease Agreement
Exhibit E	Form of Prosser Sublease Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Mutual Release Agreement

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 20, 2019 (the “Execution Date”), by and among Universal Corporation, a Virginia corporation (“Buyer”), FruitSmart, Inc., a Washington corporation (the “Company”), James P. Early, a resident of the State of Washington, James E. Gauley, a resident of the State of Washington, and Scott A. Evenson, a resident of the State of Washington (individually, a “Seller” and, together, “Sellers”), and James P. Early (as the “Sellers’ Representative”). The signatories hereto (collectively, the “Parties” and, individually, a “Party”) agree as follows:

RECITALS

WHEREAS, Sellers own 100% of the issued and outstanding equity interests (the “Shares”) of the Company;

WHEREAS, the Company is a producer of fruit concentrates, fruit juices, fruit purees, fruit essences, fruit seeds, fruit fibers, seed powders and other dry products by processing various fruit products and is a supplier of such products to food, beverage and flavor companies throughout the United States and outside the United States (the “Business”);

WHEREAS, concurrently with the execution of this Agreement, Buyer shall have received a signed binder for the R&W Policy (as defined below) evidencing that coverage under such policy will be in effect as of the Closing (subject to the payment of the premium therefore) and containing a draft of such policy, a copy of which is attached hereto as Exhibit A;

WHEREAS, at the Closing, James P. Early, James E. Gauley and the Company will enter into consulting and restrictive covenant agreements substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2 (each a “Consulting Agreement” and together, the “Consulting Agreements”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, at the Closing, all of the Shares (the “Purchased Shares”).

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. When used in this Agreement, the following terms shall have the meanings specified:

“2019 Capex Budget” shall have the meaning set forth in Section 5.1(f).

“280G Disclosure” shall have the meaning set forth in Section 8.12(i).

“280G Waiver” shall have the meaning set forth in Section 8.12(i).

“Accounts” shall mean all accounts receivable and associated rights, together with any notes or other amounts due to the Company from its officers, Employees, Affiliates, or any other Person.

“Affiliate” shall mean, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, with respect to the Company (i) FSRA shall not be considered an Affiliate and (ii) REJE, REJG, and RESE shall each be considered an Affiliate.

“Affiliated Party” shall have the meaning set forth in Section 3.18.

“Affordable Care Act” shall mean, collectively, the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

“Agreement” shall have the meaning set forth in the Preamble.

“ALTA Surveys” shall have the meaning set forth in Section 6.8.

“Alternate Transaction” shall have the meaning set forth in Section 5.6(a).

“Antitrust Laws” means all United States federal and state, and any foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, including but not limited to the HSR Act, the Sherman Antitrust Act, 15 U.S.C. §§ 1-7; the Clayton Antitrust Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58.

“Applicable Law” shall mean all Laws, Permits and requirements (including all Environmental Laws) of all Governmental Authorities that are binding on, or otherwise apply to the Company, Sellers, Buyer, any Affiliates thereof, the Business or the Assets, as the case may be and as applicable to the pertinent provision.

“Assets” shall mean all tangible and intangible assets of the Company, whether owned, licensed or leased, other than the Excluded Assets.

“Balance Sheet” shall mean the accountant reviewed balance sheet of the Consolidated Group for the fiscal year ended June 30, 2018 included in the Financial Statements and prepared in accordance with GAAP and Schedule 2.5, a copy of which is set forth on Section 3.11 of the Disclosure Schedule.

“Baseline Net Working Capital” shall mean $22,112,237, subject to the provisions of Section 2.5(f).

“BNSF” shall mean BNSF Railway Company.

“BNSF Lease” shall mean that certain BNSF Railway Company Lease for Land and Track, dated as of May 2, 2016, by and between BNSF and FSPR, which will be assigned to REJG, REJE, and RESE, as tenants in common under such lease, prior to Closing.

“Books and Records” shall mean, in any format or medium (including electronic), all financial and Tax records relating to the Company and the Business, all Permits and Contracts, files on equipment and maintenance of such, all engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists (including past and present subscriber and supplier lists), directory listings, records (including related to Employees), sales orders and sales order log books (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), billing records, strategic plans (including development plans and lists of prospective subscribers), internal financial statements, correspondence and miscellaneous records with respect to supply sources, sales, advertising and marketing materials, and information, documents and records to the extent concerning the Company and the Business and any Real Property, dealings with Governmental Authorities with respect to the Company and the Business, invention disclosures, applications, registrations, certificates and all other files and records relating to Intellectual Property, and all Contracts (including amendments or other modifications of the Contracts), pertaining to the Company and the Business, other than the Excluded Assets.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean a day, other than a Saturday or Sunday or public holiday in the State of Delaware, on which banks are open in the State of Delaware for general commercial business.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Benefit Plan” shall have the meaning set forth in Section 5.14(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Buyer Objection Notice” shall have the meaning set forth in Section 8.5(b).

“Cap” shall have the meaning set forth in Section 8.3(c).

“CGMPs” shall have the meaning set forth in Section 3.15(a).

“Chosen Court” shall have the meaning set forth in Section 11.3.

“Closing” shall mean the closing of the transactions described in this Agreement.

“Closing Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Effective Time, prepared in accordance with GAAP, and consistent with the example calculation of Net Working Capital set forth on Schedule 2.5.

“Closing Date” shall have the meaning set forth in Section 2.11(a).

“Closing Payment” shall have the meaning set forth in Section 2.2.

“Closing Payment Decrease” shall have the meaning set forth in Section 2.5(f).

“Closing Payment Increase” shall have the meaning set forth in Section 2.5(f).

“COBRA” shall mean all applicable continuation requirements of each Employee Benefit Plan under (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) including any applicable regulations thereunder, and (ii) Sections 601 through 608, inclusive, of ERISA, including any applicable regulations thereunder, and any similar state or local requirements.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” shall mean commercial agreements not primarily related to Taxes and entered into in the ordinary course of business that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as, if applicable pursuant to the foregoing definition, financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Company” shall have the meaning set forth in the Recitals.

“Company Cash” means, as of any date, the aggregate amount of the Company’s cash and cash equivalents on hand or in bank accounts and investments held to maturity as of such date, minus the aggregate amount of outstanding and unpaid checks issued by the Company as of such date.

“Company Confidential Information” shall have the meaning set forth in Section 3.16(k).

“Company Intellectual Property” shall mean all Intellectual Property owned or licensed by the Company as of the Effective Time.

“Company IT Systems” shall mean any and all software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms, and other computer, information technology and telecom assets and equipment, and all associated documentation, in each case, owned or used by the Company or held for use in the conduct of the Business.

“Company Products” shall mean all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and the Business.

“Confidential Information” shall have the meaning set forth in Section 9.2(a).

“Consents” shall mean those consents, notices, waivers or approvals set forth on Section 3.3 of the Disclosure Schedule.

“Consolidated Group” shall mean the Company, FSRA, FSPR, FSPD and Prosser Packers.

“Consulting Agreement(s)” shall have the meaning set forth in the Recitals.

“Contracts” shall mean any contracts, agreements, undertakings, sale or purchase orders, warranties, leases of real property (including the Existing Real Property Leases) and personal property (including computers and copiers), license agreements, or any other instrument, agreement, understanding, obligation or commitment to which the Company is a party or by which the Company is bound (whether written or oral), including all amendments and modifications thereto.

“COTS Licenses” means those commercial, off-the-shelf software programs licensed by or to the Company pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses.

“Customer” shall mean any Person who purchased goods or services from the Company.

“D&O and EPL Tail Policy” shall have the meaning set forth in Section 5.10.

“Deductible” shall mean (i) for the period from the Closing Date until the 12-month anniversary of the Closing Date, $400,000, and (ii) thereafter, $200,000.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Sellers and delivered by the Sellers’ Representative to Buyer in connection with the execution and delivery of this Agreement.

“Due Diligence Investigation” shall have the meaning set forth in Section 4.9.

“Earnout Payment” shall have the meaning set forth in Section 2.6(a).

“Earnout Period” shall have the meaning set forth in Section 2.6(a).

“Effective Time” shall mean 12:01 a.m., Portland, Oregon time, on the Closing Date.

“Employee Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other plans, programs, agreements, contracts, arrangements or policies that provide severance, termination pay, supplemental unemployment benefits, deferred compensation, employee loan, pension, profit sharing, retirement, incentive, bonus or other performance award, stock or stock-related awards, phantom stock or profit participation, vacation, paid time off, welfare or fringe benefits (including any medical, disability, life insurance, retiree medical or retiree life benefits), split dollar, educational assistance, change in control or retention benefits or other material benefits of any kind, whether or not subject to ERISA, to any present or former employee, non-employee director or other service provider of the Company, or any spouse, dependent or beneficiary thereof, or any such plan that is sponsored, maintained, contributed to, or required to be contributed to by the Company or under or with respect to which the Company has any Liability, including, without limitation, by Contract, guaranty, indemnity or as the result of any ERISA Affiliate or any previously-terminated plan.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Environmental Laws” shall mean any and all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, ordinances, permits, treatises, writs, judicial decisions, decrees, rulings, and other legally binding requirements thereunder, each as adopted and in full force and effect) of Governmental Authorities (and all agencies thereof) and common law concerning or relating to pollution, public health or protection of human health, land conservation, wildlife, natural and cultural resources, or the environment, including laws relating to emissions, discharges, Releases, or threatened Releases of Hazardous Materials into the air, surface water, ground water, lands or subsurface (including, without limitation, Releases to ambient air, land and surface and subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport, or handling of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Superfund Amendments and Reauthorization Act of 1984 and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), or any other so-called “Superfund” Law or regulation, each as amended and in full force and effect, and any analogous state or local laws and regulations in full force and effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each entity or trade or business (whether or not incorporated) which at any relevant time would be considered a single employer with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.

“Escrow Account” shall have the meaning set forth in Section 2.7(a).

“Escrow Agent” shall mean J.P. Morgan Chase Bank, N.A.’s Escrow Services department.

“Escrow Agreement” shall have the meaning set forth in Section 2.7(a).

“Excluded Assets” shall mean the ownership interests and assets of FSRA, FSPD, FSPR, REJE, REJG, RESE, the fee interest in the Prosser Facility, the fee interest in the Grandview Facility, and those other assets of the Company set forth on Schedule 1.1(a).

“Excluded Claim” means a claim that is specifically and expressly excluded by the R&W Policy issued as of the Effective Time under a representation and warranty set forth in this Agreement, or any claim that is denied under the R&W Policy as a result of any intentional fraud of any Seller or, prior to Closing, the Company. For the avoidance of doubt, Excluded Claim does not refer to any claim that is excluded by the R&W Policy due to Buyer’s failure to properly tender such a claim in accordance with this Agreement or the terms of the R&W Policy.

“Excluded Liabilities” shall mean (i) all Liabilities related to or associated with the Excluded Assets; (ii) all FSRA Liabilities; (iii) all FSPD Liabilities; (iv) all FSPR Liabilities; (v) all Prosser Packers Liabilities; (vi) all Liabilities related to or associated with any Known Environmental Liabilities; (vii) all Liabilities related to or associated with any Known Proceedings; (viii) all Liabilities related to or associated with any Known Product Liabilities; (ix) all Liabilities arising out of the Company’s, Sellers’, or the Sellers’ Representative’s fraud; (x) all Intercompany Payables or other obligations of the Company to any Affiliate of the Company, including to any Seller (not including obligations entered into by the post-Closing Company on or after the Effective Time); (xi) any earn-out or contingent consideration payable by the Company or Sellers upon, or due by the Company or Sellers in connection with, the Closing or as a result of the Company’s acquisition or sale of the Company or the Business or any of the Assets of the Company or the Business (not including the Earnout Payments potentially payable pursuant to Section 2.6 or any other payments that Buyer desires the Company to pay after the Effective Time, except as required pursuant to this Agreement); (xii) any Liabilities unrelated to the Business; (xiii) all other Liabilities set forth on Schedule 1.1(b); and (xiv) all TIC Liabilities, including any Liabilities related to or associated with the TIC Transactions.

“Execution Date” shall have the meaning set forth in the Preamble.

“Existing Real Property Lease” shall have the meaning set forth in Section 3.14(a).

“FDA” shall have the meaning set forth in Section 3.15(a).

“FF&E” shall mean the furniture, fixtures and equipment, computer systems (including hardware and servers), printers, small wares, vehicles, laptops, cell phones, leasehold interests on rented properties owned by the Company or any of its Affiliates on which the Company pays personal property Tax, and all other tangible Assets used by the Company or in the Business, other than the Real Property.

“Final Net Working Capital” shall mean the Net Working Capital as of the Effective Time determined based on the final Closing Balance Sheet.

“Financial Statements” shall mean (a) the Balance Sheet; (b) the accountant reviewed balance sheet of the Consolidated Group in connection with the Business for the fiscal years ended June 30, 2015, 2016 and 2017 and the fiscal year ended December 31, 2018, (c) the accountant reviewed statements of comprehensive income and cash flows of the Consolidated Group in connection with the Business for the fiscal years ended June 30, 2015, 2016, 2017, and 2018 and the fiscal year ended December 31, 2018; and (d) the Interim Financial Statements.

“Flow of Funds” shall have the meaning set forth in Section 2.3.

“FSPD” shall mean FSPD, LLC, a Washington limited liability company

“FSPD Liabilities” shall mean all Losses, Liabilities or expenses incurred by the Company before, on, or after the Closing Date with respect to FSPD.

“FSPR” shall mean FSPR, LLC, a Washington limited liability company.

“FSPR Liabilities” shall mean all Losses, Liabilities or expenses incurred by the Company before, on, or after the Closing Date with respect to FSPR.

“FSRA” shall mean FSRA, Inc., a Washington Interest Charge Domestic International Sales Corporation (IC-DISC).

“FSRA Liabilities” shall mean all Losses, Liabilities or expenses incurred by the Company before, on, or after the Closing Date with respect to FSRA.

“Fundamental Representations” shall mean the representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.8 (the first two sentences), Section 3.20 and Section 3.28.

“GAAP” shall mean generally accepted accounting principles of the United States as in effect at the time of the preparation of the subject financial statement, consistently applied.

“Governmental Authority” shall mean (a) any nation or government, including the United States of America, any state, local, commonwealth, or territory or possession of the United States of America and non-U.S., government, and any agency, political subdivision or quasi-governmental authority of any of the same, including any court, arbitrator, self-regulatory organization, administrative authority, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing; and (b) any quasi-governmental, private body, instrumentality, department, commission, bureau, agency, body, authority, board, court, tribunal, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions.

“Governmental Order” shall mean any ruling, decision, order, writ, judgment, injunction, decree, stipulation, Permit, license, subpoena, or award entered into or made by or with any Governmental Authority.

“Grandview Facility” shall mean that certain real property located at 201 N. Euclid Road, Grandview, Washington 98930 owned by FSPD as of the Execution Date, and which will be transferred to REJG, REJE, and RESE, as tenants in common, pursuant to the TIC Transactions prior to Closing.

“Grandview Lease Agreement” shall mean that certain lease agreement for the Grandview Facility between the Company, as tenant, and REJG, REJE, and RESE, collectively as landlord, to be entered into at Closing, substantially in the form attached hereto as Exhibit C.

“Hazardous Materials” shall mean (a) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, radioactive materials, biohazardous materials, asbestos in any form that is or could become friable, radioactive waste, lead based paint, mold, mycotoxins, radon gas, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, (b) any chemicals or other materials or substances which are defined as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, including wastewater, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on gross or net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” shall mean as of any date and without duplication: (a) all obligations of the Company for borrowed money (including the bank debt and any bank lines of credit and bank overdrafts, notes payable and long-term debt, as such terms are defined under GAAP); (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of the Company to pay the deferred purchase price of property or services; (d) all obligations of the Company as lessee that are or should be capitalized in accordance with GAAP; (e) all unpaid Taxes of the Company (regardless of whether such Taxes are due and payable as of the Closing Date) with respect to all Pre-Closing Tax Periods (which shall not be an amount less than zero, which shall not include any offsets or reductions with respect to Income Tax refunds or overpayments of Income Tax); (f) all obligations, contingent or otherwise, of the Company under letters of credit, surety bonds and similar instruments; (g) all Intercompany Payables or other obligations of the Company to any Affiliate of the Company, including to any Seller; (h) all obligations of the Company in respect of future contracts, forward contracts, swaps, options, hedging or similar derivative arrangements; (i) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing clauses (a) through (h) upon prepayment; and (j) all obligations of the Company in the nature of guarantees of the obligations described in clauses (a) through (i) above of any other Person. For the avoidance of doubt, “Indebtedness” does not include (i) any amounts that are included as Transaction Expenses or Transaction Bonuses, (ii) any amounts that are reflected as liabilities or otherwise accounted for in the calculation of the Final Net Working Capital; (iii) surety bonds (including any cash bonds or performance bonds) or undrawn amounts under letters of credit, lines of credit or revolving credit facilities; or (iv) Retention Bonus Amounts.

“Indemnification Escrow Amount” shall have the meaning set forth in Section 2.7(a).

“Indemnification Escrow Fund” shall mean the escrow account with the Escrow Agent for holding the Indemnification Escrow Amount.

“Indemnified Parties” shall have the meaning set forth in Section 8.4.

“Indemnifying Party” shall mean a Person responsible for indemnification under Article VIII.

“Independent Accountants” shall have the meaning set forth in Section 2.5(d).

“Information Privacy Policies and Laws” shall have the meaning set forth in Section 3.16(l).

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” shall mean any and all forms of intellectual property, including the following: (a) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements to any of the foregoing; (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential and/or proprietary business information (including ideas, research and development, know-how, compositions, designs, formulae, technology, processes, procedures, drawings, specifications,); (e) all Software and (f) all websites and related content (including underlying Software, URL’s and domain names).

“Intercompany Payables” shall mean any amounts, Indebtedness, or other payables due and payable by the Company to any Affiliate (including FSRA) of the Company.

“Intercompany Receivables” shall mean any amounts, Indebtedness, or other receivables due and payable to the Company by any Affiliate (including FSRA) of the Company.

“Interim Financial Statements” shall mean (a) the management prepared balance sheet of the Consolidated Group as of June 30, 2019, (b) the management prepared statement of income of the Consolidated Group for the six-months ended June 30, 2019, and (c) the management prepared monthly financial statements of the Company for the period ending September 30, 2019.

“Inventory” shall mean all inventory, finished goods, raw materials, work in progress, packaging materials, supplies, and parts of the Business, including Company Products, held for use or sale by the Company and all inventory, finished goods, raw materials, work in progress, packaging materials, supplies, and parts in transit to the Company.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge of Sellers” shall, individually or collectively, mean the actual knowledge of each Seller and Terry G. Chambers, and any knowledge any such Person would have after reasonable inquiry of the Employees responsible for the relevant subject matter within the Company or the Business; provided that the Parties specifically acknowledge and agree that Terry G. Chambers shall have no personal Liability hereunder as a result of being so listed.

“Known Environmental Liabilities” shall mean all Liabilities and Losses arising from or related to any known or discovered Seller Environmental Liabilities as disclosed in Section 3.22 of the Disclosure Schedule.

“Known Proceedings” shall mean all Liabilities and Losses arising from or related to any known litigation or Proceedings, as disclosed in Section 3.7 of the Disclosure Schedule.

“Known Product Liabilities” shall mean all Liabilities and Losses arising from or related to any known warranty claims regarding the Company Products, as disclosed in Section 3.30 the Disclosure Schedule.

“Law” shall mean any federal, state, local, county, foreign, municipal or other law, statute, code, act, ordinance, constitution or treaty or governmental requirement of any kind and for any applicable jurisdiction, and the rules, regulations, writs, judgements, decrees and orders promulgated thereunder, including but not limited to the California Safe Drinking Water and Toxic Enforcement Act of 1986, the Consumer Product Safety Act of 1972 (as amended by the Consumer Product Safety Improvement Act of 2008), the Fair Packaging and Labeling Act, the Federal Food, Drug, and Cosmetic Act, the Food Safety Modernization Act, all applicable rules and regulations of the Federal Trade Commission and the U.S. Food and Drug Administration, and all applicable rules and regulations of any other federal, state, or local agency.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s Business.

“Liability” shall mean any debt (including Indebtedness), obligation, Loss, duty, claim, commitment, demand or liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, claim, demand or liability would be required to be recorded or disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, claim, demand or liability is immediately due and payable, has been accrued or unaccrued, matured or unmatured, is contingent, deferred, absolute, determined, determinable or otherwise.

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.16(a).

“Liens” shall mean any lien, hypothecation, mortgage, license, pledge, charge, claim, security interest, option (other than the purchase options set forth in the Prosser Lease Agreement and the Grandview Lease Agreement), right of first refusal, attachment, levy, imposition, conditional sale or title retention arrangement, easement, right of way, servitude, lease or sublease (other than the Existing Real Property Leases, the Grandview Lease Agreement, the Prosser Lease Agreement, and the Prosser Sublease Agreement), deed of trust, encroachment, or other similar encumbrances or restrictions of any kind or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of Indebtedness, whether consensual or nonconsensual and whether arising by Contract or under any Law or otherwise.

“Losses” means any losses, liabilities, obligations, damages, settlement amounts, deficiencies, Taxes, Proceedings, judgments, interests, awards, costs or expenses of any nature, fines and penalties, injury, expenses of investigation, fees and disbursements of outside counsel and other third party experts, costs and expenses of pursuing coverage from any insurance providers, and the reasonable cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of any fact, circumstance or the occurrence of any event or the existence of any Liens with respect to which indemnification is sought.

“Made Available”, “provided”, “delivered” or similar terms shall mean, when referencing the provision of any document under Article III, that such document was uploaded at least one Business Day prior to the Execution Date to the virtual data room prepared and maintained by Sellers in connection with this Agreement and remains available for viewing in such virtual data room as of the Execution Date.

“Material Adverse Effect” shall mean any event, result, circumstance, occurrence, development, fact, condition, change or effect of whatever nature, that has had or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the Business, results of operations, prospects, condition (financial or otherwise), Assets, real property or Liabilities of the Company, or (b) the ability of any Seller to satisfy all of its obligations contemplated by this Agreement and consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” does not include any event, occurrence, fact, condition, change or effect that relates to or results from: (i) any change in the general economic, political, financial, market or other conditions generally affecting the U.S. or the industry in which the Company’s Business operates, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Company when compared to other companies operating in the industry; (ii) any force majeure circumstances or acts of God such as fire, earthquake, hurricane, flood or tsunami; (iii) any acts of war (whether or not declared), insurrection, armed hostilities, sabotage or terrorism or the escalation or worsening thereof, national emergency or strike, (iv) any changes in Applicable Law or accounting rules (including GAAP), or the enforcement, implementation or interpretation thereof, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Company when compared to other companies operating in the industry; or (v) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” shall have the meaning set forth in Section 3.9(a).

“Material Customers and Suppliers” shall have the meaning set forth in Section 3.26.

“Mutual Release Agreement” shall mean the mutual release agreement to be entered into between the Company and Sellers, substantially in the form of Exhibit G attached hereto.

“NDA” shall have the meaning set forth in Section 9.2(c).

“Net Working Capital” shall mean (a) the total current assets of the Company reflected on the applicable balance sheet of the Company (being either (i) the Balance Sheet, (ii) the Preliminary Balance Sheet or (iii) the Closing Balance Sheet determined to be final, binding and conclusive pursuant to Section 2.5(c) or Section 2.5(e), as the case may be), but excluding any current assets in respect of Company Cash, Indebtedness, Transaction Expenses, Transaction Bonuses, Taxes or any Intercompany Receivables, less (b) the total current liabilities of the Company reflected on the applicable balance sheet of the Company (being either (i) the Balance Sheet, (ii) the Preliminary Balance Sheet or (iii) the Closing Balance Sheet, determined to be final, binding and conclusive pursuant to Section 2.5(c) or Section 2.5(e), as the case may be), including accruals for unused vacation and paid time off and in respect of any bonus and incentive plans but excluding any current liabilities in respect of Company Cash, Indebtedness, Transaction Expenses, Transaction Bonuses or any Intercompany Payables, and, with respect to both clauses (a) and (b) above, in each case (A) each line item shall be determined in accordance with GAAP, and consistent with the example calculation of Net Working Capital and other modifications to GAAP set forth on Schedule 2.5, and (B) excluding the Excluded Assets.

“Objection Statement” shall have the meaning set forth in Section 2.5(d).

“Owned Intellectual Property” shall have the meaning set forth in Section 3.16(a).

“Parties” shall have the meaning set forth in the Preamble.

“Percentage Interest” shall mean, with respect to each Seller, the percentage of the Company’s Shares owned by such Seller immediately prior to the Effective Time, which shall be set forth on Schedule 1.1(c). For the avoidance of doubt, the sum of all Percentage Interests for all Sellers is 100%.

“Permits” shall mean all permits, licenses, approvals, directives, consents, orders, rights, registrations, exemptions, privileges, franchises, memberships, certificates, entitlements and other authorizations issued by any Governmental Authority, including any environmental, health and safety permits and any other zoning and land use permits and approvals, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto necessary or required by the Company or used by the Company in the operation of the Business.

“Permitted Liens” shall mean any (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction, PACA, and other similar Liens arising or incurred in the ordinary course of business; (b) Liens for Taxes that are not yet due and payable or being contested in good faith by appropriate procedures, in either case, for which sufficient reserves have been established in the most recent balance sheet included in the Financial Statements; (c) easements, servitudes, covenants, conditions, restrictions, encroachments or rights of way of record, or other similar encumbrances of record; (d) zoning ordinances or other governmental restrictions applicable to the Real Property; (e) any matter appearing on a title commitment; (f) any matters that can be determined by a visual inspection or an ALTA/NSPS survey of the Real Property, that do not, individually or in the aggregate, materially impair the continued use and operation of such parcel of Real Property in the conduct of the Company’s Business as presently conducted; (g) Liens arising under original purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business; and (h) other imperfections of title or Liens on a parcel of Real Property, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of such parcel of Real Property in the conduct of the Company’s Business as presently conducted.

“Person” shall mean an individual, corporation, general or limited partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or any other entity of any kind.

“Post-Closing Adjustments” shall have the meaning set forth in Section 2.5(b).

“Potential Parachute Payments” shall have the meaning set forth in Section 8.12(i).

“Pre-Closing Tax Period” shall mean any taxable year or period (or portion thereof) that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preliminary Balance Sheet” shall mean the preliminary unaudited balance sheet of the Company as of the Effective Time, prepared in accordance with GAAP, and consistent with the example of Net Working Capital set forth on Schedule 2.5.

“Preliminary Earnout Statement” shall have the meaning set forth in Section 2.6(b).

“Preliminary Net Working Capital” shall mean the preliminary Net Working Capital as of the Effective Time determined based on the Preliminary Balance Sheet.

“Pro Forma Gross Profit” shall mean the pro forma gross profit of the Company, calculated in accordance with the example set forth on Schedule 1.1(d).

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative (at law or in equity), judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any third-party, Governmental Authority or arbitrator.

“Proportionate Share” shall have the meaning set forth in Section 11.12(f).

“Prosser Facility” shall mean that certain real property located at 1125 Sheridan Avenue, Prosser, Washington 99350 owned by FSPR as of the Execution Date, and which will be transferred to REJG, REJE, and RESE, as tenants in common, pursuant to the TIC Transactions.

“Prosser Lease Agreement” shall mean that certain lease agreement for a portion of the Prosser Facility between the Company, as tenant, and REJG, REJE, and RESE, collectively as landlord, to be entered into at Closing substantially in the form attached hereto as Exhibit D.

“Prosser Packers” shall mean Prosser Packers, LLC, a Washington limited liability company.

“Prosser Packers Liabilities” shall mean all Losses, Liabilities or expenses incurred by the Company before, on, or after the Closing Date with respect to Prosser Packers.

“Prosser Sublease Agreement” shall mean that certain sublease agreement for a portion of the Prosser Facility designated as the “Premises” in the BNSF Lease, between the Company, as subtenant, and REJG, REJE, and RESE, collectively as sublandlord, to be entered into at Closing substantially in the form attached hereto as Exhibit E, which shall be consented to in writing by BNSF prior to Closing.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchased Shares” shall have the meaning set forth in the Recitals.

“R&W Policy” shall mean the representation and warranty insurance policy bound as of the date hereof, a draft of which is attached hereto as Exhibit A.

“R&W Retention Escrow Amount” shall have the meaning set forth in Section 2.7(a).

“R&W Retention Escrow Fund” shall mean the escrow account with the Escrow Agent for holding the R&W Retention Escrow Amount.

“Real Property” shall mean the real property interests owned or leased by the Company under the Existing Real Property Leases, together with all improvements and fixtures thereon and all easements, rights-of-way and other appurtenants thereto, as more fully described on Section 3.14(a) of the Disclosure Schedule, and including the Company’s leasehold interests in the Prosser Facility and the Grandview Facility.

“Registered Intellectual Property” shall have the meaning set forth in Section 3.16(d).

“REJE” shall mean REJE LLC, a Washington limited liability company, with its sole member being James P. Early and Teresa Early, husband and wife.

“REJG” shall mean REJG LLC, a Washington limited liability company, with its sole member being James E. Gauley and Teresa Gauley, husband and wife.

“Related Party” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective current and former directors, officers and controlling persons.

“Related Party Contract” shall mean any Contract between the Company, on the one hand, and a Related Party of the Company, on the other hand.

“Release” shall mean any release, spill, emission, leaking, emitting, pumping, injection, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface, water, groundwater or property.

“Representative Parties” shall have the meaning set forth in Section 11.12(e).

“Required Consents” shall mean those consents, notices, waivers or approvals set forth on Section 6.7 of the Disclosure Schedule.

“RESE” shall mean RESE LLC, a Washington limited liability company, with its sole member being Scott A. Evenson and Leanne Evenson, husband and wife.

“Restricted Activities” shall have the meaning set forth in Section 9.1(a)(i).

“Retention Bonus Agreements” shall mean the retention bonus agreements to be entered into between the Company and certain Employees of the Company set forth on Schedule 6.12(o).

“Retention Bonus Amounts” shall mean the retention bonus payments, plus the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes payable by the Company resulting therefrom, set forth in the Retention Bonus Agreements, the sole costs of which shall be borne by the Company after the Effective Time and the amounts of which will not be considered in the calculation of the Company’s Indebtedness, Liabilities, or Transaction Expenses, or for purposes of calculating the Pro Forma Gross Profit.

“Review Period” means the 30-day period immediately following the Sellers’ Representative’s receipt of the draft Closing Balance Sheet and the Post-Closing Adjustments, provided, however, that such 30-day period will be tolled for any period in which Buyer or the Company fails to comply with the provisions of Section 2.5(c)(i) or Section 2.5(c)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Environmental Liabilities” shall mean all Liabilities and Losses, natural resources damages and environmental response costs to the extent caused by, resulting from or arising from or related to (a) the presence or any Releases of Hazardous Materials at, in, on or from any Real Property, including the Prosser Facility and the Grandview Facility, or any other real property currently owned, leased or operated by Sellers, the Company, or any Affiliates of the Company in connection with the Business and occurring or existing on or prior to the Closing Date regardless of whether known or unknown at the Closing Date, including the subsequent migration of such Hazardous Materials from any Real Property, including the Prosser Facility and Grandview Facility, and other ongoing releases; (b) any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were transported or disposed of, or arranged for the transportation or disposal of, by Sellers, the Company, of any Affiliate of the Company in connection with the Business from any Real Property, including the Prosser Facility and the Grandview Facility, or otherwise in connection with the Business prior to the Closing or at any real property formerly owned, leased or operated by Sellers, the Company, or any Affiliate of the Company, in connection with the Business regardless of whether known or unknown at the Closing Date, including the subsequent migration of such Hazardous Materials, and other ongoing releases; (c) any exposure to Hazardous Materials in connection with the operation of the Business prior to the Closing Date or to any Hazardous Material included in any Company Product or material manufactured, marketed, sold or distributed by Sellers, the Company, or any Affiliate of the Company, Real Property, including the Prosser Facility and the Grandview Facility, or by the Business prior to the Closing Date regardless of whether known or unknown at the Closing Date; (d) any act or omission by Sellers or the Company in connection with the Business or any Real Property, including the manufacture of Company Products by the Business prior to the Closing Date, regardless of whether known or unknown at the Closing Date, that has resulted in or results in a violation of, or Liabilities under, any Environmental Laws or Permits, or (e) any proceeding or claim by any person, entity or governmental authority initiated or asserted in response to (a) through (d) above, known or unknown at the Closing Date.

“Seller Objection Notice” shall have the meaning set forth in Section 8.3(b).

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Representative” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the Recitals.

“Software” shall mean computer software programs and software systems, including firmware, middleware, databases, compilations, collections, technical data, configurations, tool sets, scripts, web sites, mobile applications, HTML code, compilers, software embedded in hardware devices, higher level or “proprietary” languages and related documentation, manuals, media, technical specifications and materials, whether in source code, object code, human readable or other form.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of common stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means (i) any and all United States federal, state, local, non-U.S. or other taxes, customs, duties, or other similar governmental fees, assessments, or charges of any kind whatsoever imposed by any Taxing Authority, including those with respect to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, net worth, real property, personal property, escheat, abandoned or unclaimed property, capital stock, environmental, windfall or other profits, in each case, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, and (ii) Liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

“Tax Claim” means any claim, assessment, audit, notice of a pending audit, examination, litigation, proceeding (either judicial or administrate) or other similar events with respect to Taxes from any Taxing Authority.

“Tax Matter” means any Tax Claim with respect to Taxes of the Company for which Sellers may be required to reimburse or indemnify any Buyer Indemnified Party pursuant to this Agreement. Tax Matters shall not include any matters relating to Employee Benefit Plans.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority responsible for the collection or administration of any Tax.

“TIC” shall mean collectively REJE, REJG, and RESE, as tenants in common of the Prosser Facility and the Grandview Facility.

“TIC Liabilities” shall mean all Losses, Liabilities or expenses incurred by the Company with respect to the TIC, other than, following Closing, any obligations of the Company to the TIC arising under the Grandview Lease Agreement or the Prosser Lease Agreement or, to the extent caused by Buyer or the Company, a breach by the Company beyond any applicable notice and cure period as set forth in the Grandview Lease Agreement or Prosser Lease Agreement, as applicable, or an Event of Default (as defined in the Grandview Lease Agreement and the Prosser Lease Agreement).

“TIC Transaction” shall mean any and all transactions, or related actions, whereby (i) FSPR’s and FSPD’s fee interests in the Prosser Facility and the Grandview Facility, respectively, are transferred to REJE, REJG, and RESE, as tenants in common and (ii) FSPR’s leasehold interest under the BNSF Lease is transferred to REJE, REJG, and RESE, as tenants in common.

“Transaction Bonuses” shall mean the transaction bonuses to be paid by the Company to the Employees listed on Schedule 1.1(e), as determined by and in such amounts as are designated in writing by Sellers in their discretion, and have been delivered in writing to Buyer prior to the date hereof, including all corresponding payments and other Taxes, or gross-ups for Taxes, payable by the Company.

“Transaction Documents” shall mean the instruments, documents or agreements which are to be executed and delivered by or on behalf of Buyer, Sellers, or the Company in connection with this Agreement or the transactions contemplated hereby, including but not limited to the Consulting Agreements, the Grandview Lease Agreement, the Prosser Lease Agreement, the Prosser Sublease Agreement, the Retention Bonus Agreements, the Mutual Release Agreement, and any and all other instruments, documents, certificates or agreements delivered pursuant to Article VI or Article VII.

“Transaction Expenses” shall mean (i) all expenses incurred on or before the Closing Date and payable by the Company or Sellers to third parties in connection with the preparation and execution of this Agreement, the consummation of the transactions described in this Agreement or the sale of the Company pursuant to this Agreement, including fees and disbursements of attorneys, accountants and other advisors and service providers, (ii) any transaction bonuses, Employee bonuses and all other severance compensation, change in control, or similar forms of payment or compensation payable by the Company as a result of the Closing (including the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes payable by the Company resulting therefrom) to any Employees, agents or consultants, but excluding the Transaction Bonuses and excluding the Retention Bonus Amounts, (iii) any amounts payable by the Company in connection with obtaining a Required Consent or the release or termination of any Lien (or payoff of any Indebtedness), (iv) 50% of the fees and expenses of the Escrow Agent under the Escrow Agreement, (v) the amount of any Transfer Taxes, and (vi) 50% of the filing fee for the HSR Act pursuant to Section 5.5.

“Transfer Tax” shall have the meaning set forth in Section 8.12(b).

“Treasury Regulations” means the temporary and final Treasury Regulations promulgated under the Code.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, 29 USC § 2101 et seq., as amended, and all comparable state and local Laws.

“Working Capital Escrow Amount” shall have the meaning set forth in Section 2.7(a).

Section 1.2    Interpretation. In this Agreement, unless the context otherwise requires:

(a)    headings do not affect the interpretation of this Agreement;

(b)    references to any United States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)    references to “dollars” or “$” are references to the lawful currency of the United States;

(d)    any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(e)    the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(f)    disclosure of any matter in any schedule of the Disclosure Schedule shall be deemed to be a disclosure of such matter with respect to any other schedule of the Disclosure Schedule to the extent such disclosure is readily apparent on its face. The inclusion of any item in the Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever;

(g)    with respect to the determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day;

(h)    the words “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s);

(i)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term;

(j)    the information contained in this Agreement, the Disclosure Schedule, and the Exhibits and Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract); and

(k)    no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of constructing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.

Section 1.3    Schedules. The Exhibits and the Disclosure Schedule comprise schedules to this Agreement and form part of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Sale of Purchased Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the Purchased Shares, free and clear of all Liens (other than any restrictions under the Securities Act and other applicable securities Laws) for the consideration described in this Agreement.

Section 2.2    Purchase Price. The purchase price for the Purchased Shares shall be an amount equal to (i) $80,000,000, as adjusted in accordance with Section 2.5 (the “Closing Payment”), and (ii) any Earnout Payment pursuant to Section 2.6 (as adjusted in accordance with Section 2.6, together with the Closing Payment, the “Purchase Price”).

Section 2.3    Flows of Funds. The distribution of the Closing Payment and wire instructions therefore shall be described in a flow of funds statement to be delivered by the Sellers’ Representative at least three days prior to the Closing Date (the “Flow of Funds”).

Section 2.4    Payment of Closing Payment. At the Closing, Buyer shall pay the Closing Payment by bank or wire transfer of immediately available funds, to the accounts designated in the Flow of Funds as follows:

(a)    To the Escrow Agent, the Working Capital Escrow Amount, the R&W Retention Escrow Amount and the Indemnification Escrow Amount to accounts designated by the Escrow Agent and set forth in the Flow of Funds;

(b)    To the Company, the Transaction Bonuses, which amounts shall be paid by the Company to the pertinent Employees through and in the first payroll run after Closing or as reasonably practicable thereafter;

(c)    To the applicable lender or lenders, the amount of the Indebtedness that will be paid off at Closing, to an account or accounts designated by the applicable lender or lenders and set forth in the Flow of Funds;

(d)    To the applicable service providers, the estimated amount of any Transaction Expenses, to an account or accounts designated by the applicable service provider or service providers and set forth in the Flow of Funds, except for such amounts described in clause (ii) of the definition of Transaction Expenses in Section 1.1, which will be paid to the Company; and

(e)    The balance of the Closing Payment, following reduction for payment the amounts described in Section 2.4(a) through Section 2.4(d), and as adjusted pursuant to Section 2.5(a), shall be paid by Buyer to Sellers to an account or accounts designated by Sellers and set forth in the Flow of Funds, with each Seller receiving such Seller’s Percentage Interest of such amount.

The Closing Payment will be adjusted as set forth in Section 2.5.

Section 2.5    Closing Balance Sheet; Adjustment of Closing Payment.

(a)    The Company shall distribute to Sellers the Company Cash available at the time of distribution less $1,000,000 prior to the Effective Time. Sellers shall provide to Buyer at least five days prior to the Closing Date a written statement setting forth the Preliminary Balance Sheet and Sellers’ calculation of the Preliminary Net Working Capital, the estimated amount of Company Cash outstanding (taking into account any distribution of Company Cash to Sellers prior to the Effective Time), the estimated amount of all Indebtedness outstanding, the estimated Transaction Expenses and the Transaction Bonuses as of the Effective Time. The Preliminary Net Working Capital shall represent Sellers’ good faith estimate of the Net Working Capital of the Company as it will be at the Closing Date. The Closing Payment shall be (i) increased by the amount, if any, that (A) the Preliminary Net Working Capital plus Company Cash outstanding as of the Effective Time exceeds (B) the Baseline Net Working Capital or (ii) decreased by the amount, if any, that (A) the Baseline Net Working Capital exceeds (B) the Preliminary Net Working Capital plus Company Cash outstanding as of the Effective Time.

(b)    As promptly as practicable following the Closing and in no event later than 90 days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative (i) a draft Closing Balance Sheet and (ii) a draft calculation of (A) the Final Net Working Capital, (B) the Company Cash as of the Effective Time, (C) the amount, if any, of Indebtedness outstanding as of the Effective Time after the payment made at Closing pursuant to Section 2.4(c) and (D) the amount, if any, of Transaction Expenses outstanding at Closing after the payment made at Closing pursuant to Section 2.4(d) (collectively, the “Post-Closing Adjustments”), together with reasonable supporting detail and documentation. The draft Closing Balance Sheet and the Post-Closing Adjustments, if any, shall be prepared in accordance with this Agreement including Schedule 2.5.

(c)    During the Review Period, the Sellers’ Representative and his representatives (i) will be permitted to review, during normal business hours and upon reasonable notice and with Buyer’s cooperation, the Company’s Books and Records to the extent related to the preparation of the draft Closing Balance Sheet and the Post-Closing Adjustments, including any work papers and memoranda which have been provided to Buyer or the Company, and (ii) will be given access, during normal business hours and upon reasonable notice, to knowledgeable Employees and accounting professionals of the Company and Buyer to the extent reasonably necessary to facilitate the Sellers’ Representative’s review of the draft Closing Balance Sheet and the Post-Closing Adjustments, in each case to the extent reasonably requested by the Sellers’ Representative; provided, notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information to the Sellers’ Representative or his representatives if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any Applicable Law or any confidentiality agreement. If the Sellers’ Representative does not deliver an Objection Statement by the expiration of the Review Period and the draft calculation of the Post-Closing Adjustments, such drafts shall be the final Closing Balance Sheet and Post-Closing Adjustments, respectively, for purposes of calculating any Closing Payment Decrease or Closing Payment Increase pursuant to Section 2.5(f).

(d)    If the Sellers’ Representative has any objections to the draft Closing Balance Sheet or the draft calculation of the Post-Closing Adjustments, the Sellers’ Representative will deliver a reasonably detailed statement describing such objections (an “Objection Statement”) to Buyer within the Review Period. Buyer and the Sellers’ Representative will use their commercially reasonable efforts to resolve any such objections. Any such objections that are resolved by Buyer and the Sellers’ Representative and any portions of Buyer’s draft Closing Balance Sheet and draft calculation of the Post-Closing Adjustments not disputed in the Sellers’ Representative’s Objection Statement shall be deemed to be final, binding and conclusive on Buyer, Sellers and the Sellers’ Representative for purposes of preparing the final, binding and conclusive Closing Balance Sheet and Post-Closing Adjustments pursuant to Section 2.5(e). If a final resolution is not obtained within 15 days after Buyer has received the Objection Statement, then Buyer and the Sellers’ Representative will select Deloitte & Touche LLP (the “Independent Accountants”) to resolve any remaining objections. In the event that Deloitte & Touche LLP is unable or unwilling to serve as the Independent Accountants hereunder, then Buyer and the Sellers’ Representative will select a nationally or regionally-recognized independent and neutral accounting firm reasonably acceptable to each of them to serve as the Independent Accountants. The Independent Accountants will act as an expert to determine each disputed item (the amount of which may not be more favorable to Buyer than the related amount reflected in Buyer’s draft calculation of the Post-Closing Adjustments nor more favorable to Sellers than the related amount set forth in the Objection Statement) and shall consider only those specific items in dispute between Buyer and the Sellers’ Representative (and shall only consider those items that are identified on the Objection Statement as in dispute unless otherwise agreed by Buyer and the Sellers’ Representative), and Buyer and the Sellers’ Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than 30 days. Except as set forth in this Section 2.5(d), the Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, will assist in the determination of the disputed items; provided, however, that, except as Buyer and the Sellers’ Representative may otherwise agree, all communications between Buyer and the Sellers’ Representative or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Independent Accountants’ determination shall be made solely in accordance with the terms and procedures set forth in this Agreement and based solely on the submissions and supporting materials provided by Buyer and the Sellers’ Representative in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review of outside materials). The Independent Accountants’ determination of the disputed items will be final, binding, conclusive and non-appealable (barring manifest error) on Buyer, Sellers and the Sellers’ Representative for purposes of preparing the final, binding and conclusive Closing Balance Sheet and Post-Closing Adjustments pursuant to Section 2.5(e), effective as of the date the Independent Accountants’ written determination is received by Buyer and the Sellers’ Representative.

(e)    Buyer will revise the draft Closing Balance Sheet and draft calculation of the Post-Closing Adjustments as appropriate to reflect the resolution of the Sellers’ Representative’s objections (as agreed upon by Buyer and the Sellers’ Representative or as determined by the Independent Accountants) promptly but in no event later than five Business Days after the resolution of such objections. Such revised statements shall be the final, binding and conclusive Closing Balance Sheet and Post-Closing Adjustments, respectively, for purposes of calculating any Closing Payment Decrease or Closing Payment Increase pursuant to Section 2.5(f).

(f)    Subject to the last sentence of this Section 2.5(f), in the event that (i) the Preliminary Net Working Capital, plus the estimated Company Cash outstanding as of the Effective Time exceeds (ii) an amount equal to the Final Net Working Capital, plus the Company Cash outstanding as of the Effective Time, less the amount, if any, of Indebtedness outstanding at Closing after the payment made as of the Effective Time pursuant to Section 2.4(c), less the amount, if any, of Transaction Expenses outstanding as of the Effective Time after the payment made at Closing pursuant to Section 2.4(d), then the Closing Payment shall be decreased by the amount of such excess (a “Closing Payment Decrease”), and the amount of such Closing Payment Decrease shall be deducted from the Working Capital Escrow Amount, and the Sellers’ Representative and Buyer shall instruct the Escrow Agent, in accordance with the procedures in the Escrow Agreement, to (x) promptly release an amount equal to the lesser of the Closing Payment Decrease and the Working Capital Escrow Amount to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer, and (y) promptly release the amount, if any, by which the Working Capital Escrow Amount exceeds the Closing Payment Decrease to Sellers, based on their Percentage Interest of such excess, by wire transfer of immediately available funds to the accounts designated for each Seller in the Flow of Funds. If the Closing Payment Decrease exceeds the Working Capital Escrow Amount, then the amount in excess of the Working Capital Escrow Amount shall be paid by Sellers to Buyer by each Seller paying, within five Business Days of the determination of the Closing Payment Decrease, an amount equal to such Seller’s Percentage Interest of the Closing Payment Decrease to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer. Subject to the last sentence of this Section 2.5(f), in the event that (A) an amount equal to the Final

Net Working Capital, plus the Company Cash outstanding as of the Effective Time, less the amount, if any, of Indebtedness outstanding as of the Effective Time after the payment made at Closing pursuant to Section 2.4(c), less the amount, if any, of Transaction Expenses outstanding as of the Effective Time after the payment made at Closing pursuant to Section 2.4(d) exceeds (B) the Preliminary Net Working Capital, plus the estimated Company Cash outstanding as of the Effective Time, then the Closing Payment shall be increased by the amount of such excess (a “Closing Payment Increase”), and (x) the Sellers’ Representative and Buyer shall instruct the Escrow Agent, in accordance with the procedures in the Escrow Agreement, to promptly release the Working Capital Escrow Amount to Sellers, based on their Percentage Interest of the Working Capital Escrow Amount, by wire transfer of immediately available funds to the accounts designated for Sellers in the Flow of Funds, and (y) Buyer shall pay, within five Business Days of the determination of the Closing Payment Increase, the amount of the Closing Payment Increase to Sellers, based on their Percentage Interest of such Closing Payment Increase, by wire transfer of immediately available funds to the accounts designated for Sellers in the Flow of Funds. Notwithstanding anything to the contrary contained in this Section 2.5(f), if the absolute value of the difference between the Final Net Working Capital and the Preliminary Net Working Capital is less than $100,000, then the Final Net Working Capital shall be deemed to equal the Preliminary Net Working Capital for purposes of calculating any Closing Payment Decrease or Closing Payment Increase, as the case may be, hereunder, and, if there is no Closing Payment Increase or Closing Payment Decrease under the terms of this Section 2.5(f) as a result thereof, the Working Capital Escrow Amount shall be due to Sellers, and the Sellers’ Representative and Buyer shall instruct the Escrow Agent, in accordance with the procedures in the Escrow Agreement, to promptly release the Working Capital Escrow Amount to Sellers, based on their Percentage Interest of the Working Capital Escrow Amount, by wire transfer of immediately available funds to the accounts designated for Sellers in the Flow of Funds.

(g)    If any unresolved objections are submitted to the Independent Accountants for resolution as provided above, Buyer, on the one hand, and Sellers, on the other hand, will share the fees and expenses of such accounting firm in proportion to the degree to which the final Closing Payment, as determined by the Independent Accountants, differs from the proposed final Closing Payment set forth in the statement of Post-Closing Adjustments and Objections Statement submitted by Buyer and the Sellers’ Representative, respectively, such that the Party whose calculation of the Closing Payment differs more from the calculation submitted by the Independent Accountants shall pay proportionately more of the costs and expenses of the Independent Accountants.

(h)    For purposes of this Section 2.5, (i) the Closing Balance Sheet and (ii) the Final Net Working Capital, shall each be prepared in accordance with GAAP, and consistent with the example calculation of Net Working Capital set forth on Schedule 2.5.

(i)    Neither the Closing Balance Sheet nor the Post-Closing Adjustments shall be deemed to limit any of the representations, warranties, covenants or agreements of the Parties hereunder (including, for the avoidance of doubt, those set forth in Section 8.1). Notwithstanding any provision set forth in this Section 2.5 or elsewhere in this Agreement to the contrary, there is no general agreement among the Parties to submit other disputes under this Agreement to arbitration.

(j)    The Parties hereto agree that any adjustment as determined pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by Law.

Section 2.6    Earnout.

(a)    As additional consideration for the purchase of the Shares, Buyer shall make payments to Sellers based on the Pro Forma Gross Profit, calculated in accordance with Schedule 2.6 (each such payment, an “Earnout Payment” and collectively, the “Earnout Payments”), in the amount, if any, and in the manner as may be determined to be payable pursuant to this Section 2.6 during the following periods (each such period, an “Earnout Period”): (i) the 12-months ending December 31, 2020 and (ii) the 12-months ending December 31, 2021.

(b)    As promptly as practicable, but in any event within 60 days after the end of each Earnout Period, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Preliminary Earnout Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the Pro Forma Gross Profit and the applicable Earnout Payment owed to Sellers for such Earnout Period, together with reasonable supporting detail and documentation. The Preliminary Earnout Statement will be prepared in good faith by Buyer based on the calculations set forth on Schedule 1.1(d) and Schedule 2.6, in accordance with this Agreement.

(c)    Within five Business Days after Buyer and the Sellers’ Representative determine that the Earnout Payment amount is final pursuant to Section 2.6(d), Buyer shall pay such Earnout Payment to Sellers’ Representative by wire transfer of immediately available funds to a bank designated by him. Each Seller will receive from the Sellers’ Representative such Seller’s Percentage Interest of such Earnout Payment.

(d)    The Sellers’ Representative may, within 30 days after the date of receipt each Preliminary Earnout Statement, deliver to Buyer a notice setting forth in reasonable detail with supporting documentation any objections that Sellers, in good faith, may have thereto (such notice, a “Earnout Objection Notice”). If the Sellers’ Representative does not so object within such time period, the calculation of the Pro Forma Gross Profit and the Earnout Payment set forth in such Preliminary Earnout Statement will be final and binding on the parties for purposes of this Agreement. If the Sellers’ Representative so objects in good faith and delivers an Earnout Objection Notice within such time period, then he and Buyer will use good faith efforts to resolve by written agreement any differences as to the calculation of Pro Forma Gross Profit and, if he and Buyer so resolve any such differences, the Pro Forma Gross Profit, as adjusted by the agreed adjustments, will be final and binding on the parties for purposes of this Agreement. If any objections raised by the Sellers’ Representative are not resolved by written agreement of the parties within 15 Business Days after he advises Buyer of Sellers’ objections, then he, on behalf of Sellers, and Buyer, will submit the objections that are then unresolved to the Independent Accountants, which shall be directed to resolve the unresolved objections as promptly as reasonably practicable and to deliver written notice to each of Buyer and the Sellers’ Representative setting forth its resolution of the disputed matters. All determinations by the Independent Accountants will be based solely on the information presented to it by Buyer or the Sellers’ Representative and their respective representatives, and not by independent review. In resolving any disputed item, the Independent Accountants will be bound by the terms of this Agreement, including the definition of Pro Forma Gross Profit, and will not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The calculation of Pro Forma Gross Profit and the Earnout Payment, after giving effect to any agreed adjustments and the resolution of any disputed matters by the Independent Accountants, will be final and binding on the parties for purposes of this Agreement. If any unresolved objections are submitted to the Independent Accountants for resolution as provided above, Buyer, on the one hand, and Sellers, on the other hand, will share the fees and expenses of such accounting firm in proportion to the degree to which the applicable final Earnout Payment, as determined by the Independent Accountants, differs from the applicable proposed final Earnout Payment set forth in the Preliminary Earnout Statement submitted by Buyer and the Earnout Objection Notice submitted by the Sellers’ Representative, respectively, such that the Party whose calculation of the applicable Earnout Payment differs more from the calculation submitted by the Independent Accountants shall pay proportionately more of the costs and expenses of the Independent Accountants.

(e)    During the period set forth in Section 2.6(d), the Sellers’ Representative and his representatives (i) will be permitted to review, during normal business hours and upon reasonable notice and with Buyer’s cooperation, the Company’s Books and Records to the extent related to the preparation of the Preliminary Earnout Statement, including any work papers and memoranda which have been provided to Buyer or the Company, and (ii) will be given access, during normal business hours and upon reasonable notice, to knowledgeable Employees and accounting professionals of the Company and Buyer to the extent reasonably necessary to facilitate the Sellers’ Representative’s review of the Preliminary Earnout Statement, to the extent reasonably requested by the Sellers’ Representative; provided, notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information to the Sellers’ Representative or his representatives if such disclosure would be reasonably likely to (x) jeopardize any attorney-client or other legal privilege or (y) contravene any Applicable Law or any confidentiality agreement.

(f)    Except as otherwise provided in this Section 2.6, Sellers acknowledge, understand and agree that (i) Buyer shall have the right to operate the Company and the Business in the sole discretion of Buyer and make all decisions with respect to the Company and the Business in its sole discretion; (ii) the amount of the Earnout Payments contemplated herein is speculative and is subject to numerous factors outside the control of Buyer and the Company; (iii) neither Buyer nor the Company has promised or projected payment of the Earnout Payments; (iv) neither Buyer nor the Company owe a fiduciary duty or express or implied duty to Sellers; (v) the contingent right of Sellers to receive Earnout Payments is not an investment in Buyer or the Company, and the contingent right shall not entitle Sellers to any rights as shareholders of Buyer or the Company; (vi) the parties solely intend the express provisions of this Agreement to govern all of their rights and obligations, if any, with respect to the Earnout Payments contemplated pursuant to this Section 2.6; and (vii) nothing herein will prohibit Buyer or the Company from engaging in any business or opportunity or acquiring, entering into joint ventures, investing in or otherwise cooperating with other Persons, including Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Business.

(g)    Except (i) as expressly required by the terms of this Agreement, (ii) as may be reasonably required to comply with Applicable Law, or (iii) as otherwise consented to in writing by the Sellers’ Representative, from the Closing, through the Earnout Period, and, solely with respect to subpart (A) and (C), until the Earnout Payment (if earned) is paid in full, Buyer shall (A) not contractually restrict the Company’s ability to pay the Earnout Payment when due, (B) maintain the Company (or its successor) or its Business (as it may be expanded after Closing) as a separate entity or business unit and maintain separate financial records solely for purposes of calculating the Earnout Payments for the Business (as it may be expanded after Closing), and (C) not (1) take or omit to take, or cause the Company to take or omit to take, any action solely intended to impede or impair the payment of any Earnout Payment under Section 2.6, or (2) take, or cause the Company to take, any other actions, the sole purpose of which is to reduce or prevent payment of the Earnout Payments. This Section 2.6 will survive the Closing and will bind any successors or assigns of Buyer or the Company.

Section 2.7    Escrow.

(a)    At the Closing, Buyer will deposit into one or more escrow accounts (collectively, the “Escrow Account”) established for such purpose with the Escrow Agent pursuant to an escrow agreement by and among Buyer, Sellers, the Company, and the Escrow Agent, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), (i) $400,000 in cash by wire transfer to an account designated by the Escrow Agent (the “R&W Retention Escrow Amount”), to be held by the Escrow Agent to serve as a source of payment of Sellers’ retention obligations under the R&W Policy pursuant to Article VIII, (ii) $5,000,000 in cash by wire transfer to an account designated by the Escrow Agent (the “Indemnification Escrow Amount”), to be held by the Escrow Agent to serve as a source of payment of the indemnification obligations of Sellers under Article VIII as described in Section 8.3, and (iii) $500,000 in cash by wire transfer to an account designated by the Escrow Agent (the “Working Capital Escrow Amount”), to be held by the Escrow Agent as the first source of payment for any Closing Payment Decrease pursuant to Section 2.5(f). The R&W Retention Escrow Amount, the Indemnification Escrow Amount, and the Working Capital Escrow Amount will be released as follows:

(i)    The R&W Retention Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and (A) on the 12-month anniversary of the Closing Date, the remaining amount of the R&W Escrow Fund minus (1) $200,000 and (2) any pending claims made in compliance with this Agreement, shall be released to Sellers, and (B) on the three-year anniversary of the Closing Date, the remaining amount of the R&W Retention Escrow Fund shall be released to Sellers, subject to reserves for any pending claims made in compliance with this Agreement.

(ii)    The Indemnification Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and on the three-year anniversary of the Closing Date, the remaining amount of the Indemnification Escrow Fund shall be released to Sellers, subject to reserves for any pending claims made in compliance with this Agreement.

(iii)    The Working Capital Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and released upon the final determination of Final Net Working Capital and any related adjustments to the Closing Payment pursuant to Section 2.5. In the event that the Closing Payment Decrease exceeds the Working Capital Escrow Amount, Buyer shall recover any remaining amounts directly from Sellers.

(b)    The Sellers’ Representative and Buyer each agree to promptly take commercially reasonable actions (including executing and delivering joint written instructions to the Escrow Agent) requested by the other to effect releases of the Working Capital Escrow Amount, the R&W Retention Escrow Amount, and Indemnification Escrow Amount from the Escrow Account, in each case in accordance with this Agreement and the Escrow Agreement.

Section 2.8    Sellers’ Assumption of Certain Liabilities. Sellers shall assume all Excluded Liabilities, and Buyer and its Affiliates (which, after Closing, shall include the Company) shall not have any Liability whatsoever for the Excluded Liabilities, and all of the Excluded Liabilities shall remain the sole responsibility of and shall be paid, performed and discharged solely by Sellers.

Section 2.9    Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10    Excluded Assets. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Buyer’s payment of the Closing Payment and the consummation of the transactions contemplated by this Agreement shall not include Buyer’s acquisition of ownership of the Excluded Assets, which such Excluded Assets shall be transferred by the Company to the Sellers’ Representative (as agent for Sellers) or Sellers at or prior to the Closing.

Section 2.11    Closing; Closing Deliveries.

(a)    The Closing shall take place on the date which is three Business Days following the satisfaction or waiver of all conditions to Closing set forth in Article VI and Article VII (other than those conditions that can only be satisfied through actions taken at the Closing), or such other date, time or location as the Parties may mutually agree in writing (such date, the “Closing Date”). The Closing shall take place through the mutual exchange and receipt of signature pages electronically or via facsimile, this Agreement and the transactions contemplated hereby shall be deemed effective as of the Effective Time, and the transactions hereby contemplated shall be deemed consummated, notwithstanding any Party’s failure or refusal to deliver original (i.e., non-electronic or non-facsimile) signature pages.

(b)    At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Buyer those deliveries required to be made at or prior to the Closing pursuant to Section 6.12, and Buyer shall deliver, or cause to be delivered, to the Sellers’ Representative those deliveries required to be made at or prior to the Closing pursuant to Section 7.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer, on a joint and several basis, that subject to such exceptions as are disclosed in the Disclosure Schedule supplied by the Sellers’ Representative to Buyer, all of the following are true and correct as of the date hereof and the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date):

Section 3.1    Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington and has all necessary corporate right, power and authority to own, operate or lease the properties and Assets now owned, operated or leased by it, and to carry on the Business as it is currently conducted.

(b)    The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties operated, owned or leased by it or the nature of its Business as currently conducted makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to result in any material Liability to the Company. The Company has properly registered and qualified each d/b/a or fictitious name that it uses in each jurisdiction in which the properties operated, owned or leased by it or the nature of its Business as currently conducted makes such registration or qualification necessary, except where failure to be so qualified would not reasonably be expected to result in any material Liability to the Company. Section 3.1 of the Disclosure Schedule includes a list of (i) each jurisdiction in which the Company is qualified to do business, (ii) each d/b/a or fictitious name used by the Company, and (iii) each jurisdiction in which each such d/b/a or fictitious name is used.

Section 3.2    Enforceability; Authorization.

(a)    Each Seller has the legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions described in this Agreement and the Transaction Documents, and to consummate the transactions described herein and therein. The execution and delivery by such Seller of this Agreement and each other Transaction Document, agreement, document, instrument and certificate described by this Agreement and the consummation by such Seller of the transactions described herein and therein to be consummated by such Seller have been duly authorized by all necessary action. Such Seller has duly executed and delivered this Agreement and at or prior to Closing each other agreement, document, instrument and certificate contemplated by this Agreement will be duly executed and delivered. This Agreement constitutes, and each other agreement, document, instrument and certificate contemplated by this Agreement when so executed and delivered will constitute, such Seller’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or in equity.

(b)    The Company has full corporate right, power and authority to execute and deliver, and to perform its obligations under, the agreements, documents, instruments and certificates required hereby to which the Company is a party. The execution, delivery and performance by the Company of the agreements, documents, instruments and certificates to which the Company is or will be a party and the consummation of the transactions described in this Agreement have been duly authorized by the Company’s board of directors and no other proceedings on the part of the Company are necessary to authorize any such agreement, document, instrument and certificates or the consummation of the transactions described in this Agreement. Each agreement, document, instrument or certificate to which the Company is a party that is contemplated by this Agreement when so executed and delivered will constitute the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or in equity.

Section 3.3    No Violation or Conflict. The execution, delivery and performance by each Seller and the Company, as applicable, of this Agreement, the Transaction Documents, and the consummation of the transactions described herein and therein by Sellers and the Company, do not and will not: (i) result in a conflict, violation, default or breach of any provision of any organizational document of the Company, in each case as of immediately prior to the Effective Time; (ii) assuming all filings and notifications under the HSR Act, any applicable Antitrust Laws, and any other applicable competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, and all filings, applications, notifications and authorizations described on Section 3.3 of the Disclosure Schedule have been made or received, result in a material conflict, violation or breach of any provision of any Law or Governmental Order applicable to such Seller or the Company, or by which any of their respective properties and assets are bound; (iii) except for all filings and notifications under the HSR Act, any applicable Antitrust Laws, and any other applicable competition, investment or similar Laws and as set forth on Section 3.3 of the Disclosure Schedule, require the authorization, consent, notice, approval or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default (or an event that, with or without notice or lapse of time, or both, would constitute a default under), result in the loss of any benefit under, or give rise to a right of termination, cancellation or acceleration of the rights, obligations or performance required by any of the terms, conditions or any provision of any Material Contract or any Permit to which such Seller or the Company is a party; or (iv) result in the creation or imposition of any Lien upon the Shares or the forfeiture of any Assets or properties of the Company (including any such Assets or properties held under a lease or license). Except for all filings and notifications under the HSR Act, any applicable Antitrust Laws, and any other applicable competition, investment or similar Laws and as set forth on Section 3.3 of the Disclosure Schedule, no consent, waiver, approval, Permit, Governmental Order, authorization of or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions described herein.

Section 3.4    Title to Shares and Purchased Shares. Each Seller owns good, valid and marketable title to all of the Shares indicated as being owned by such Seller on Section 3.4 of the Disclosure Schedule, free and clear of any and all Liens, other than Liens for Taxes that are not yet due and payable. As of the Closing Date, each Seller will own good, valid and marketable title to all of the Shares indicated as being owned by such Seller as of Closing on Section 3.4 of the Disclosure Schedule, free and clear of any and all Liens, other than Liens for Taxes that are not yet due and payable. Each Seller has full power, right and authority to sell, transfer, assign and deliver such Purchased Shares as provided in this Agreement. Upon Buyer’s payment of the Closing Payment pursuant to Section 2.4, Buyer will own good, valid and marketable title to the Purchased Shares and all beneficial ownership of the Purchased Shares, free and clear of any and all Liens. No Seller is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require the sale, transfer or other disposal of any ownership interest of the Company.

Section 3.5    Capitalization.

(a)    Section 3.5(a) of the Disclosure Schedule contains a list of (i) all of the Shares as of the date hereof, and (ii) the record and beneficial owners of all outstanding Shares as of the date hereof. Sellers’ Shares reflected in Section 3.5(a) of the Disclosure Schedule constitute the only outstanding capital stock of the Company and represent 100% of the ownership interests in the Company as of the date hereof. All of the Shares reflected in Section 3.5(a) of the Disclosure Schedule as of the date hereof have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with all Applicable Laws (including state and federal securities Laws or exemptions therefrom) and organizational documents, do not impose any obligation on Sellers (and Buyer will have no obligation other than as set forth in this Agreement) to make further payments for the purchase of the Shares or any other Person by reason of their ownership of the Shares, and were not issued in violation of any statutory or contractual preemptive, subscription or other rights. There is no outstanding capital stock of the Company reserved for issuance.

(b)    Except as set forth on Section 3.5(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock plans, profit participation, right of first refusals, right of first offers, options, warrants, convertible or exchangeable securities, subscriptions, claims of any character, or other rights (including any preemptive rights), agreements, obligations, arrangements or commitments of any character (contingent or otherwise) (i) relating to any capital stock of the Company or (ii) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any capital stock of the Company. There are no irrevocable proxies and no voting agreements, voting trusts, partner agreements or other agreements or understanding in effect with respect to the capital stock of the Company.

Section 3.6    Subsidiaries; Affiliates. The Company does not have any Subsidiaries and does not own any capital stock of any corporation or any interest in any partnership, joint venture, limited liability company or other business, nor does the Company have the right or obligation to acquire any ownership interest in any corporation, partnership, joint venture, limited liability company or other business. All Affiliates of the Company (other than Sellers), including FSRA, are listed in Section 3.6 of the Disclosure Schedule.

Section 3.7    Litigation.

(a)    Except as set forth on Section 3.7(a) of the Disclosure Schedule, there are no Proceedings, at law or in equity or before or by any Governmental Authority, pending, proposed, or, to the Knowledge of Sellers, threatened (i) against the Company or any Seller, (ii)

relating to the Business, the Assets, properties or services of the Company or any capital stock of the Company or (iii) that questions or challenges the validity of this Agreement or any agreements, documents, instruments or certificates to be delivered by a Seller, the Sellers’ Representative or the Company in connection with this Agreement.

(b)    Except as set forth on Section 3.7(b) of the Disclosure Schedule, there is no, and since July 1, 2016 there has not been any, citation, fine or Proceeding of any kind pending or threatened in writing or, to the Knowledge of Sellers, orally (i) against the Company, or (ii) relating to the Business, Assets, properties, operations or services of the Company or (iii) that seeks restraint, prohibition, damages or other relief against Sellers, the Company, or its Affiliates in connection with this Agreement or the transactions described in this Agreement. Except as set forth on Section 3.7(b) of the Disclosure Schedule, there is no unresolved product Liability, product warranty or worker’s compensation claim that has been asserted or filed or threatened against the Company in writing or, to the Knowledge of Sellers, orally. Except as set forth on Section 3.7(b) of the Disclosure Schedule, the Company is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Authority or arbitration tribunal applicable to it or any of its Business, Assets, properties, operations or services.

Section 3.8    Title to Assets; Condition of Assets. Except as set forth on Section 3.8 of the Disclosure Schedule, the Company owns good, valid and marketable title to, or has a valid leasehold interest in, all Assets used in the Business or shown to be owned or leased by it in the Financial Statements, free and clear of all Liens other than Permitted Liens, and except for the Excluded Assets or other assets disposed of by the Company in the ordinary course of business consistent with past practices since the date of the Balance Sheet. Neither the Company nor any Seller is a party to any existing or proposed agreements, options, commitments or rights to which Sellers or Company is a party with, of or to any Person or Governmental Authority to acquire or to condemn, expropriate or otherwise take any of the Assets of the Company or any interest therein. The Company’s FF&E is in good operating condition and repair, subject to ordinary wear and tear, and are substantially fit for use in accordance with the Company’s past practices. The Assets of the Company are sufficient to permit Buyer to carry on the Business immediately following the Closing in substantially the same manner as such business is currently conducted by the Company. No Seller nor any of their Affiliates (nor any Related Party of such Affiliates) (other than the Company, and other than REJE, REJG, and RESE’s fee interest in the Prosser Facility and the Grandview Facility as tenants in common) possesses, or has the right to use, any Assets owned or leased by the Company.

Section 3.9    Contracts.

(a)    Section 3.9(a) of the Disclosure Schedule lists each of the following Contracts (other than Permits, Existing Real Property Leases, or Employee Benefit Plans) of the Company (together with all Permits listed in Section 3.13 of the Disclosure Schedule, Existing Real Property Leases, all Contracts listed in Section 3.18 of the Disclosure Schedule, all Employee Benefit Plans listed in Section 3.25(a) of the Disclosure Schedule and any Contract that should be disclosed as Existing Real Property Leases or should be disclosed in Section 3.9(a), Section 3.18, or Section 3.25(a) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i)    each Contract of the Company involving annual aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without providing more than 30 days’ notice;

(ii)    all Contracts that relate to the sale of any of the Company’s assets in excess of $50,000 in the aggregate, other than in the ordinary course of business;

(iii)    all Contracts that relate to the acquisition or disposition of any business, stock, assets or properties of any other Person or any real property (whether by merger, consolidation, sale of stock, sale of assets or otherwise) in excess of $50,000 individually, or $150,000 in the aggregate;

(iv)    all Contracts between the Company and any Material Customers and Suppliers (other than those Contracts listed elsewhere in Section 3.9(a) of the Disclosure Schedule);

(v)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees by the Company and all Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Company Indebtedness) or granting or evidencing any Lien on any property or Asset of the Company, or any Affiliate of the Company (including FSRA), in connection with the Business;

(vi)    (A) all Contracts between or among (i) the Company or any current or former partner, member, manager, director, officer, individual Employee, on the one hand, and (ii) any Seller(s), any Affiliate of Seller(s) or any Affiliate(s) of the Company, on the other hand, (B) all Contracts between any two or more Affiliates of the Company in connection with the Business, and (C) all Related Party Contracts;

(vii)    all Contracts that (A) require the Company to deal exclusively with the counterparty with an annual value in excess of $50,000, (B) restrict the ability of the Company to engage in any line of business, compete with any Person, solicit any customers, suppliers, Employees or contractors of any other Person, or sell or purchase any product, (C) prohibit the Company from competing in any product or geographic market or (D) contain any material confidentiality, secrecy or non-disclosure provisions;

(viii)    all Contracts that require the Company to purchase its total requirements from a Person (or require the Company to supply the total requirements to a Person), or that contain any take-or-pay provisions;

(ix)    all sales representative, commercial agency, distribution or franchise Contracts;

(x)    all Contracts evidencing any joint venture, partnership, strategic alliance, equity holders’ agreement, co-marketing, co-promotion, co-packaging, joint development or other Contract (however named) or similar arrangement;

(xi)    all Contracts between the Company and any shareholder, member, manager, director, officer, individual Employee, or any independent contractor who is a natural person providing for compensation in excess of $50,000 per calendar year or providing for severance payments or the payment of consideration by the Company upon a change of ownership or control of the Company;

(xii)    Contracts involving a loan in excess of $50,000 (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the Employees of the Company extended in the ordinary course of business consistent with past practice), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(xiii)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party;

(xiv)    any management service, consulting, financial advisory or any other similar type of Contract not terminable without penalty on 30 days’ notice or less;

(xv)    all Contracts with investment or commercial banks;

(xvi)    all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company;

(xvii)    all Contracts relating to capital expenditures or other purchases of materials, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) that cannot be cancelled without a payment;

(xviii)    all Contracts between the Company and FSRA;

(xix)    all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xx)    all Contracts (other than Permits) with Governmental Authorities;

(xxi)    all Customer Contracts involving gross revenues during the 2018 fiscal year in excess of $500,000 or during the 2019 fiscal year that are reasonably expected to exceed $500,000 for such year;

(xxii)    all Contracts (A) containing a grant by the Company to a Person of any right relating to or under the Company Intellectual Property or any grant to the Company of any right relating to or under the Intellectual Property of any Person or (B) relating to any Company IT Systems, in each case other than (1) non-exclusive licenses granted pursuant to Customer Contracts entered into in the ordinary course of business or (2) COTS Licenses;

(xxiii)    all Contracts involving payments in excess of $50,000 under which the Company (A) is a licensor or licensee with respect to any rights in Company Intellectual Property (other than non-exclusive licenses granted pursuant to Customer Contracts entered into in the ordinary course of business) or (B) grants, assigns or receives any right relating to Company Intellectual Property or similar rights; and

(xxiv)    each statement of qualification or other proposal that has been submitted by the Company for any project in excess of $50,000 that has not yet been awarded or that has been awarded to the Company and has not been completed.

(b)    No Material Contract has been terminated or been repudiated. Each Material Contract of the Company is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of Sellers, each of the other parties thereto, enforceable in accordance with the terms thereof (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). Except as set forth on Section 3.9(b)(i) of the Disclosure Schedule, the Company is not and no other party to a Material Contract is, in breach of, or default under, any Material Contract in any material respect. Except as set forth on Section 3.9(b)(ii) of the Disclosure Schedule, no event, occurrence, condition or act has occurred, is pending or, to the Knowledge of Sellers, threatened, which, after the giving of notice (written or oral), lapse of time or otherwise, would constitute a material breach or default by the Company under any Material Contract or any other party to any Material Contract. Except as set forth on Section 3.9(b)(iii) of the Disclosure Schedule, to the Knowledge of Sellers, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract. Except as set forth on Section 3.9(b)(iv) of the Disclosure Schedule, a true and complete copy of each Material Contract, including all amendments thereto, has been Made Available to Buyer.

Section 3.10    Accounts; Accounts Payable.

(a)    All Accounts reflected on the Interim Financial Statements represented, as of the date of the Interim Financial Statements, valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business or valid claims as to which full performance has been rendered by the Company. There is no contest, claim, defense or right of setoff on the part of the Company and any account debtor, other than returns in the ordinary course of business of the Company, under any Contract with any account debtor of an Account relating to the amount or validity of such Account, and, to the Knowledge of Sellers, all accounts receivable reflected on the Interim Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof (net of any bad debt reserve reflected thereon). None of the Accounts have been assigned or pledged to any Person.

(b)    The accounts payable of the Company are accurately reflected in the Financial Statements and arose from bona fide, arm’s length transactions in the ordinary course of business consistent with past practice, and, except as set forth on Section 3.10(b) of the Disclosure Schedule, are not aged more than 60 days as of the Closing Date.

Section 3.11    Financial Statements. A true and complete copy of all of the Financial Statements are included as Section 3.11 of the Disclosure Schedule. The Financial Statements present fairly, in all material respects, the combined results of operations, financial condition and position and cash flow of the Company, and, where applicable, of FSRA and its Affiliates, in connection with the Business, and, where applicable, the business of FSRA and its Affiliates, as of the respective dates thereof and were prepared in accordance with GAAP, and subject to the adjustments set forth on Schedule 2.5, consistent in all material respects with the past practices of the Company throughout the periods covered thereby (except for the absence of notes and normal recurring year-end adjustments with respect to any Interim Financial Statements), and were derived from the Books and Records.

Section 3.12    Absence of Undisclosed Liabilities; Indebtedness. Except for any Liability or obligation reflected in the Financial Statements, as of the date hereof, the Company has no material Liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, or asserted or unasserted) other than Liabilities or obligations (a) that were accrued or reserved against on the Financial Statements, (b) that have been incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet, (c) that have arisen under any Material Contract set forth on the Disclosure Schedule in the ordinary course of business and not as a result of a breach or default thereunder, or (d) that have been incurred in connection with the transactions described in this Agreement and which have been or will have been discharged or paid in full prior to the Effective Time pursuant to the terms of this Agreement and no Indebtedness contains any restriction upon the prepayment of any of such Indebtedness. Except as set forth on Section 3.12 of the Disclosure Schedule, the Company does not have any Indebtedness. Section 3.12 of the Disclosure Schedule sets forth the complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the counterparty to which such Indebtedness is owed, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the dates indicated on such schedule.

Section 3.13    Permits. Section 3.13 of the Disclosure Schedule contains a listing of all Permits held by the Company or the Business and all bonds, letters of credit, deposits, and similar guarantees made by or on behalf of the Company or the Business in connection with such Permits. The Company: (a) possesses all Permits required under any Applicable Law that are necessary to conduct the Business as presently conducted, (b) is in compliance in all material respects with the terms and conditions of all Permits held by it and has received no written notice that it is in violation of any of the terms or conditions of such Permits and (c) has taken all necessary action to maintain such Permits both as a result of the transactions described in this Agreement and otherwise. All such Permits are valid, and no cancellation, loss, lapse suspension, revocation, restriction, termination or withdrawal of any such Permit is pending or threatened. Subject to compliance with applicable regulations, each such Permit can be renewed, if applicable, in the ordinary course of business by the Company; provided, however, that, for the avoidance of doubt, no guarantee or assurance is provided as to the ability to renew any Permit following the consummation of the transactions contemplated hereby. Neither the Company nor any Seller has received any written notice or any other communication from any Governmental Authority or any other Person regarding any actual or alleged violation of or failure to comply with any term or requirement of any Permit or any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit. No Proceeding or Governmental Order has been taken or threatened in connection with any such Permit and there is no valid basis for any such Proceeding.

Section 3.14    Real Property.

(a)    Neither the Company nor any Affiliate of the Company owns any Real Property in connection with the Business, except as set forth on Section 3.14(a)(i) of the Disclosure Schedule. Section 3.14(a)(ii) of the Disclosure Schedule sets forth the address and the available legal description of each parcel of Leased Real Property and the existing lease, sublease, or other contract pursuant to which the Company holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each an “Existing Real Property Lease” and together the “Existing Real Property Leases”).

(b)    Except as set forth on Section 3.14(b) of the Disclosure Schedule, with respect to each parcel of Leased Real Property: (i) Sellers have Made Available to Buyer true, correct, and complete copies of each Existing Real Property Lease; (ii) the Company has or will have at Closing a valid leasehold interest in the Leased Real Property (subject to the terms of the applicable Existing Real Property Lease), free and clear of all Liens, except Permitted Liens; (iii) there are no pending or, to the Knowledge of Sellers, threatened condemnation or appropriation proceedings, lawsuits or administrative actions relating to the Leased Real Property or other legal matters affecting adversely, in any material respect, the current use or occupancy thereof; (iv) Sellers and the Company have received all Permits required in connection with the current occupation or operation of the Leased Real Property and Sellers and the Company have operated and maintained the Leased Real Property in accordance with Applicable Law, except for such Permits that, the failure to obtain, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (v) there are no leases (other than each Existing Real Property Lease), subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right to use or occupy of any portion of the Leased Real Property; (vi) there is no Person (other than the Company) in possession of any portion of the Leased Real Property; (vii) the Leased Real Property is supplied with utilities adequate for the current operation of the facilities thereon; (viii) except as set forth on Section 3.3 of the Disclosure Schedule, the consummation of the transactions contemplated herein will not require the consent of any other Person to any Existing Real Property Lease, the Grandview Lease Agreement, the Prosser Lease Agreement, or the Prosser Sublease Agreement; (ix) neither Sellers’ nor the Company have received notice of violation of any applicable building, zoning, subdivision, or other land use or similar Law nor notice of any violation of any Permitted Liens thereto in any material respect; (x) all buildings, structures, equipment and improvements that are located on or constitute part of the Leased Real Property are in operating condition and repair (subject to ordinary wear and tear excepted), adequate for the uses to which they are being put; and (xi) during the past three years, or, if the Company has occupied a Leased Real Property for less than three years, during such lesser period of time, to the Knowledge of Sellers, there has been no material destruction, damage or casualty with respect to the Leased Real Property which has not been remedied.

Section 3.15    Manufacturing Facilities; Books and Records; Company Products.

(a)    Except as described in Section 3.15(a) of the Disclosure Schedule, (i) the Company Products are regulated under the Food and Drug Administration’s (“FDA”) Current Good Manufacturing Practice in Manufacturing, Packing, or Holding Human Food regulations (“CGMPs”), (ii) the Company has fully complied with the FDA’s food facility registration requirements, and (iii) the Company (and to the extent applicable, FSRA) has complied in all material respects with Applicable Laws with respect to the importing of any foreign products that are regulated by the FDA. The Company complies with the CGMPs and it has adequate policies and procedures in place to prevent food from becoming adulterated. The Company maintains its personnel, equipment, plants, facilities and surrounding grounds sanitary. The Company does not use any of the following in its production and handling of the Company Products: (a) synthetic materials, such as synthetic fertilizers, antibiotics, and pesticides, except as allowed by the National Organic Program; (b) sewage sludge; (c) genetic engineering; or (d) food irradiation. The Company Products do not contain additives and preservatives, including without limitation added colors, artificial flavors or synthetic substances.

(b)    All facilities used in connection with the Business registered with the FDA are listed in Section 3.15(b) of the Disclosure Schedule.

(c)    The Company complies in all material respects with all federal recordkeeping requirements relating to food and maintains all required records, including manufacturing records, ingredient and packaging receipt records, product distribution and inventory records, recall records, and complaint and adverse event records.

(d)    The Company has obtained all required organic certifications and meets all requirements under the National Organic Program. All such certifications are listed on Section 3.15(d) of the Disclosure Schedule, and continue in full force and effect as of the date hereof.

(e)    With respect to any Company Products that the Company labels as “100% organic” or with respect to which the Company uses similar labeling indicating the Company Product is 100% organic: (i) such Company Products contain only certified organic agricultural ingredients and processing aids, not including added salt and water; (ii) such Company Products do not contain materials from the National List of Allowed and Prohibited Substances that are prohibited from use under the National Organic Program for products bearing a “100% organic” claim; (iii) for each such Company Product that is packaged by the Company that has more than one ingredient, such Company Product’s labeling shows an ingredient statement on the information panel and states the name of the certifying agent on the information panel; and (iv) such Company Product’s organic ingredients are labeled as “organic” or clearly identified via asterisk or other mark. The labels of all Company Products that are labeled as “100% organic” comply with the rules and regulations of the FDA and the National Organic Program.

(f)    With respect to any Company Products that the Company labels as “organic”: (i) such Company Products contain at least 95% (by weight or fluid volume) certified organic agricultural ingredients, not including added water and salt; (ii) such Company Products do not contain added sulfites; and (iii) such Company Product’s organic ingredients are labeled as “organic” or clearly identified via asterisk or other mark. The labels of all Company Products that are labeled as “organic” comply with the rules and regulations of the FDA and the National Organic Program.

(g)    With respect to the Company Products, the Company does not make organic claims other than “100% organic” or “organic,” including “Made With” organic ingredients claims or “Some Organic Ingredients” claims (for example, Company Products with an ingredient listing on the label that states “organic oats”).

(h)    The Company has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state and local regulations relating to handling and labeling of organic Company Products, including, but not limited to, the National Organic Standards as promulgated by the U.S. Department of Agriculture, which apply to the Company as a handler or processor of organic foods.

(i)    The Company has a commercially reasonable recall system and policies in place, consistent with industry standards, including appropriate tracking, coding and accounting systems for all Company Products.

Section 3.16    Intellectual Property: Company IT Systems.

(a)    Except as set forth on Section 3.16(a) of the Disclosure Schedule, the Company is the sole owner of all right, title and interest in and to the Company Intellectual Property owned by, or purported to be owned by, the Company and utilized by the Business (the “Owned Intellectual Property”), and has all necessary licenses, rights, permissions and authorizations to use the Company Intellectual Property licensed by the Company from a third party (the “Licensed Intellectual Property”) in the Business, including all required Intellectual Property license agreements for Software, in each case free and clear of all Liens other than Permitted Liens. The Company Intellectual Property constitutes all non-tangible property, assets, rights and Intellectual Property necessary for Buyer’s operation of the Business and the Company as presently conducted without: (i) the need for Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property, and (ii) the breach or violation of any Contract.

(b)    Except as set forth on Section 3.16(b) of the Disclosure Schedule, to the Knowledge of Sellers, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or violation of any Company Intellectual Property by any third party. The Company, or any Affiliate in connection with the Business, has not brought any legal proceeding for unauthorized use, unauthorized disclosure, infringement, misappropriation, or violation of any Company Intellectual Property. There are no pending Proceedings, including, but not limited to, litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters, cease and desist letters, or other demand, challenges, or disputes of any nature, challenging, impacting, or involving any Company Intellectual Property. The Company has not been sued in any legal proceeding or received any written notice or other written communication claiming or alleging that the Company or any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and no Person has threatened to make any such claims. The Company, or any Affiliate in connection with the Business, has no Liability for unauthorized use, unauthorized disclosure, infringement, misappropriation or violation of any third party Intellectual Property. The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Owned Intellectual Property or any other Intellectual Property rights.

(c)    The Business, as conducted by the Company, including the manufacture, sale or offer for sale of Company Products, does not interfere with, infringe, misappropriate or otherwise violate or come into conflict with any trademark, patent, copyright, trade secret or other

Intellectual Property rights owned or controlled by any third party. The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party. Except as set forth on Section 3.16(c)(i) of the Disclosure Schedule, no third party currently interferes with, infringes upon, misappropriates or otherwise comes into conflict with, nor has any third party interfered with, infringed upon, misappropriated or otherwise come into conflict with, any Owned Intellectual Property or Registered Intellectual Property. Except as set forth on Section 3.16(c)(ii) of the Disclosure Schedule, to the Knowledge of Sellers, no third party has any ownership right, title, interest, claim in or Lien on, any of the Company Intellectual Property. The Company has not transferred ownership of, or granted any rights in, any Company Intellectual Property to any third party.

(d)    Section 3.16(d) of the Disclosure Schedule contains a complete and accurate list of all patent, trademark, registration, copyright registration, social media accounts (including the names of the Employees who have access, to operate and control such accounts), domain name registration or other registrations that have been issued to the Company with respect to any of the Company Intellectual Property and each pending patent application or other application for registration that the Company has made with respect to any of the Company Intellectual Property (the “Registered Intellectual Property”), and identifies all Software, other than COTS Licenses or licenses granted to Customers under Material Contracts, that is used in the operation of the Business. With respect to each item of Registered Intellectual Property required to be identified therein: (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no Proceeding is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iii) the Company has not licensed or permitted any third party to use any such item except pursuant to a written Intellectual Property license agreement that has been Made Available to Buyer.

(e)    Without limiting the generality of the other provisions of this Section 3.16, (i) all of the Registered Intellectual Property of the Company is in compliance with all Applicable Laws and legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use, or filing documentation), are valid and enforceable and, are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date; (ii) all applications of the Company and its Affiliates for the registration of Intellectual Property and other Registered Intellectual Property relating to the Business are being prosecuted diligently and by taking all commercially reasonable actions and all statements contained therein are and will be, as the case may be, true, correct and complete in all material respects; and (iii) no Registered Intellectual Property of the Company or any of its Affiliates relating to the Business has been, or is now, involved in or subject to any legal proceeding, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property, including an interference, reissue, reexamination or opposition proceeding.

(f)    Section 3.16(f) of the Disclosure Schedule contains a complete and accurate list of (i) all material Company Intellectual Property (other than trade secrets) that is not Registered Intellectual Property, (ii) all Company Intellectual Property that is Licensed Intellectual Property (other than COTS Licenses and other than trade secrets), and (iii) all Company Intellectual Property that is licensed by the Company to any third party.

(g)    The Company is in compliance with the terms and conditions of all licenses for the use of open source Software used in conducting the Business of the Company as currently conducted. The Company has not incorporated open source Software into, or combined open source Software with, or used open source Software with, the Owned Intellectual Property or Company Products, in such a way that creates, or purports to create, obligations for the Company with respect to any Owned Intellectual Property or grants to any third party any rights or immunities under any Owned Intellectual Property.

(h)    No Owned Intellectual Property was developed using (in whole or in part) funding or facilities provided by any Governmental Authority or university, college, other educational institution, international organization or research center, nor was it obtained from any Governmental Authority or university, college or other educational institution, international organization or research center. To the extent any Owned Intellectual Property was developed (in whole or in part) using funding under a Contract with a Governmental Authority, the Company and its Affiliates are in compliance with all intellectual property terms of such Contract regarding the identification, election of title, protection and marking of the Owned Intellectual Property. No developer, inventor or contributor to any Owned Intellectual Property was operating under any grants from any Governmental Authority or agency or private source, performing research sponsored by any Governmental Authority or agency or private source, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in such Owned Intellectual Property.

(i)    Except as set forth on Section 3.16(i)(i) of the Disclosure Schedule, the Company IT Systems (i) are adequate, sufficient and satisfactory in all material respects (including with respect to working condition, capacity, data storage and transmittal capability, functionality and performance) for the operations of the Business; (ii) are maintained and in good working condition (ordinary wear and tear excepted) in accordance with generally accepted industry standards and function in accordance with all applicable documentation and specifications; and (iii) will continue to be available for use by the Company immediately following the Closing on substantially the same terms and conditions as prevailed immediately prior to Closing, without further action or payment by Buyer. All Contracts relating to the Company IT Systems are valid and binding and no Contract (including any Contract for third party Intellectual Property) that relates to the Company IT Systems has been the subject of any breach by the Company or any other Person, and the Company (A) has not waived any breach thereof by any other Person, (B) has not received any notice of termination of any such Contract and (C) is not aware of any circumstances that could give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company (other than termination on notice in accordance with the terms of such Contract). There are no substantial alterations, modifications or updates to the Company IT Systems currently intended or required as of the Execution Date. Except as set forth on Section 3.16(i)(ii) of the Disclosure Schedule, there have been no unauthorized intrusions or breaches of the security of any Company IT Systems and there have been no failures, breakdowns, interruptions or continued substandard performance of any Company IT Systems, in each case of, which have caused any unauthorized disclosure to a third-party of any customer’s personally identifiable or any customer’s or business relation’s other confidential information stored on any Company IT Systems or any substantial disruption or interruption in the use of company systems of the Company and which have not been remedied.

(j)    The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, including with respect to the security, backup and recovery of the Company IT Systems and customer data in the possession, custody or control of the Company.

(k)    Except as set forth on Section 3.16(k) of the Disclosure Schedule, the Company, and its Affiliates in connection with the Business, as applicable, have taken commercially reasonable and customary steps to protect its rights in confidential information, trade secrets, know how, inventions, confidential manufacturing methods and the like relating to the Business and the Company (the “Company Confidential Information”). Except as set forth on Section 3.16(k) of the Disclosure Schedule, all Employees with knowledge of any Company Intellectual Property and/or Company Products have signed a pledge of confidentiality agreeing not to disclose Company Confidential Information. None of the Company’s current or former employees, officers, advisers, independent contractors or consultants is in material violation thereof, and none have retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed for the Company. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer, adviser, independent contractor or consultant of the Company or any Affiliate in connection with the Business has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company or any Affiliate in connection with the Business from his, her or its assignment of Intellectual Property pursuant to such employee, officer or consultant’s proprietary information and Intellectual Property agreement. No current or former employee, officer, adviser, independent contractor or consultant of the Company or its Affiliates in connection with the Business is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s, officer’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company, or any Affiliate of the Company in connection with the Business, or using trade secrets or proprietary information of others without permission.

(l)    Except as set forth in Section 3.16(l) of the Disclosure Schedule, the Company is in compliance in all material respects with any and all posted privacy policies, Company agreements, and any Laws relating to privacy, data protection, anti-spam, personally identifiable information and similar consumer protection laws (“Information Privacy Policies and Laws”). The Company has not been notified in writing of and is not the subject of any known regulatory investigation or proceeding related to data security or privacy or alleging a violation of any Information Privacy Policies and Laws. The transactions contemplated by this Agreement will not violate any third-party privacy policy or terms of use relating to the use, dissemination or transfer or any such data or information applicable to the Company.

Section 3.17    Books and Records. The Books and Records, all of which, to the extent in existence, have been Made Available to or have otherwise been accessible by Buyer (other than to the extent protected by attorney-client privilege or work product as described in Section 11.13 or as set forth on Section 3.17 of the Disclosure Schedule), are materially complete and current, represent actual, bona fide transactions and have been maintained in accordance with sound business practices. At the Closing, all existing original Books and Records will be in the possession of the Company, other than to the extent protected by attorney-client privilege or work product as described in Section 11.13. The Books and Records have been maintained in the ordinary course of business.

Section 3.18    Affiliated Transactions. Section 3.18 of the Disclosure Schedule sets forth each business arrangement, Contract, transaction or relationship, other than ordinary employment relationships, between the Company and any Seller or any director, officer, Employee, or Affiliate (including, for purposes of this Section 3.18, FSRA) of the Company or, to the Knowledge of Sellers, their respective Affiliates (other than the Company) (each, an “Affiliated Party”). Except as set forth on Section 3.18 of the Disclosure Schedule, no Affiliated Party (i) has any ownership interest in any Asset or Company Intellectual Property or (ii) possesses, directly or indirectly, any financial interest in, or has held a position as a director, manager, officer or Employee of, any Person which is a Customer, supplier, lessor, lessee or competitor or potential competitor of the Company.

Section 3.19    Insurance. Set forth on Section 3.19 of the Disclosure Schedule is a true and complete list of each insurance policy (including any self-insurance plans, captive insurance arrangements and policies providing property, casualty, liability, workers’ compensation and comprehensive general liability coverage and bond and surety arrangements, but excluding any Employee Benefit Plan) (a) that is in force as of the date hereof or is an occurrence-based insurance policy that was in effect at any time during the past five years, and (b) as to which the Company is a party, a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect and will continue to be in full force and effect without interruption through the Closing, all premiums with respect thereto for all periods up to and including the Closing have been paid, and the Company has complied in all material respects with the Insurance Policies. The Company has not failed to give any notice or present any claim under any Insurance Policy in a due and timely manner, and, since July 1, 2016, and the Company has not received any notice from an insurer under any Insurance Policy disclaiming coverage, reserving rights with respect to a particular claim or policy in general, or cancelling, amending, materially changing the premium payable or denying renewal of any Insurance Policy. The Company has Made Available to Buyer true and correct copies of each Insurance Policy.

Section 3.20    Tax Matters.

(a)    Except as set forth on Section 3.20(a)(i) of the Disclosure Schedule, each of the Company and its Affiliates has timely filed (taking into account all legally applicable extensions) all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all Applicable Laws. Each of the Company and its Affiliates has timely paid in full all Taxes that were due and payable (whether or not shown as due by the Company or any of its Affiliates on any Tax Returns). Neither the Company nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any Tax Return. The Company has Made Available to Buyer true, correct and complete copies of all federal Income Tax Returns and other Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the past three taxable years. Section 3.20(a)(ii) of the Disclosure Schedule sets forth (i) the U.S. federal and applicable state and local Income Tax classification of the Company and (ii) each jurisdiction where the

Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. At all times since its formation, the Company has held no interest in a Subsidiary. Except as set forth on Section 3.20(a)(iii) of the Disclosure Schedule, at all times since its formation, the Company has been treated as a corporation taxable under Subchapter C of the Code

(b)    No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(c)    As of the date of this Agreement, (i) there is no audit, examination, deficiency or proposed adjustment outstanding or threatened with respect to any Tax Returns filed or Taxes due and owing by the Company, (ii) the Company has not received notice from any Taxing Authority indicating an intent to open an audit or other review, a request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company, and (iii) no contracts have been entered into or waivers granted extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns of the Company.

(d)    The Company has withheld and remitted all Taxes required to have been withheld and remitted in connection with any amounts paid by the Company to any Employee, independent contractor, creditor, stockholder, or other party. The Company has complied with all information reporting requirements related to such withholding.

(e)    There are no Liens for unpaid Taxes on the Assets of the Company, any Affiliates of the Company, or FSRA, except for Permitted Liens.

(f)    The Company has no ownership interest in anything that is or could be treated as a partnership for income Tax purposes.

(g)    Other than Commercial Tax Agreements, the Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(h)    The Company has not been a member of an affiliated group that joins together to file a consolidated Income Tax Return. The Company does not have Liabilities for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Tax Law) as a transferee or successor, by Contract or otherwise.

(i)    The Company has not distributed stock to another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)    The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(k)    The unpaid Taxes of the Company: (i) do not, as of the date of hereof, exceed the reserve for Tax Liability (rather than any reserves or accruals for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the

Financial Statements (rather than in any notes thereto), and (ii) do not exceed those reserves or accruals as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

(l)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) election by the Company under Section 108(i) of the Code; (v) election under Section 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to Section 965 of the Code; (vi) “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; or (vii) “subpart F income” within the meaning of Section 952 of the Code or “global intangible low-taxed income” within the meaning of Section 951A of the Code, in each case, in a taxable period that begins or ends in the calendar year in which the Closing Date occurs and is attributable to a Pre-Closing Tax Period.

(m)    The Company has properly (i) collected and remitted sales and similar Taxes with respect to sales made to its Customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(n)    The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country.

(o)    No Seller is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)    FSRA was formed, operated, and qualified as an Interest Charge Domestic International Sales Corporation (IC-DISC) in compliance with all Applicable Laws.    FSRA has timely filed (taking into account all legally applicable extensions) all Tax Returns that it was required to file, and all such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all Applicable Laws. FSRA has timely paid in full all Taxes that were due and payable (whether or not shown as due by FSRA on any Tax Returns).    The Company has no Liability for Taxes (or the non-payment thereof) with respect to any transactions between (i) the Company and (ii) FSRA or any Affiliate of the Company.

Section 3.21    Compliance with Law.

(a)    Except as set forth on Section 3.21(a) of the Disclosure Schedule, the Company is and has been in compliance in all material respects with all Applicable Laws in connection with the operation of the Business or the ownership or use of any of the Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any Applicable Law in connection with the operation of the Business or the ownership or use of any of the Assets.

(b)    None of the Company, Sellers, or any manager, Employee, director, officer, shareholder or Affiliate or any consultant, agent or other Person operating for the benefit of the Company or Sellers has (i) taken any action (including with respect to obtaining Permits or effecting other transactions with any Governmental Authority) in violation of, or that is, or could be deemed to be, a violation of any Applicable Law, including any anti-bribery, anti-money laundering, anti-corruption, economic sanctions or similar such Laws of any jurisdiction in which the Company conducts the Business or (ii) given anything of value, directly or indirectly, to (A) any official or employee of a Governmental Authority, or candidate therefore, or (B) other Person, in each case while knowing that all or a portion of such thing of value will be offered, given or promised, was influencing any act or decision of such individual or inducing such individual to affect or influence any act or decision of any Governmental Authority.

(c)    All sales, purchases, imports, reimports, exports, reexports, deemed exports, deemed reexports, sales, transfers, retransfers, and releases (including in-country releases) of goods, technology, funds and services by the Company, Sellers or FSRA have been effected in compliance in all material respects with all applicable export control, sanctions, anti-boycott, embargo, money-laundering, international banking, trade and customs Laws or similar regulations of the United States or any jurisdiction applicable to the Company, Sellers or FSRA (whether by virtue of their respective jurisdictions of organization or the Business). There is no pending or, to the Knowledge of Sellers, threatened, investigation, inquiry or enforcement action against the Company, Sellers, or FSRA or any of their respective officers, directors or employees related to any violation or potential violation of any such Laws.

(d)    Except as set forth on Section 3.21(d) of the Disclosure Schedule, all Company Products comply in all material respects with all Applicable Laws, and any changes to Company Products hereafter made by the Company prior to Closing shall comply in all material respects with all Applicable Laws.

Section 3.22    Environmental Conditions. Except as set forth on Section 3.22 of the Disclosure Schedule:

(a)    The Company is in compliance with all Environmental Laws affecting the Real Property, the Assets, and the Business. No action, suit, Proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Knowledge of Sellers, threatened against, the Company alleging any failure of the Company to comply with any applicable Environmental Law, and there are no facts, events, circumstances or occurrences that could reasonably be expected to give rise to, or serve as a basis for, any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice. All past violations by the Company, or any Affiliate thereof in connection with the Business, of any Environmental Laws have been resolved without any ongoing costs or obligations to the Company or any of its Affiliates.

(b)    All environmental investigations, reports, studies, audits, tests, reviews sampling, or other analyses conducted in relation to the Real Property or the Business, to the extent commissioned by or in the possession of Sellers or the Company have been Made Available to Buyer. Sellers have Made Available to Buyer copies of all other material documents and records in any Seller’s or the Company’s possession or control concerning any condition of the environment with respect to the Real Property or with respect to any other real property related to the Business at which any Hazardous Material generated by the Company, any Seller or their Affiliates has been treated, stored, used, transported, manufactured, refined, handled, or disposed (including environmental assessments). To the Knowledge of Sellers, there are no conditions, facts or circumstances that reasonably could be expected to result in noncompliance in any material respect with any Environmental Laws at the Real Property or by Sellers or the Company.

(c)    Neither any Seller nor the Company is subject to, has entered into, or is contemplating entering into, any judgment, consent decree, injunction, ruling, or order of any Government Authority with respect to matters subject to regulation under any Environmental Law and the Company or any of its Affiliates are not subject to any judgement, decree, judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d)    Neither the Company nor any Affiliate thereof has used, stored, treated, transported, manufactured, refined, handled, produced, or disposed of, caused any spills or releases of, arranged for the disposal of or exposed any Person to any Hazardous Materials on, under, at, from or in any way that has given rise to, or could reasonably be expected to give rise to Liabilities or obligations under any Environmental Laws, including, without limitation, the Real Property (including the Prosser Facility and the Grandview Facility) or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(e)    To the Knowledge of Sellers, no prior owner of the Prosser Facility or the Grandview Facility or any tenant, subtenant, prior tenant or prior subtenant thereof has Released any Hazardous Materials on, under, at from or to, or in any way affecting any such property or asset, or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(f)    There has not been at any time any (i) off-site shipment of any Hazardous Materials by either any Seller, the Company or their Affiliates that currently gives rise to, or could give rise to, Liabilities or obligations under any Environmental Law or (ii) underground or aboveground storage tanks, underground piping, surface impoundments, disposal areas, or friable asbestos materials located on, under, at or in any way affecting the Real Property. Any and all activities to close, remove, remediate or dispose of any landfills, underground or aboveground storage tanks, surface impoundments, disposal areas or friable asbestos materials by either any Seller or the Company or their predecessors, was conducted in compliance with Environmental Laws.

(g)    Neither any Seller nor the Company has agreed to indemnify or hold harmless any other Person for any violation of Environmental Laws, except as set forth in this Agreement.

(h)    No Hazardous Materials exist on, or have been Released, or are in imminent threat of Release at, on, into or from the Real Property or otherwise by the Company or its Affiliates in connection with the Business.

(i)    Neither any Seller nor the Company has any material Seller Environmental Liabilities.

Section 3.23    Labor Matters.

(a)    Sellers have delivered to Buyer a true and complete list of all Employees and independent contractors as of the date hereof, including any such Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following, in each case solely to the extent such disclosure is allowed by Applicable Law: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) current target commission, bonus or other incentive-based compensation amounts, if any; (vi) total W-2 or IRS Form 1099 compensation for 2018; (vii) whether such individual is on leave and, as applicable, expected return-to-work date; (viii) classification as exempt versus non-exempt under the Fair Labor Standards Act and similar state Laws; (ix) visa status (if applicable); and (x) the amount of accrued and unused vacation time or other paid time off. No Employee has given notice of his or her intent to terminate his or her employment relationship with the Company. No independent contractor has given notice of his or her intent to terminate an independent contractor relationship with the Company. Except as set forth on Section 3.23(a) of the Disclosure Schedule, the Company has not involuntarily terminated, reduced by more than 50% the hours of, or laid off any employees in the 90 days prior to the date hereof or prior to the Closing Date.

(b)    Except as set forth in Section 3.23(b) of the Disclosure Schedule, as of the Execution Date, all compensation, including wages, commissions, bonuses, fees, or other compensation payable to all Employees or any other employees or independent contractors of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings, or commitments of Seller regarding any compensation, wages, commissions, bonuses, or fees other than ordinary course employment obligations for current wages, consistent with past practice and the Transaction Bonuses.

(c)    There is no, and since July 1, 2016 there has not been any, unfair labor practice charge or complaint or representation petitions or other similar petitions or requests for representation against the Company pending or threatened before the National Labor Relations Board or any other Governmental Authority or comparable authority.

(d)    Except as set forth on Section 3.23(d) of the Disclosure Schedule, the Company has not recognized any labor union as the representative of any or all of its employees, and the Company is not a party to or bound by any collective bargaining agreement. There has been no union organization campaign involving the Company or its current or former employees at any time since July 1, 2016.

(e)    Except as set forth on Section 3.23(e) of the Disclosure Schedule, there is no, and since July 1, 2016 there has not been any, Proceeding, charge, complaint, governmental investigation, citation or action of any kind pending or threatened in writing or threatened against the Company relating to labor practices, employment, employment practices, terms and conditions of employment, collective bargaining, immigration, workers’ compensation, occupational health and safety, plant closings or wages and hours (including any Proceedings alleging the Company is a joint employer with another entity, or any matters relating to overtime or employee classification) and, no facts exist that could reasonably be expected to give rise to such claims or Proceedings.

(f)    There are no pending or threatened strikes, lockouts, pickets or other work stoppages or slowdowns involving or affecting any persons employed by the Company.

(g)    No allegations of sexual harassment have been made against any employee, contractor, director, officer or representative of the Company. Neither the Company, nor any Seller, has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee, contractor, director, officer or other representative.

(h)    The Company is in material compliance with all Laws respecting labor and employment and employment practices, terms and conditions of employment, collective bargaining, immigration, occupational health and safety, payment of vacation and sick pay, wages and hours and overtime. The Company has correctly classified all individuals who have provided services to the Company as employees or independent contractors and has correctly classified all employees as either exempt or non-exempt. The Company is in compliance with all notice and other requirements under WARN and it has no Liabilities pursuant thereto. The Company has not implemented or been involved in any “mass layoff” or “plant closing” (or any similar event or occurrence) (as defined in WARN) within the last six years preceding the Execution Date. There is no accrued and outstanding but unpaid payment (wages, allowances and otherwise) or other benefit required to be provided to any current or former employee of the Company. Upon the termination of any Employee, the Company will not be liable for severance of any kind pursuant to any legal obligation, including a severance pay plan.

Section 3.24    No Adverse Change.

(a)    Since June 30, 2018, there has been no Material Adverse Effect. Except as set forth on Section 3.24(a) of the Disclosure Schedule, to the Knowledge of Sellers, there has been no change, event, effect, claim, circumstance or matter which, as of the date hereof, could reasonably be expected to cause a Material Adverse Effect in the future.

(b)    Since June 30, 2018, the Business and the Company have been operated in the ordinary course and substantially in the same manner as previously conducted, and, except as set forth on Section 3.24(b) of the Disclosure Schedule, there has not been any:

(i)    change in the Company’s authorized or issued capital stock, grant of any option or right to purchase equity of the Company, issuance of any security convertible into capital stock of the Company, grant of any registration rights, purchase, redemption, retirement or other acquisition by the Company of any such capital stock, declaration or payment of any dividend or other distribution or payment in each case in respect of capital stock, or split, combination or reclassification of any capital stock of the Company;

(ii)    amendment of the articles of incorporation, bylaws or other organizational documents of the Company;

(iii)    split, combination, redemption, purchase, reclassification or other acquisition, directly or indirectly of any capital stock of the Company;

(iv)    authorization for issuance, issuance, sale, delivery or other disposition of (i) any capital stock of the Company, or (ii) grant of any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (A) capital stock of, or other equity or voting interest in, the Company, (B) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of the Company or (C) other equity or voting interest in, the Company, including options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock of the Company;

(v)    declaration, set aside or payment of any dividends or distributions on or in respect of any of its ownership interests, whether in cash or in kind, or redemption, purchase or acquisition of its ownership interests, except as provided in Section 2.5(a);

(vi)    change in any method of accounting or accounting practice of the Company, except as required by GAAP or Applicable Law or as disclosed in the notes to the Financial Statements;

(vii)    incurrence, assumption, guarantee or modification of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(viii)    sale, transfer, lease, license, abandonment, cancellation or other disposition of any Assets or properties in an amount exceeding $50,000 in the aggregate, other than sales of inventory for a fair consideration in the ordinary course of business consistent with past practice;

(ix)    grant or increase in the compensation, benefits, severance or termination pay of its shareholders, officers or Employees, other than in the ordinary course of business consistent with past practice;

(x)    adoption, amendment, termination or modification of any Employee Benefit Plan, other than as legally required or as otherwise expressly provided in this Agreement;

(xi)    termination by the Company of any salaried Employee whose annual salary is $50,000 or higher;

(xii)    acquisition by merger or consolidation with, or by purchase of a business line, business, substantial portion of the assets or stock or other equity interests of any business or any Person or any division thereof in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xiii)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiv)    entrance into any Contract, lease or license (or series of related Contracts, leases, and licenses) involving more than $50,000 on an annual basis or material amendment to or termination of any Material Contract outside of the ordinary course of business consistent with past practice;

(xv)    acceleration, termination, modification or cancellation of any Contract, lease, agreement or license (or series of related Contracts, leases, agreements and licenses), by the Company or any other party, involving payments of more than $50,000 on an annual basis to which the Company is a party or by which it is bound;

(xvi)    imposition of any Lien upon any of the Company’s properties or Assets;

(xvii)    capital expenditures (or series of related capital expenditures) or commitment therefor or entrance into any operating lease or acquisition of any Assets (other than inventory in the ordinary course of business consistent with past practices) involving more than $100,000 or entrance into any Contract (whether or not enforceable) with respect to the foregoing;

(xviii)    formation of any Subsidiary;

(xix)    writing off as uncollectible any notes or accounts receivable, except write offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(xx)    Tax election or settlement and/or compromise of any Tax Liability; preparation of any Tax Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns; incurrence of any material Liability for Taxes other than in the ordinary course of business, or filing of amended Tax Returns or a claim for refund of Taxes with respect to the income, operations or property of the Company;

(xxi)    payment, discharge, settlement or satisfaction of any actions or Liabilities;

(xxii)    loans, advances or capital contributions to or investments in, any other Person;

(xxiii)    plan, announcement, implementation or reduction in force, layoff, early retirement program, severance program or other program or effort concerning the termination of employment of Employees of the Company (other than routine employee terminations);

(xxiv)    sale, assignment, transfer, license, sublicense, covenant not to assert, abandonment, lapsing or other disposition of any material Intellectual Property, except for non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

(xxv)    (i) noncompliance with the matters set forth on Section 5.1 (as if in effect) and (ii) actions taken with regards to the matters set forth on Section 5.2;

(xxvi)    change in the status of any Permit, other than renewals in the ordinary course of business; or

(xxvii)    Contract to do any of the foregoing, or any action or omission that could result in any of the foregoing.

Section 3.25    Employee Benefit Plans.

(a)    Each Employee Benefit Plan is listed on Section 3.25(a) of the Disclosure Schedule. With respect to each Employee Benefit Plan, the Company has Made Available to Buyer, to the extent applicable, copies of: (i) the current plan documents and all amendments thereto or a written description of any Employee Benefit Plan that is not in writing; (ii) the most recent summary plan descriptions and summaries of material modifications; (iii) the most recent benefits manual, employee handbook, and open enrollment materials; (iv) the most recent financial statements; (v) the most recent actuarial report; (vi) the most recent determination or opinion letter received from the IRS; (vii) the most recent annual report on Form 5500; (viii) any Form 8928 filed during the prior five years; (ix) any compliance filings made and all material correspondence during the last three years to or from the Department of Labor, IRS, or other Governmental Authority; (x) the most recent nondiscrimination testing results for the past three years; (xi) the current trust agreement, insurance policy and any other Contract relating to the funding, investment or administration of such Employee Benefit Plan; (xii) all information regarding determination of full-time status of Employees for purposes of the Affordable Care Act, including any look-back measurement periods thereunder, for the last three years; and (xiii) any other material Employee Benefit Plan-related document requested by Buyer. Except as specifically provided in the foregoing documents Made Available to Buyer, or as set forth on Section 3.25(a) of the Disclosure Schedule: (A) there are no amendments to any such Employee Benefit Plan that have been adopted, approved, implemented, planned or proposed that could reasonably be expected to affect any current or former employee, leased employee, independent contractor, officer or director of the Company or their beneficiaries; and (B) except as required to comply with Applicable Law, neither the Company nor any ERISA Affiliate has undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan covering current or former employees, leased employees, independent contractors, officers or directors of the Company or any ERISA Affiliate or their beneficiaries.

(b)    Each Employee Benefit Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and all Applicable Laws. Except as set forth on Section 3.25(b)(i) of the Disclosure Schedule, all contributions to, premiums for, and payments from, the Employee Benefit Plans (including all employer contributions and employee salary reduction contributions, if any) that are required to have been made in accordance with such Employee Benefit Plans, ERISA or the Code have been timely made or, to the extent not required to be paid on or before the date hereof, adequately reserved for in the Financial Statements. Except as set forth on Section 3.25(b)(ii) of the Disclosure Schedule, all required reports and descriptions have been timely filed and/or distributed with respect to each Employee Benefit Plan. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without Liabilities to the Company, other than ordinary administration expenses typically incurred in a termination event.

(c)    There are no Proceedings or other reviews which are ongoing or have been completed since July 1, 2016 by any Governmental Authority; and there are no termination proceedings or other claims (except routine claims for benefits payable under the Employee Benefit Plans) or Proceedings against or involving any Employee Benefit Plans or asserting any rights to or claims for benefits or breach of duty under any Employee Benefit Plans, and none have been threatened and, to the Knowledge of Sellers, there are no facts or circumstances that could form the basis for any such claim.

(d)    With respect to each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) and related sections of the Code, (i) the IRS has issued a favorable determination or opinion letter as to the form of such plan (or an application for a determination letter is currently pending), (ii) such plan has been amended on a timely basis to comply with applicable requirements of the Code and (iii) no facts or circumstances exist that could reasonably be expected to adversely affect such plan’s qualification under Section 401(a) and related sections of the Code or the unavailability of reliance on such determination or advisory letter from the IRS.

(e)    No Employee Benefit Plan is, and neither now, nor in the past six years has, the Company or any ERISA Affiliates maintained, participated in, contributed to or had an obligation to contribute to, or had any actual or contingent Liability to (i) an employee benefit plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA); (iii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.2) or a plan subject to Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law), or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits. No Employee Benefit Plan holds any employer security (within the meaning of Section 407(d)(1) of ERISA) or employer real property (within the meaning of Section 407(d)(2) of ERISA), and no commitment has been made that could require any Employee Benefit Plan to hold any such employer security or employer real property. No Employee Benefit Plan providing medical or welfare benefits is self-insured by the Company (including any plan pursuant to which a stop loss policy or contract applies).

(f)    The Company and Sellers have not, and, to the Knowledge of Sellers, no other Person has, engaged in any transaction with respect to any Employee Benefit Plan that could subject the Company to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other Applicable Law.

(g)    No Employee Benefit Plan provides health care or other welfare benefits (through insurance or otherwise), or for the continuation of such benefits or coverage, in any case, after retirement or other termination of employment, except for continuation coverage as required by COBRA, and then only to the extent that the former employee and, if applicable, dependent pays the “applicable premium” as defined in COBRA. The requirements of COBRA and any applicable state insurance Laws have been met with respect to each Employee Benefit Plan that is a welfare plan.

(h)    Except as set forth on Section 3.25(h) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (either alone or together with any other event) (i) entitle any individual to any bonus, severance, retirement, termination, retention, change in control or other benefits or compensation (except as set forth herein), (ii) accelerate the time of payment or vesting or trigger or require any payment funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or give rise to any other obligation pursuant to any Employee Benefit Plan, (iv) prohibit any Employee Benefit Plan from being amended or terminated, or (v) result in, or be characterized as, an “excess parachute payment” within the meaning of Section 280G of the Code. There is no obligation to reimburse, indemnify, or otherwise “gross-up” any Person for the Tax set forth under Section 409A or Section 4999 of the Code.

(i)    Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(l) of the Code) is, and since July 1, 2016, has been in compliance with Section 409A of the Code, and no participant in such an Employee Benefit Plan has become subject to the Tax imposed by Section 409A(a)(1)(B) of the Code, and there is no obligation to reimburse, indemnify, or otherwise “gross-up” any person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(j)    Each such Employee Benefit Plan that constitutes a “group health plan” has been operated and administered in compliance with the Affordable Care Act and the applicable regulations and guidance thereunder. Neither the Company nor any ERISA Affiliate owes any Taxes imposed by Code Section 4980H. Neither the Company nor any ERISA Affiliate has incurred, and no condition exists with respect to any Employee Benefit Plan that could reasonably be expected to subject any of them to, any Tax, fine, interest or penalty or other Liability imposed by the Affordable Care Act.

Section 3.26    Customers and Suppliers.

(a)    Section 3.26(a) of the Disclosure Schedule sets forth (i) the name of each Customer for which the Company is currently engaged in an active project in 2019 accounting for revenue of $500,000 or more; (ii) the name of each Customer accounting for revenue to the Company of $500,000 or more in any of the last three fiscal years; and (iii) the name of each supplier providing goods or services with value of $500,000 or more in any of the last three fiscal years (collectively, the “Material Customers and Suppliers”); and the amount of consideration paid by or to each Material Customer and Supplier during the last three fiscal years. There are no current disputes or other facts which could reasonably be expected to materially and adversely affect Company’s relationship with any Material Customers and Suppliers. Except as set forth on Section 3.26(a) of the Disclosure Schedule, no Material Customer and Supplier has, other than with respect to completed projects, (i) terminated any Contract with the Company, (ii) provided notice to any Seller or the Company of its intention to terminate any such Contract, or (iii) provided notice to any Seller or the Company that it may (A) cease doing business with the Company (including ceasing to supply the Company with, or purchase from the Company, products or services) or (B) otherwise materially and adversely modify its relationship with the Company or materially limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company.

(b)    Section 3.26(b) of the Disclosure Schedule sets forth a chart showing (i) the Material Customers and Suppliers for fiscal year 2019, (ii) the total three-year consideration either paid to the Company or paid by the Company, (iii) the length of the relationship with such Material Customers and Suppliers, and (iv) whether there is a verbal and/or written Contract with such Material Customers and Suppliers. Other than as set forth on Section 3.26(b) of the Disclosure Schedule, each Contract with Material Customers and Suppliers are set forth on Section 3.9(a) of the Disclosure Schedule.

Section 3.27    Inventory. Except as set forth on Section 3.27 of the Disclosure Schedule, all Inventory was produced, purchased, acquired or ordered, and has been maintained, in the ordinary course of business consistent with past practices of the Company and consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been, or shall be as of the Effective Time, written off or written down to net realizable value in accordance with GAAP as will be reflected on the Closing Balance Sheet. The quantities of each item of Inventory have not materially increased or decreased except in the ordinary course of business and are consistent with past practices of the Company in all material respects. Except as set forth on Section 3.27 of the Disclosure Schedule, all items of Inventory are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements and are valued at the lower of cost or market, all in accordance with GAAP. All Inventory of the Company is located at the Real Property.

Section 3.28    Fees and Expenses of Brokers and Others.

(a)    Except as set forth on Section 3.28(a) of the Disclosure Schedule, the Company has no Liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions described in this Agreement, and the Company has not entered into any Contract or otherwise retained any broker or other intermediary to act on its behalf in connection with the transactions described in this Agreement.

(b)    Except as set forth on Section 3.28(b) of the Disclosure Schedule, no Seller has committed to any Liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions described in this Agreement, and no Seller has retained any broker or other intermediary to act on its behalf in connection with the transactions described in this Agreement.

Section 3.29    Bank Accounts. Section 3.29 of the Disclosure Schedule sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and the Persons authorized to sign or otherwise act with respect thereto. Section 3.29 of the Disclosure Schedule sets forth a complete and correct list of all Persons holding a general or special power of attorney granted by the Company and a complete and correct copy of such power of attorney.

Section 3.30    Warranties; Rebates.

(a)    The Company has not incurred, during any of its last three fiscal years, or from June 30, 2019 to the date of this Agreement, in respect of claims for the failure of products or services provided by the Company to comply with any warranty, Contract or Law that exceed $500,000 in the aggregate on an annualized basis. Since July 1, 2016, all Company Products have been in conformity in all material respects with all applicable contractual commitments and warranties. The standard written warranties covering Company Products provided by the Business which have not yet expired have been Made Available to Buyer. Except as specifically described on Section 3.30(a) of the Disclosure Schedule, since July 1, 2016, no Company Products are the subject of any applicable warranties other than those that have been Made Available to Buyer.

(b)    Section 3.30(b) of the Disclosure Schedule sets forth a list of all (i) written Customer complaints or other actual or asserted noncompliance of the Company Products with applicable contractual commitments or express or implied warranties or Laws since July 1, 2016 and (ii) Proceedings pending against the Company at any time since July 1, 2016 (whether such Proceedings have since been completed or remain pending) in respect of any of the foregoing.

(c)    Except as set forth on Section 3.30(c) of the Disclosure Schedule, the Company has not entered into, or offered to enter into, any Contract, commitment, mark-down, buy-in, co-op or other arrangement pursuant to which the Company would be obligated to make any rebates, prebates, payment of earned income, discounts, promotional allowances or similar payments or arrangements, in each case, in excess of $50,000, individually or in the aggregate, to any Customer on a per annum basis.

Section 3.31    No Insolvency. Neither the Company nor any Seller is the subject of any pending, rendered or threatened insolvency or similar proceedings of any character. Neither the Company nor any Seller has made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such insolvency or similar proceedings. The Company, and each of its Affiliates that own assets or real property in connection with the Business, is solvent.

Section 3.32    Acknowledgement. Each Seller acknowledges that such Seller has been provided reasonable opportunity to review this Agreement and discuss the terms and conditions of this Agreement with such Seller’s legal counsel and tax advisors and ask management of the Company questions with respect to this Agreement and the transactions described herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

Section 4.1    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has all necessary corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents.

Section 4.2    Enforceability; Authorization. This Agreement is, and the other agreements, documents, instruments and certificates required hereby to which Buyer is a party will be, when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity. Buyer has the power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the other agreements, documents, instruments and certificates required hereby to which Buyer is a party.

Section 4.3    No Violation or Conflict. The execution, delivery and performance (consistent with their terms) by Buyer of this Agreement and all of the other agreements, documents, instruments and certificates required hereby to which Buyer is a party do not and will not conflict with or violate (a) the charter, bylaws or other organizational documents of Buyer, or (b) any Law, judgment, order or decree binding on Buyer.

Section 4.4    No Consents. Other than filings under the HSR Act, no consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions described in this Agreement.

Section 4.5    Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or proposed or threatened that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions described in this Agreement.

Section 4.6    Availability of Funds. Buyer represents that it has and at Closing will have adequate funds to purchase the Purchased Shares at Closing and that it will consummate the transactions described in this Agreement without any financing contingency.

Section 4.7    Fees and Expenses of Brokers and Others. Other than with respect to any Liabilities, expenses or fees owed to J.P. Morgan Securities LLC, Buyer is not committed to any Liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions described in this Agreement, and Buyer has not retained any broker or other intermediary to act on its behalf in connection with the transactions described in this Agreement.

Section 4.8    Solvency. Assuming the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects and the Company is not insolvent (as described in clauses (i), (ii), or (iii) below) immediately prior to the Closing (without giving effect to any transactions to be entered into in connection with the completion of the transactions contemplated by this Agreement), and after giving effect to the transactions contemplated by this Agreement, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable Liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts (and does not immediately plan to incur debt) beyond its ability to pay as they become due.

Section 4.9    Investigation. Buyer has been afforded reasonable access to the books, records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company. Buyer has conducted a reasonable due diligence investigation of the Company and has received satisfactory answers to all inquiries it has made respecting the Company and its business (the “Due Diligence Investigation”). In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on (a) the results of its Due Diligence Investigation and (b) the representations and warranties expressly and specifically set forth in this Agreement and any Disclosure Schedule, Exhibit or certificate delivered pursuant to this Agreement. Buyer hereby acknowledges and agrees that Sellers do not make any representations or warranties to Buyer, express or implied, other than those representations and warranties set forth in this Agreement and any Disclosure Schedule, Exhibit or certificate delivered pursuant to this Agreement; provided that such limitation shall not apply in the case of fraud, willful breach or intentional misrepresentation.

Section 4.10    Investment Intent. Buyer is acquiring the Purchased Shares solely for its own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Purchased Shares or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Purchased Shares and to make an informed investment decision with respect to such purchase. Buyer will refrain from transferring or otherwise disposing of any of the Purchased Shares acquired hereunder or any interest therein in any manner that may cause Sellers to be in violation of the Securities Act or any applicable state securities Laws.

ARTICLE V

COVENANTS AND OTHER MATTERS PENDING THE CLOSING

Section 5.1    Affirmative Covenants. From the date hereof through the earlier of the termination of this Agreement or the Closing, except as otherwise permitted by this Agreement, or as set forth on Section 5.1 of the Disclosure Schedule or otherwise to the extent consented to by Buyer in writing, Sellers shall cause the Company to (and the Company shall):

(a)    conduct and operate the Business and the Company, only in the ordinary course of business, and use commercially reasonable efforts to (i) keep available the services of Employees and agents providing services in connection with the Business and the Company as necessary to conduct and operate the Business, and the Company, in the ordinary course of business; (ii) preserve all of the Company’s (or any Affiliates’ if associated with the Business) certificates, Permits, and other authorizations and other rights issued by any Governmental Authority; and (iii) maintain all goodwill and relationships of Employees, subscribers, landlords, lenders, suppliers, Governmental Authorities and others having relationships with the Business and the Company;

(b)    continue to (i) collect accounts receivable in a manner consistent with past practice and in the ordinary course of business, without discounting such accounts receivable other than to the extent in the ordinary course of business and consistent with past practices, (ii) maintain the payment of accounts payable and pay such accounts payable or other Liabilities of the Company or the Business in advance of their due date or the due date when the same would have been paid in the ordinary course of business, and (iii) perform in all material respects all of its obligations under the Contracts;

(c)    continue marketing and advertising activities with respect to the Company and the Business at least at the same level as was conducted in the ordinary course prior to the Execution Date, unless such changes are made in the ordinary course of business and consistent with past practices;

(d)    maintain (i) the Assets in operating condition and repair for the purposes for which they are used, ordinary wear and tear excepted, consistent with past practices, (ii) equipment and inventory at levels consistent with past practices, and (iii) its Books and Records and accounts in the usual, regular and ordinary manner on a basis consistent with past practices;

(e)    maintain in full force and effect the Insurance Policies currently maintained on the Assets (or policies providing substantially the same coverage);

(f)    make all necessary or reasonably appropriate expenditures or commitments for capital expenditures that could reasonably be expected to contribute to the growth of the Business and the Company in the ordinary course of business consistent with the capital expenditure plan presented to Buyer (the “2019 Capex Budget”);

(g)    fully comply in all material respects with all Applicable Laws and Permits, including all certification procedures and regulations. Sellers’ Representative shall promptly notify Buyer if they, the other Sellers, or the Company, become aware of any material adverse proposed Law that could be reasonably likely to adversely affect the Company’s ability to label its Company Products as “organic”;

(h)    in the event that any Company Product is recalled or withdrawn prior to Closing, the Company will promptly notify the Buyer and will remove any such Company Product from customer locations and dispose of or return such Company Products as required by Law;

(i)    preserve intact the current business organization of the Company.

Section 5.2    Negative Covenants. Without limiting the provisions of Section 5.1, from the date hereof through the earlier of the termination of this Agreement or the Closing, except (a) as otherwise permitted by this Agreement, or (b) as set forth on Section 5.2 of the Disclosure Schedule, Sellers shall not permit the Company, or its Affiliates (if connected to the Business) to (and the Company and its applicable Affiliates connected to the Business shall not), without the prior written consent of Buyer:

(a)    modify or amend in any respect, terminate, or assign any Material Contract to which the Company is a party, or waive, release or assign any rights or claims under any Material Contract to which the Company is a party, or violate any term of any Material Contract to which the Company is a party;

(b)    declare, set aside or pay any distributions (whether in cash, equity or property), or split, combine or reclassify the Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Shares, other than as provided in Section 2.5(a);

(c)    issue, grant, deliver, transfer or sell or authorize or propose the issuance, grant, delivery, transfer or sale of, or purchase, redeem or otherwise acquire or propose the purchase, redemption or acquisition of, any Shares, capital stock or options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any capital stock;

(d)    cause or permit any amendments or restatements to the Company’s articles of incorporation, bylaws, or any other organizational documents or appoint any officer or director of the Company;

(e)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in any amount;

(f)    sell, assign, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its Assets, other than the Excluded Assets, other than in the ordinary course of business;

(g)    change or modify in any material respect any cash management practice or policy in respect of inventory control, prepayment of expenses, deferral of revenue or acceptance of Customer deposits;

(h)    amend or modify any Existing Real Property Lease;

(i)    create, incur, assume or guarantee any Indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others unless the full amount thereof is paid in full at or prior to Closing and any guarantee is released at or prior to Closing;

(j)    grant, pay or commit to pay any severance or termination pay, any bonus or other incentive compensation or any other increase in compensation or benefits to any Person, unless the full amount of such grant, payment or commitment is included as a Transaction Expense paid at Closing or is otherwise paid in full prior to the Closing, other than the Transaction Bonuses;

(k)    hire any salaried Employees (other than to fill vacancies for Employees with annual base compensation below $50,000, and then only in the ordinary course of business), or terminate the employment of any salaried Employee with annual base compensation in excess of $50,000;

(l)    except as required by GAAP, make any material change in accounting principles or the methods by which such principles are applied for financial accounting purposes;

(m)    pay, discharge or satisfy any Indebtedness or other Liability other than payment, discharge or satisfaction in the ordinary course of business;

(n)    make, change or rescind any Tax election, change a taxable year end, adopt or change any accounting method for Tax purposes, amend any Tax Return, settle any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

(o)    fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the Execution Date;

(p)    enter into any strategic alliance, partnership or joint venture;

(q)    make, or commit to making, capital expenditures outside of the 2019 Capex Budget by more than $100,000 in the aggregate;

(r)    agree or consent in writing to any matter in connection with any proceeding by or before any Governmental Authority other than as required in the ordinary course of business;

(s)    other than the Transaction Bonuses, (i) increase or change the compensation or benefits (including without limitation increases or changes in salary, wage, incentive compensation, severance or other benefits) of an Employee other than in a manner consistent with past practice for any Employee who is not an officer of the Company or whose annual salary is less than $50,000; (ii) adopt, terminate, modify or amend any Employee Benefit Plan or any plan, program, policy, agreement or arrangement that if entered into prior to the date hereof would constitute an Employee Benefit Plan; (iii) enter into any collective bargaining agreement, union contract or similar labor arrangement with respect to Employees; (iv) loan or advance any funds (or forgive any loan or advance of any funds) to any Employee; or (v) grant, pay, or commit to pay any payment or benefit that would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(t)    take any action which could reasonably be expected to result in the revocation, suspension, cancellation, surrender or any adverse modification of, forfeit, or fail to timely renew, any of the Permits, Contracts, or Existing Real Property Leases;

(u)    adversely modify, cancel, surrender, terminate, or suspend, or knowingly suffer to exist any modification, cancellation, surrender, termination or suspension of any Permit;

(v)    settle or compromise any Proceeding or other litigation related to the Business or the Company if such settlement or compromise could be reasonably likely to adversely affect the operation of the Business or the Company after Closing; provided, that Sellers discharge any prior obligation with respect thereto prior to the Closing;

(w)    make any loan, advance or capital contribution to, or debt or equity investment in any Person, or acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or equity of, any business or entity;

(x)    (i) enter into any agreement or arrangement with any director, equityholder, manager, independent contractor, Employee or officer of the Company or any direct or indirect Affiliate of any one or a group of the foregoing, (ii) modify any such agreement or arrangement, or (iii) enter into any Contract between the Company, on the one hand, and any Seller, on the other hand, other than the Transaction Bonuses;

(y)    Cause or permit any change to any Permit, other than as required in connection with the transactions contemplated by this Agreement or by Applicable Law; or

(z)    enter into any agreement or otherwise commit to take any actions described in the foregoing clauses.

Section 5.3    Access.

(a)    From the date hereof through the Closing Date, Sellers shall, and shall cause the Company to, provide Buyer and Buyer’s authorized agents, officers and representatives who have a need to know such information (a) reasonable access to the Books and Records, the board of directors and officers of the Company, the Company’s accountants, including any work papers and memoranda which have been provided to the Company by the Company’s accountants, all Customer and supplier lists (past and present) and the operations of the Company’s business; provided, however, that such examinations and investigations shall be conducted during the Company’s normal business hours and shall not unreasonably interfere with the Company’s operations and activities, and provided further that the Sellers’ Representative, James E. Gauley, or Terry G. Chambers will have the right to consent to any site visit in advance and will have the right to be present at any such visits, (b) copies of all such Contracts, Permits, Books and Records and other existing documents and data of the Company and the Business as Buyer may reasonably request (other than to the extent primarily related to Excluded Assets), and (c) such additional financial, operating and other data and information of the Company as Buyer may reasonably request (other than to the extent primarily related to the Excluded Assets); provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers’ Representative in such a manner as not to interfere with the normal operations of the Company. Sellers shall, and shall cause representatives of Sellers and the Company to, cooperate with Buyer in its investigation of the Business and the Company. All requests by Buyer for access pursuant to this Section 5.3 shall be submitted or directed exclusively to Sellers’ Representative, James E. Gauley, or Terry G. Chambers, or to such other individuals as Sellers’ Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers’ Representative’s sole discretion: (x) cause significant competitive harm to Sellers, the Company, and the Business if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any Applicable Law, Contract, or fiduciary duty. Prior to the Closing, with the assistance of the Sellers’ Representative, James E. Gauley, or Terry G. Chambers, Buyer may contact any suppliers to, or Customers of, the Company and the Parties acknowledge and agree that it is the intent of the Parties to allow Buyer, along with the Sellers’ Representative, James E. Gauley, or Terry G. Chambers, to conduct meetings with the Company’s current Customers with the cooperation and involvement of the Company upon notice to Sellers’ Representative. Upon receipt of any such notice, Sellers shall use their commercially reasonable efforts to facilitate such discussions or meetings, and Sellers will have the right to participate in any such discussions or meetings. Except with the consent of the Seller’s Representative, James E. Gauley, or Terry G. Chambers, Buyer will not discuss the transaction with any Employees other than Sellers and the Employees listed on Schedule 1.1(e). No investigation by Buyer or its representatives or other information received by Buyer or its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Sellers or the Company pursuant to this Agreement.

(b)    In the event that the Closing does not occur, Buyer will repair and restore to its prior condition in all material respects any damage caused by the negligence of Buyer or any of its representatives during any physical inspection of the Business, and Buyer will indemnify, defend, and hold Sellers and the Company harmless from and against all actual Losses suffered or incurred as a result or, arising from, or in connection with (i) any property damage to the Business, and (ii) any injury or death to or of any Person, in each case, caused by the negligence of Buyer or its representatives in the course of Buyer’s investigation of the Business or other activities (which such obligations will survive the termination of this Agreement, but not the Closing). Sellers shall not have any Liability for any damage caused by Buyer in the course of diligence activities, unless caused by Sellers’ or the pre-Closing Company’s negligence.

(c)    For a period of seven years after the Closing Date or, if greater, the applicable period specified in the Company’s applicable document retention policy, Sellers shall, and shall cause their Affiliates in connection with the Business, to, (i) retain the Books and Records relating to the Business relating to periods prior to and including the Closing Date, to the extent not included in the Assets, and (ii) upon reasonable notice, afford Buyer or its representatives reasonable access (including the right to make, at Buyer’s sole expense, photocopies), during normal business hours, to such Books and Records for any reasonable purpose in connection with matters relating to or affected by the operations of the Business on or prior to the Closing Date (other than to the extent primarily related to the Excluded Assets). Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer or the Company if such disclosure would: (x) jeopardize any attorney-client privilege; or (y) contravene any Applicable Law, confidentiality agreement, or fiduciary duty.

Section 5.4    Cooperation; Efforts. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under Applicable Law, to consummate the transactions described in this Agreement. Sellers and the Company shall use commercially reasonable efforts to obtain all Consents, approvals and waivers required to effect the transactions described in this Agreement, including, without limitation, the Required Consents and any consents or approvals necessary to insure that all Permits continue in full force and effect after the Closing Date.

Section 5.5    Consents; Filings with Governmental Authorities.

(a)    Each of the Parties shall (and Sellers shall cause the Company and each of its Affiliates to) use their respective commercially reasonable efforts to obtain all Consents, including all Required Consents, from any third party that are required, in connection with the consummation of the transactions contemplated hereby. In addition, the Company and Sellers shall (and Sellers shall cause the Company and each of its Affiliates to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent applicable, each of the Parties will file (and Sellers will cause each of the Company and its Affiliates, as applicable, to file) as promptly as practicable, but in any event within five Business Days of the Execution Date (unless otherwise agreed by the Parties) any notification and report forms and related material that may be required to file under the HSR Act or any Antitrust Laws or by any Governmental Authority, and promptly will make (and Sellers will cause each of the Company and its Affiliates, as applicable, to make) any further filings and supply any additional information and documentary material that may be reasonably requested pursuant thereto. Buyer and Sellers shall share equally in paying the filing fees with respect to any filings required under the HSR Act or any Antitrust Laws or by any Governmental Authority.

(b)    Without in any way limiting the foregoing, Buyer and each Seller shall consult and cooperate with one another and consider in good faith the views of one another in connection with any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act and any other Antitrust Laws, and communicate with applicable Governmental Authorities, including the Federal Trade Commission and the Department of Justice, and other third parties in connection with the HSR Act and any other applicable Antitrust Law. In furtherance of the foregoing, each Party shall promptly notify the other Parties of any substantive communication it or any of its representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed substantive communication by such Party to any Governmental Authority. Each of the Parties shall permit outside counsel of the other Party to be present or participate in any materially substantive call, discussion, or meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation, Proceeding or other inquiry unless (i) prohibited by such Governmental Authority or (ii) it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate at such call, discussion or meeting. Each Party hereto shall, and shall cause its representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the Antitrust Laws, including under the HSR Act. Each Party to this Agreement shall, and shall cause its outside counsel to, provide each other with copies of all correspondence, filings (excluding Buyer’s HSR Act Form documentation or similar documentation submitted to Governmental Authorities under the Antitrust Laws) or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Company and competitively sensitive information; (B) as necessary to comply with contractual arrangements or Applicable Law; and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)    Subject to Applicable Law, Buyer and each Seller shall use (and Sellers shall cause the Company to use) commercially reasonable efforts to (i) furnish to each other all information required for any application or other filing or submission to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any oral communication with, and provide copies of written communications from, any Governmental Authority regarding any such filings or any such transaction, (iii) provide the other Party in advance, with a reasonable opportunity for review and comment thereon, copies of any material written communication to a Governmental Authority under any Antitrust Law relating to the transactions contemplated by this Agreement, (iv) not participate in any material meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving Buyer, on one hand, or the Sellers’ Representative (on behalf of Sellers and the Company), on the other hand, prior notice of the meeting and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate and (v) consult and cooperate with one another in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to Proceedings under the HSR Act or other Antitrust Laws. Sellers and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors, managers, or shareholders of the recipient, or to anyone else, unless express written permission (not to be unreasonably withheld, conditioned or delayed) is obtained in advance from the source of the materials (Sellers, the Company or Buyer, as the case may be).

(d)    Buyer and each Seller shall use (and Sellers shall cause the Company to use) commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act and any other Antitrust Laws. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Buyer and each Seller shall cooperate and use (and Sellers shall cause the Company to cooperate and use) commercially reasonable efforts to contest and resist every such Proceeding. For the avoidance of doubt, “commercially reasonable efforts” under this Section 5.5(d) shall not impose upon Buyer any obligation to agree to effect (i) the sale, divestiture, disposition, licensing, or holding separate of one or more businesses, product or service lines or assets of Buyer, its Affiliates or the Company or (ii) any limitations on Buyer’s freedom of action with respect to one or more businesses, product or service lines, or assets of Buyer, its Affiliates or the Company. The Parties hereby agree to request early termination of the waiting period under the HSR Act, and to pursue similar relief from the waiting periods imposed by Governmental Authorities under the Antitrust Laws where reasonably available.

(e)    Sellers will be responsible for, and will pay, any amounts required to be paid in connection with obtaining any Required Consent, provided, however, that Buyer will be responsible for, and will pay, any amounts to be paid in connection with obtaining any new Permits, obtaining any third party Consent that is not a Required Consent, or in connection with any amendments, extensions, new contracts, or other special or additional requests proposed or required by Buyer that are not necessary or required by the terms of the pertinent Contract or Permit in connection with obtaining any third party Consent, other than in connection with any filings to be made or actions to be taken pursuant to the HSR Act or any other Antitrust Laws pursuant to Section 5.5(a).

Section 5.6    Exclusivity.

(a)    From the Execution Date until the earlier of (i) the termination of this Agreement or (ii) the Closing, each Seller shall not (and shall not permit the Company and each of their respective Affiliates, agents and representatives to), directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or provide any information to, or waive, terminate or modify any provision of any contractual “standstill” or similar obligations of, any Person (other than Buyer or any of its Affiliates) in furtherance of any purchase, sale, transfer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, tender or exchange offer, joint venture, liquidation, dissolution or similar transaction involving the Shares, or otherwise obtaining ownership or control of the Company, the Real Property or any of the Assets or any other transaction or series of transactions that could result in any Person other than Buyer (or its Affiliates) acquiring any of the Shares, or otherwise obtaining ownership or control of the Company, the Real Property or any of the Assets, in each case other than the transactions described in this Agreement (an “Alternate Transaction”). For purposes of the definition of “Alternate Transaction”, a Person also shall mean any group of Persons, including the equity holders of any Person (other than Buyer and its Affiliates). Each Seller shall, and shall cause such Seller’s Affiliates (including the Company) to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternate Transaction, and such Seller shall promptly notify Buyer if any Person contacts such Seller or the Company with respect to an Alternate Transaction.

(b)    In addition to the other obligations under this Section 5.6, Sellers shall promptly (and in any event within two Business Days after receipt thereof by any Seller or their representatives) advise Buyer orally and in writing of any proposal received for an Alternate Transaction, any request for information with respect to any Alternate Transaction, or any inquiry with respect to or which could reasonably be expected to result in an Alternate Transaction.

(c)    Each Seller agrees that the rights and remedies for noncompliance with this Section 5.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.7    Preserve Accuracy of Representations and Warranties; Notification. Buyer and each Seller shall refrain from taking any action that would knowingly render any representation or warranty contained in this Agreement to be inaccurate in any material respect as of the Closing. Buyer and each Seller shall promptly notify the other of any development that they become aware of that would cause any of the conditions set forth in Article VI on the Closing Date not to be satisfied. No such notification (or failure to provide such notification) shall be given any effect for purposes of determining the accuracy of the representations and warranties made by Sellers pursuant to this Agreement, determining whether the conditions set forth in Article VI have been satisfied, and shall not affect any right or remedy of Buyer under this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement.

Section 5.8    Material Adverse Effect. From and after the date hereof through the earlier of the termination of this Agreement or the Closing Date, the Sellers’ Representative shall promptly inform Buyer in writing of any event or circumstance of which any Seller is aware or of which any Seller receives notice that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9    Dissolution of FSRA. Prior to the Closing, the shareholders of FSRA shall, by written consent in lieu of a meeting, vote to dissolve FSRA in accordance with Applicable Law and to promptly thereafter complete the dissolution and winding up of FSRA. Any filings to be made to any Governmental Authority in connection with the dissolution of FSRA, as well as the final Income Tax Return of FSRA, shall be the sole responsibility of Sellers.

Section 5.10    Insurance Tail Policies. Prior to the Closing, the Company shall obtain and pay for (at its sole cost and expense) directors and officers insurance and employment practices liability insurance with coverage not less than $1,000,000 and an extended reporting period endorsement with a coverage period of six years after the Effective Time, with at least the same coverage and amounts and terms and conditions with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O and EPL Tail Policy”). The Company shall bear the cost of the D&O and EPL Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Liabilities of the Company as of the Effective Time. During the term of the D&O and EPL Tail Policy, Buyer shall not (and shall cause the Company not to) take any action following the Closing to cause the D&O and EPL Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Buyer, the Company nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O and EPL Tail Policy.

Section 5.11    R&W Policy. At Buyer’s reasonable request, Sellers shall, and shall cause the Company to, cooperate with Buyer to obtain and bind the R&W Policy on the terms attached hereto as Exhibit A. At or prior to the Closing, Buyer shall pay or cause to be paid, all outstanding costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy. Following the binding of the R&W Policy, Buyer agrees not to make, enter into or consent to, any amendment to the R&W Policy with regard to the subrogation provisions contained therein or any other term that could reasonably be expected to detrimentally impact Sellers following the Closing without Sellers’ prior written consent, except for ordinary course amendments that do not materially affect Sellers’ rights, liabilities, or obligations under this Agreement.

Section 5.12    Related Party Contracts. At or prior to the Closing, Sellers shall terminate, or cause the Company to terminate, all Related Party Contracts (other than any Transaction Document), in form and substance acceptable to Buyer.

Section 5.13    Audited Financial Statements; Cooperation. After the date hereof, Sellers shall use commercially reasonable efforts, at Buyer’s sole risk, cost and expense, to assist and cooperate with Buyer in Buyer’s preparation, within 45 days after the Closing Date, of audited and unaudited financial statements of the Company for such periods and containing such information sufficient to permit Buyer to comply with the requirements of Regulations S-K and S-X promulgated by the U.S. Securities and Exchange Commission.

Section 5.14    Employees and Employee Benefits.

(a)    With respect to any employee benefit plan maintained by Buyer (collectively, “Buyer Benefit Plans”) in which any Employees may participate after the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes, but not accrual purposes, in any Buyer Benefit Plan in which such Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Benefit Plan.

(b)    This Section 5.14 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.14 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(c)    Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in any Liability to Sellers under WARN.

Section 5.15    Stock Buy/Sell Agreement. After the Execution Date, and prior to January 3, 2020 if Closing has not yet occurred, Sellers and the Company shall enter into an addendum to the Stock Buy/Sell Agreement, dated September 2005 (as amended by that certain Addendum to Stock Buy/Sell Agreement, dated July 2019 (the “Buy/Sell Agreement”) in order to (a) extend the waiver of any rights of first refusal, preemptive rights, and restrictions on the transfer of the Company’s shares or assets in connection with the pursuit and closing of a transaction through February 1, 2020, and (b) extend the irrevocable appointment by Scott A. Evenson of James P. Early and James E. Gauley, as Scott A. Evenson’s duly appointed proxy and attorney in fact (with full power of substitution and resubstitution) to vote (or to act by written consent with respect to) Scott A. Evenson’s Shares, or take any other action (including the execution and delivery of any documents or certificates) that is required to effectuate the transactions contemplated by this Agreement on the terms approved by James P. Early and James E. Gauley, in their sole discretion, through February 1, 2020.

Section 5.16    Post-Closing Covenants. After the Closing, Buyer and Sellers shall use commercially reasonable efforts, at Buyer’s sole risk, cost and expense, and in Buyer’s sole discretion, to assist and cooperate with the Company in completing the covenants set forth on Schedule 5.16.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing or waiver by Buyer of the following express conditions precedent:

Section 6.1    Compliance with Agreement. Sellers, the Sellers’ Representative and the Company shall have performed and complied with all of the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers, the Sellers’ Representative or the Company at or before the Closing.

Section 6.2    Representations and Warranties. The representations and warranties of Sellers contained in Article III that are qualified with respect to materiality and the Fundamental Representations shall each be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date). The representations and warranties of Sellers contained in Article III (other than the Fundamental Representations) that are not qualified with respect to materiality shall each be true and correct in all material respects at and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of such specified date).

Section 6.3    Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect, nor shall any event or events have occurred, and no circumstances exist, that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 6.4    No Legal Prohibition. No Law shall have been enacted, issued, promulgated or enforced which prohibits or restricts (a) the consummation of the transactions set forth in this Agreement, (b) Buyer’s purchase of the Purchased Shares or (c) in any material respect, the Company’s continued ownership, use or operation of the Business.

Section 6.5    No Governmental Order. No Governmental Order shall be in effect which restrains, hinders or prohibits or threatens to restrain, hinder or prohibit the consummation of the transactions set forth in this Agreement; and there shall not have been threatened, nor shall there be pending, any Proceeding by a Person (other than Buyer or any of its Affiliates) or before any Governmental Authority which is reasonably likely to restrain, hinder, prohibit, delay or challenge the validity of any of the transactions set forth in this Agreement, Buyer’s purchase of the Purchased Shares or the Company’s continued ownership, use or operation of the Business consistent in all material respects with past practice.

Section 6.6    HSR Approval. The waiting periods (including any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and all other material consents, approvals, Governmental Orders or authorizations of, or registration, declaration or filing with, any Governmental Authority legally required to be obtained or made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been obtained or made.

Section 6.7    Required Consents. All Consents, authorizations and approvals from, and all declarations, filings and registrations with, Governmental Authorities or third parties set forth on Section 6.7 of the Disclosure Schedule (the “Required Consents”) shall have been obtained and made free of any term, condition, restriction, Lien (other than Permitted Liens) or imposed Liability and shall be in full force and effect.

Section 6.8    ALTA Surveys. Buyer shall have obtained ALTA Surveys of the Leased Real Property reasonably acceptable to Buyer (the “ALTA Surveys”), disclosing no material encumbrances or other reasonable objections, other than the Permitted Liens.

Section 6.9    BNSF Consent. Buyer shall have received from the Company, an executed consent (or executed consents) from BNSF in connection with the BNSF Lease, in a form reasonably acceptable to Buyer and Sellers’ Representative, consenting to the (a) assignment of the BNSF Lease to REJE, REJG, and RESE, as tenants in common, (b) entering into of the Prosser Sublease Agreement by the Company, as the subtenant, and REJE, REJG, and RESE, as tenants in common and sublandlord, and (c) the potential future assignment of the BNSF Lease from REJE, REJG, and RESE, as tenants in common lessees to the Company, and certifying reasonable and customary statements, including without limitation, that no party is in default under the BNSF Lease.

Section 6.10    No Ownership Claims. There shall not have been made or threatened any Proceeding asserting that any third party (a) is the holder or the beneficial owner of any Purchased Shares or other equity or ownership interest of the Company or (b) is entitled to all or any portion of the Purchase Price.

Section 6.11    R&W Policy. The R&W Policy shall have been bound and all conditions precedent necessary for the insurance provider to issue the R&W Policy on the terms attached hereto as Exhibit A, including with the same coverage amount and retainage fee, subject to the payment of the premium thereunder to be made by Buyer at Closing.

Section 6.12    Deliveries at Closing. Sellers, the Sellers’ Representative or the Company shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date by Sellers, the Sellers’ Representative, the Company or a third party, as the case may be, and in form and substance reasonably acceptable to Buyer:

(a)    duly executed stock powers and certificates for the transfer of the Purchased Shares;

(b)    duly executed Escrow Agreement, substantially in the form attached hereto as Exhibit F;

(c)    all Required Consents, in form and substance acceptable to Buyer in its reasonable discretion;

(d)    a certificate, dated as of the Closing Date, executed by Sellers, certifying as to the matters set forth in Section 6.1, Section 6.2 and Section 6.3;

(e)    a certificate, dated as of the Closing Date, executed by the duly authorized signatory of the Company, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate of existence issued by the Secretary of State of the State of Washington and each other jurisdiction where the Company’s business, operations or Assets require the Company to be qualified to conduct business, dated as of a recent date prior to the Closing Date and certifying that the Company is validly existing and in good standing under the laws of the State of Washington and such other states, (ii) a true, accurate and complete copy of the articles of incorporation of the

Company, as in effect on the Closing Date, certified by the Secretary of the State of Washington as of a recent date prior to the Closing Date, (iii) a true, accurate and complete copy of the bylaws of the Company, as in effect on the Closing Date, in form and substance reasonable acceptable to Buyer, and (iv) a true, accurate and complete copy of the resolutions of the board of directors of the Company duly authorizing the execution, delivery and performance by the Company of the transactions contemplated by this Agreement and any agreement, document or certificate to be delivered by the Company hereunder on the Closing Date with respect to the transactions set forth in this Agreement, and that such resolutions are in full force and effect as of the Closing Date;

(f)    the Mutual Release Agreement, duly executed by Sellers, the Affiliates of the Company, FSRA, and the Company, substantially in the form attached hereto as Exhibit G;

(g)    payoff letters, which Sellers shall have delivered to Buyer prior to the Closing Date, duly executed by each holder of Indebtedness that will be paid off as of the Closing Date (including all bank debt) indicating that upon payment of such Indebtedness amount specified in such payoff letters (i) all outstanding obligations of the Company arising under or related to the Indebtedness shall be, or has been, repaid and extinguished in full and (ii) any and all Liens and other security interests securing any such obligations shall be thereupon terminated and released, and such Person shall agree to deliver uniform commercial code termination statements (and shall authorize the Company (or its designee) to file such Uniform Commercial Code Termination Statements) and such other documents or endorsements necessary to release of record any Liens and other security interest in the Assets and properties of the Company, together with evidence of the payoff of prior Indebtedness from September 30, 2019 until the Effective Date;

(h)    other than as addressed pursuant to Section 6.12(g), evidence reasonably satisfactory to Buyer of the release of all Liens (other than Permitted Liens) securing any of the Real Property or Assets of the Company;

(i)    certificates from each Seller duly executed by such Seller under penalties of perjury, certifying that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(j)    an IRS Form W-9 properly completed by each Seller;

(k)    all of the Books and Records of the Company, other than to the extent protected by attorney-client privilege or work product as described in Section 11.13;

(l)    resignations from each Person set forth on Schedule 6.12(l), as determined by Buyer in its sole and absolute discretion;

(m)    copies of all Permits and regulatory approvals required for the operation and maintenance of the Company and the Business, including (i) subject to compliance with any post-Closing filing or other notice requirements, evidence that such Permits and regulatory approvals shall remain in effect following the Closing and (ii) evidence that all amounts due under or in connection with such Permits and regulatory approvals arising prior to the Closing Date have been paid in full;

(n)    the Consulting Agreements, duly executed by the Company and James P. Early and James E. Gauley, respectively, substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively;

(o)    the Retention Bonus Agreements, duly executed by the Company and those Persons set forth on Schedule 6.12(o);

(p)    the Grandview Lease Agreement, duly executed by the Company, REJE, REJG, and RESE, and the Prosser Lease Agreement, duly executed by the Company and REJE, REJG, and RESE, and in substantially the forms attached hereto as Exhibit C and Exhibit D, respectively;

(q)    the Prosser Sublease Agreement, duly executed by the Company, REJE, REJG, and RESE, and consented to in writing by BNSF pursuant to requirements of the BNSF Lease, in substantially the form attached hereto as Exhibit E;

(r)    evidence of the termination of each Related Party Contract and other agreements, all of which are listed on Schedule 6.12(r), in form and substance acceptable to Buyer;

(s)    termination agreements, in forms acceptable to Buyer, for each Existing Real Property Lease;

(t)    the duly executed D&O and EPL Tail Policy;

(u)    a copy of the written consent of the shareholders of FSRA, executed by the holders of FSRA common stock holding not less than a majority of voting power of FSRA common stock, authorizing the dissolution of FSRA;

(v)    the stock certificates of Sellers representing all of the outstanding capital stock of the Company showing each Seller’s Proportionate Share (which certificates shall be accompanied by irrevocable stock powers, duly executed by the applicable Seller and his spouse);

(w)    duly executed letters evidencing the written resignations of all members of the Company’s board of directors, effective as of the Effective Time;

(x)    with respect to each Potential Parachute Payment (as described in Section 8.12(i)), evidence reasonably satisfactory to Buyer (i) the requisite approval of such payments pursuant to a shareholder vote that complies in all respects with the requirements set forth in Section 280G(b)(5)(B) of the Code and the applicable Treasury Regulations thereunder and as described in Section 8.12(i), or (ii) such shareholder approval was not obtained, and as a consequence such Potential Parachute Payments will not be paid;

(y)    a Tax status letter for the Company from the Washington State Department of Revenue;

(z)    if applicable, a Washington Real Estate Excise Tax Affidavit, Controlling Transfer Return, executed by the Sellers’ Representative; and

(aa)    such other documents and certificates as Buyer shall reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

Each and every obligation of a Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing or waiver by the Sellers’ Representative of the following express conditions precedent:

Section 7.1    Compliance with Agreement. Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing, and there shall have been delivered to the Sellers’ Representative a certificate to such effect, dated the Closing Date, signed by Buyer.

Section 7.2    Representations and Warranties. The representations and warranties made by Buyer in Article IV of this Agreement that are qualified with respect to materiality shall be true and accurate in all respects, and all other representations and warranties made by Buyer in this Agreement that are not so qualified shall be true and accurate in all material respects, on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) as though made on and as of the Closing Date.

Section 7.3    No Legal Prohibition. No Law shall have been enacted, issued, promulgated or enforced which prohibits or restricts the consummation of the transactions set forth in this Agreement.

Section 7.4    No Governmental Order. No Governmental Order shall be in effect which restrains, or prohibits the consummation of the transactions contemplated by this Agreement; and there shall not have been threatened, nor shall there be pending, any Proceeding by or before any Governmental Authority which is reasonably likely to prohibit, delay or successfully challenge the validity of any of the transactions set forth in this Agreement.

Section 7.5    HSR Approval. The waiting periods (including any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and all other material consents, approvals, Governmental Orders or authorizations of, or registration, declaration or filing with, any Governmental Authority legally required to be obtained or made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been obtained or made.

Section 7.6    R&W Policy. The R&W Policy shall have been bound and all conditions precedent necessary for the insurance provider to issue the R&W Policy on the terms attached hereto as Exhibit A and in compliance with Section 5.11, including with the same coverage amount and retainage fee, subject to the payment of the premium thereunder to be made by Buyer at Closing.

Section 7.7    Deliveries at Closing. Contemporaneously with the consummation of the Closing, Buyer shall have delivered the Closing Payment and other amount pursuant to Section 2.4 and the following documents, each properly executed and dated as of the Closing Date by Buyer and in form and substance reasonably acceptable to the Sellers’ Representative, on behalf of Sellers:

(a)    duly executed Escrow Agreement;

(b)    a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying as to the matters set forth in Section 7.1 and Section 7.2;

(c)    a true, accurate and complete copy of the resolutions of the board of directors of Buyer duly authorizing the execution, delivery and performance by Buyer of the transactions contemplated by this Agreement and any agreement, document or certificate to be delivered by Buyer hereunder on the Closing Date with respect to the transactions set forth in this Agreement, and ratifying on behalf of the post-Closing Company any Transaction Documents required to be delivered by the Company pursuant to this Agreement, and that such resolutions are in full force and effect as of the Closing Date;

(d)    the Consulting Agreements, duly executed by Buyer, substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively;

(e)    if applicable, a Washington Real Estate Excise Tax Affidavit, Controlling Interest Transfer Return, executed by Buyer; and

(f)    such other documents and certificates as the Sellers’ Representative shall reasonably request.

ARTICLE VIII

INDEMNIFICATION AND POST-CLOSING COVENANTS

Section 8.1    Survival. Unless specified otherwise in this Agreement:

(i)    the representations and warranties of Sellers and Buyer in this Agreement (other than the Fundamental Representations and the representations and warranties set forth in Section 3.22, Section 3.25, Section 4.1, and Section 4.2) shall survive until 18 months from the Closing Date;

(ii)    the representations and warranties set forth in Section 3.22 (Environmental), Section 3.25 (Employee Benefit Plans), claims pursuant to Section 8.2(g) (Seller Environmental Liabilities), and claims pursuant to Section 8.2(e) (Excluded Liabilities) solely with respect to Known Proceedings, Known Environmental Liabilities, or Known Product Liabilities, shall survive until three years from the Closing Date;

(iii)    The representations and warranties set forth in Section 3.20 (Tax Matters) or claims pursuant to Section 8.2(f) or Section 8.12 (Tax Matters Claims), shall survive until 60 days after the expiration of the applicable underlying statute of limitations;

(iv)    the Fundamental Representations (other than those set forth in Section 3.20 (Tax Matters)), and the representations and warranties set forth in Section 4.1 and Section 4.2, shall survive the Closing and continue indefinitely (or at least as long as allowed pursuant to 10 Del. Code § 8106(c));

(v)    the Parties’ respective performance obligations under the covenants and agreements contained herein that are to be performed on or prior to Closing will survive until 18 months from the Closing Date, and the Parties’ respective performance obligations under the covenants and agreements contained herein that are to be performed after the Closing shall survive for the longer of 18 months or the date that is 60 days after the date such covenant or agreement is to be completed; and

(vi)    the indemnification obligations set forth in Section 8.2(c) (unpaid Indebtedness and Transaction Expenses), Section 8.2(d) (certain Employee, director, or officer payments), and Section 8.2(e) (Excluded Liabilities), other than Known Proceedings, Known Environmental Liabilities, or Known Product Liabilities, shall survive the Closing indefinitely (or at least as long as allowed pursuant to 10 Del. Code § 8106(c)) or such shorter period as is expressly set forth in this Agreement.

Notwithstanding the foregoing, to the extent that any claim for indemnification contained in this Agreement, the other Transaction Documents, or any other documents or certificates delivered in connection with this Agreement, is made in good faith with reasonable specificity (to the extent known at such time) and in writing by notice on or before such survival date, such representation, warranty, covenant or agreement, as the case may be, shall survive until the resolution of such claim (in which case such indemnification shall continue until the liability of Buyer or Sellers, as applicable, is determined pursuant to this Article VIII and Buyer or Sellers, as applicable, have satisfied in full their obligations in respect of such Loss under this Article VIII).

Section 8.2    Indemnification of Buyer and the Company by Sellers. Subject to the limitations and procedures set forth in this Article VIII, from and after the Effective Time, each Seller shall jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates (including, without limitation, after the Effective Time, the Company) and their respective employees, managers, officers, directors, agents, shareholders, partners, and equityholders (collectively, the “Buyer Indemnified Parties”), as the case may be, from and against any and all Losses, and agrees to defend promptly the Buyer Indemnified Parties from and reimburse the Buyer Indemnified Parties for, any and all Losses that the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)    any inaccuracy in or breach of any of the representations or warranties made by any Seller in this Agreement;

(b)    any failure of any Seller or the Sellers’ Representative to carry out, perform, satisfy or discharge any of his or its covenants, agreements, undertakings, Liabilities or obligations under this Agreement, any other Transaction Document or any other documents or certificates delivered on the part of itself (and, in the case of a Seller prior to Closing, the Company) in connection with this Agreement;

(c)    any Indebtedness or Transaction Expenses not (A) paid by the Company prior to Closing, (B) paid at Closing pursuant to Section 2.4 or (C) addressed through an adjustment to the Closing Payment pursuant to Section 2.5 to fully compensate Buyer for such Indebtedness or Transaction Expenses;

(d)    any payments made by the Company or Buyer after the Effective Time for amounts owed to any Employees, directors, or officers of the Company pursuant to any employment agreement that has not been Made Available, severance, termination, or transaction bonus arrangements in place prior to the Effective Time, including pursuant to any director and officer indemnification arrangements or liability insurance arrangements;

(e)    any Excluded Liabilities;

(f)    any of the Taxes described in Section 8.12 for which the Company or any Seller is liable; or

(g)    any Seller Environmental Liabilities.

Section 8.3    Buyer Indemnification Procedure; Limitations on Indemnification.

(a)    The Buyer Indemnified Parties may assert a claim for indemnification against a Seller or Sellers for any matter not involving a third-party claim that is covered by the indemnity provisions of Section 8.2 and subject to the limitations on recovery pursuant to this Article VIII by giving prompt written notice to the Sellers’ Representative specifying in reasonable detail the basis for such claim, along with the estimated amount (if reasonably estimable) of the Losses related to such claim; provided, that the failure to give such notice shall not relieve any Seller of his obligations hereunder except to the extent such Seller is actually prejudiced by such failure or such notice was not delivered during the applicable time period to assert a claim pursuant to Section 8.1. The Sellers’ Representative, on behalf of Sellers, shall have the right to contest such claim by giving written notice to the Buyer Indemnified Party specifying in reasonable detail the basis of any objection to the Buyer Indemnified Party’s claim within 30 days of the receipt of the Buyer Indemnified Party’s written notice. If Sellers’ Representative contests any such claim, then either the Buyer Indemnified Party or the Sellers’ Representative may submit such dispute to the Chosen Court for resolution in accordance with Section 11.3; provided, that the foregoing sentence shall not be deemed to limit or otherwise affect any Buyer Indemnified Party’s right to submit any dispute to the Chosen Court prior to the expiration of such 30-day period to the extent necessary to comply with any statute of limitations applicable in respect of the underlying claim for indemnification or in any way limit Buyer’s ability to pursue a claim pursuant to the R&W Policy.

(b)    In the event a third-party claim against a Buyer Indemnified Party arises that is covered by the indemnity provisions of Section 8.2 and subject to the limitations on recovery pursuant to this Article VIII, written notice shall be given promptly by the Buyer Indemnified Party to the Sellers’ Representative, on behalf of Sellers, specifying in reasonable detail the basis for such claim, along with the estimated amount (if reasonably estimable) of the Losses related to such claim; provided, that the failure to give such notice shall not relieve any Seller of his obligations hereunder except to the extent such Seller is actually prejudiced by such failure or such notice was not delivered during the applicable time period to assert a claim pursuant to Section 8.1. The Sellers’ Representative, on behalf of Sellers, shall have the right to contest such indemnification claim or to control the defense of all appropriate legal proceedings in respect of the underlying third-party claim with lead counsel of his choosing (at the sole cost and expense of Sellers) by giving written notice to the Buyer Indemnified Party within 30 days of the receipt of the Buyer Indemnified Party’s written notice, specifying in reasonable detail the basis of any objection to the Buyer Indemnified Party’s claim and whether the Sellers’ Representative has elected to exercise the right to control the defense of any related legal proceedings (a “Seller Objection Notice”); provided, however, that Buyer shall be entitled to control any such legal proceeding if: (i) the third-party claim seeks an attachment, temporary restraining order, injunction, specific performance or other non-monetary relief; (ii) the third-party claim is or relates to a criminal Proceeding or a Proceeding brought by a Governmental Authority, or could reasonably be determined to be materially detrimental to or injure the Buyer Indemnified Party’s or any of its Affiliates’ reputation, Customer or vendor relations or future business prospects; (iii) under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between Sellers and the Buyer Indemnified Party, as reasonably determined on the advice of counsel; or (iv) the Sellers’ Representative (after the expiration of such 30-day period) failed or is failing to vigorously prosecute or defend such legal proceedings (in which case the Sellers’ Representative shall surrender control to the Buyer Indemnified Party upon notice thereof from the Buyer Indemnified Party). In the event the Sellers’ Representative exercises his right to control such legal proceedings, the Sellers’ Representative also shall control all settlements of such legal proceedings at the sole cost and expense of Sellers subject to the limitations on recovery pursuant to this Article VIII; provided, however, that the Sellers’ Representative, on behalf of Sellers, may not affect any settlement that could result in any cost, expense or Liability to a Buyer Indemnified Party unless the Buyer Indemnified Party consents in writing to such settlement, which consent will not be unreasonably withheld (it being understood and agreed that any consent so withheld shall not be deemed unreasonable if the settlement (y) could result in injunctive or other equitable relief or monetary damages in excess of the Indemnification Escrow Amount (less any other claimed amounts) or (z) involves any admission of wrongdoing on behalf of a Buyer Indemnified Party). The Buyer Indemnified Party may select counsel to participate in any defense controlled by the Sellers’ Representative, in which event any fees or expenses of the Buyer Indemnified Party’s counsel that accrue after the receipt of the applicable Seller Objection Notice shall be at the Buyer Indemnified Party’s own cost and expense. In connection with any such claim, action or proceeding, the Parties shall cooperate with each other in good faith. Notwithstanding the provisions of this Section 8.3(b), if the Sellers’ Representative is not permitted to or does not elect to assume control of such defense, then the Buyer Indemnified Party may assume control of the defense in connection with such third-party claim with counsel of its choosing, and the reasonable documented fees, charges and expenses of such counsel shall be reimbursed by Sellers subject to the limitations on recovery pursuant to this Article VIII; provided, however, that the applicable Buyer Indemnified Party may not affect any settlement that could result in any relief from Sellers other than monetary damages equal to or less than the Cap (to the extent applicable) unless the Sellers’ Representative, on behalf of Sellers, consents in writing to such settlement, which consent will not be unreasonably withheld (it being understood and agreed that any consent so withheld shall not be deemed unreasonable if the settlement would result in injunctive or other equitable relief or monetary damages in excess of the Cap (to the extent applicable) or involves any admission of criminal wrongdoing by any Seller). If there shall be any conflicts between the provisions of this Section 8.3(b) and Section 8.12 (relating to Tax contests), the provisions of Section 8.12 shall control with respect to Tax contests.

(c)    Claims against Sellers for which indemnification is sought under Section 8.2 shall be subject to the following limitations on recovery:

(i)    Sellers shall not be required to indemnify the Buyer Indemnified Parties for any Losses pursuant to Section 8.2(a) or Section 8.2(g) unless and until the aggregate amount of all such Losses for which indemnification is sought by the Buyer Indemnified Parties pursuant to Section 8.2(a) or Section 8.2(g) exceeds the Deductible, in which event any such Losses exceeding the Deductible shall be subject to indemnification (and Sellers shall not be obligated to indemnify any Buyer Indemnified Parties for any such Losses in amounts up to an amount equal to the Deductible); provided, however, that the Deductible will not apply in the event of fraud or in the event of Losses caused by breaches or inaccuracies of any Fundamental Representation, or any representation and warranty that is an Excluded Claim under the R&W Policy.

(ii)    Additionally, Sellers’ aggregate liability to the Buyer Indemnified Parties shall not exceed $5,000,000 (the “Cap”) for Losses, not including any amounts recovered under the R&W Policy; provided, however, that the Cap will not apply with respect to breaches or inaccuracies of any Fundamental Representations, claims pursuant to Section 8.2(b) through Section 8.2(f) (other than claims pursuant to Section 8.2(e) (Excluded Liabilities) solely with respect to Known Proceedings, Known Environmental Liabilities, or Known Product Liabilities, which will be subject to the Cap), or in the event of fraud, and the amount of Losses with respect to such claims will not be considered in determining whether the Cap has been met; provided further, however, that the Cap will apply with respect to Excluded Claims (other than with respect to claims related to Fundamental Representations) and the amount of Losses with respect to Excluded Claims (other than with respect to claims related to Fundamental Representations) will be considered in determining whether the Cap has been met. In addition, the maximum liability for all Losses for which indemnification is sought under Section 8.2 shall not exceed, in the aggregate, the Purchase Price, other than for fraud.

(d)    Recovery for Losses under Section 8.2(b) through Section 8.2(g) shall come first from the Indemnification Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement until the Indemnification Escrow Amount has been fully depleted or disbursed from the Indemnification Escrow Fund. If such Losses exceed the amount available in the Indemnification Escrow Fund, the Buyer Indemnified Parties may recover directly from Sellers, subject to the limitations set forth in Section 8.3(c)(ii), as applicable.

(e)    The following order of priority shall apply for the recovery of Losses against Sellers pursuant to Section 8.2(a):

(i)    first, following, for the avoidance of doubt the application of the Deductible to such Losses (to the extent applicable), the Buyer Indemnified Parties shall recover Losses from the amounts then remaining in the R&W Retention Escrow Fund to the extent the Losses are not Excluded Claims, until the cumulative amount of such Losses recovered has reached the R&W Retention Escrow Amount;

(ii)    second, if the amount of Losses has exceeded the R&W Retention Escrow Amount, and to the extent the Losses are not Excluded Claims, then by collecting insurance proceeds from the R&W Policy;

(iii)    third, if the Losses or any portion thereof are Excluded Claims under the R&W Policy and/or relate to breaches or inaccuracies of Fundamental Representations hereunder after application of the insurance proceeds from the R&W Policy (as applicable), then the Buyer Indemnified Parties shall recover such Losses from the amounts then remaining in the Indemnification Escrow Fund until the cumulative amount of such Losses recovered has depleted the Indemnification Escrow Fund; and

(iv)    fourth, if the Losses or any portion thereof are Excluded Claims under the R&W Policy and/or relate to breaches or inaccuracies of Fundamental Representations hereunder after application of the insurance proceeds from the R&W Policy (as applicable), and the amount of Losses has depleted the Indemnification Escrow Fund, then the Buyer Indemnified Parties shall recover such Losses from Sellers, subject to the limitations set forth in Section 8.3(c)(ii), as applicable.

For the avoidance of doubt, other than as set forth in Section 8.3(e)(iii) and Section 8.3(e)(iv), the R&W Retention Escrow Amount and the R&W Policy shall be the sole and exclusive remedy against Sellers for breaches of Sellers’ representations and warranties set forth in Section 8.2(a), except in the case of fraud. In addition, the Buyer Indemnified Parties shall not be entitled to recover Losses from the Sellers if such Losses would have been covered under the R&W Policy, and such coverage for such Losses was denied under the R&W Policy solely to the extent that a Buyer Indemnified Party failed to properly make a claim thereunder or to otherwise comply with the terms thereof, so long as such failure to properly make a claim or otherwise comply with the terms of the R&W Policy is not caused by Sellers’ fraud.

Section 8.4    Indemnification of Sellers by Buyer. Subject to the limitations and procedures in this Article VIII, from and after the Effective Time, Buyer and the Company shall indemnify, defend, and hold Sellers (together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against, and agrees to defend promptly Sellers from and reimburse Sellers for, any and all Losses that Sellers may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)    any inaccuracy in or breach of any of the representations and warranties made by Buyer in this Agreement; and

(b)    any failure of Buyer to carry out, perform, satisfy or discharge any of its covenants, agreements, undertakings, Liabilities or obligations under this Agreement, any other Transaction Document or any other documents or certificates delivered on the part of itself in connection with this Agreement.

Section 8.5    Sellers Indemnification Procedure; Limitation on Liability.

(a)    Sellers may assert a claim for indemnification against Buyer for any matter not involving a third-party claim that is covered by the indemnity provisions of Section 8.2 by giving prompt written notice to Buyer specifying in reasonable detail the basis for such claim, along with the estimated amount (if reasonably estimable) of the Losses related to such claim; provided, that the failure to give such notice shall not relieve Buyer of its obligations hereunder except to the extent Buyer is actually prejudiced by such failure or such notice was not delivered during the applicable time period to assert a claim pursuant to Section 8.1. Buyer shall have the right to contest such claim by giving written notice to the Sellers’ Representative, on behalf of such Seller, specifying in reasonable detail the basis of any objection to such Seller’s claim within 30 days of the receipt of such Seller’s written notice. If Buyer contests such claim, then either the Sellers’ Representative or Buyer may submit such dispute to the Chosen Court for resolution in accordance with Section 11.3; provided, that the foregoing sentence shall not be deemed to limit or otherwise affect the Sellers’ Representative’s right to submit any dispute to the Chosen Court prior to the expiration of such 30-day period to the extent necessary to comply with any statute of limitations applicable in respect of the underlying claim for indemnification.

(b)    In the event a third-party claim against a Seller arises that is covered by the indemnity provisions of Section 8.4 and subject to the limitations on recovery pursuant to this Article VIII, written notice shall be given promptly by the Sellers’ Representative, on behalf of such Seller, to Buyer specifying in reasonable detail the basis for such claim, along with the estimated amount (if reasonably estimable) of the Losses related to such claim; provided that the failure to give such notice shall not relieve Buyer of its obligations hereunder except to the extent Buyer is actually prejudiced by such failure or such notice was not delivered during the applicable time period to assert a claim pursuant to Section 8.1. Buyer shall have the right to contest such indemnification claim or to control the defense of all appropriate legal proceedings in respect of the underlying third-party claim with lead counsel of its choosing (at the sole cost and expense of Buyer) by giving written notice to the Sellers’ Representative within 30 days of the receipt of the Sellers’ Representative’s written notice on behalf of such Seller, specifying in reasonable detail the basis of any objection to such Seller’s claim and whether Buyer has elected to exercise the right to control the defense of any related legal proceedings (a “Buyer Objection Notice”); provided, however, that the Sellers’ Representative, on behalf of Sellers, shall be entitled to control any such legal proceeding if: (i) the third-party claim seeks an attachment, temporary restraining order, injunction, specific performance or other non-monetary relief; (ii) the third-party claim is or relates to a criminal Proceeding or a Proceeding brought by a Governmental Authority, or could reasonably be determined to be detrimental to or injure a Seller’s reputation or future business prospects; (iii) under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between Sellers and Buyer, as reasonably determined on the advice of counsel; or (iv) Buyer failed or is failing to vigorously prosecute or defend such legal proceedings (in which case Buyer shall surrender control to the Sellers’ Representative upon request of the Sellers’ Representative). In the event Buyer exercises its right to control such legal proceedings, Buyer shall also control all settlements of such legal proceedings at the sole cost and expense of Buyer subject to the limitations on recovery pursuant to this Article VIII; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or Liability to Sellers unless the Sellers’ Representative, on behalf of such Seller, consents in writing to such settlement, which consent will not be unreasonably withheld (it being understood and agreed that any consent so withheld shall not be deemed unreasonable if the settlement (y) could result in injunctive or other equitable relief or (z) involves any admission of wrongdoing on behalf of a Seller). The Sellers’ Representative, on behalf of such Seller, may select counsel to participate in any defense controlled by Buyer, in which event any fees or expenses of such Seller’s counsel that accrue after the receipt of the applicable Buyer Objection Notice shall be at Sellers’

own cost and expense. In connection with any such claim, action or proceeding, the Parties shall cooperate with each other in good faith. Notwithstanding the provisions of this Section 8.5(b), if Buyer is not permitted or does not elect to assume control of such defense then the Sellers’ Representative, on behalf of such Seller, may assume control of the defense in connection with such third-party claim with counsel of its choosing, and the reasonable documented fees, charges and expenses of such counsel shall be reimbursed by Buyer subject to the limitations on recovery pursuant to this Article VIII; provided, however, that the Sellers’ Representative, on behalf of the applicable Seller, may not effect any settlement that could result in any cost, expense or Liability to Buyer or the Company unless Buyer consents in writing to such settlement, which consent will not be unreasonably withheld (it being understood and agreed that any consent so withheld shall not be deemed unreasonable if the settlement would result in injunctive or other equitable relief or involves any admission of criminal wrongdoing by Buyer). If there shall be any conflicts between the provisions of this Section 8.5(b) and Section 8.12 (relating to Tax contests), the provisions of Section 8.12 shall control with respect to Tax contests.

(c)    Buyer shall not be required to indemnify Sellers pursuant to Section 8.4(a) (other than with respect to breaches or inaccuracies of any representations and warranties set forth in Section 4.1 and Section 4.2) unless and until the aggregate amount of all Losses for which indemnification is sought by Sellers pursuant to Section 8.4(a) first exceeds the Deductible, in which event any Losses exceeding the Deductible shall be subject to indemnification (and Buyer shall not be obligated to indemnify any Seller for any Losses in amounts up to an amount equal to the Deductible). Additionally, Buyer’s aggregate liability to Sellers pursuant to Section 8.4 and Section 8.5 shall not exceed the Purchase Price other than for fraud.

Section 8.6    Additional Indemnification Matters.

(a)    For purposes of determining whether there has been any breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty or the definition of any defined term used therein relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under Article VIII, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them, other than any representations and warranties of Sellers set forth in Article III that are Excluded Claims.

(b)    The amount of any Loss or Tax subject to indemnification or reimbursement pursuant to this Agreement shall be net of any amounts actually received by the Indemnified Party or its Affiliates under insurance policies (including the D&O and EPL Tail Policy, title insurance policy, and the R&W Policy (subject to the provisions of Section 8.3(e)); provided that the existence of the R&W Policy, the D&O and EPL Tail Policy, and the title insurance policy, or any claims related thereto shall not in any way limit any Buyer Indemnified Party’s ability to recover from Sellers in accordance with the terms of this Agreement, indemnities, reimbursement arrangements or Contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights with respect to such Loss, in each case, net of the reasonable expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery, including insurance deductibles and any reasonably foreseeable premium increases. Sellers acknowledge that Buyer and its Affiliates maintain insurance policies with self-insured retentions and/or large deductibles and that payments made or amounts retained by Buyer or its Affiliates towards satisfying any self-insured retentions, deductibles, or similar thresholds shall not constitute an actual receipt of insurance proceeds. Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement, and will be without duplication of any recovery received under any other agreement or cause of action between Sellers or their Affiliates, on the one hand, and Buyer or the post-Closing Company, on the other hand.

(c)    Any payment pursuant to a claim for indemnification not covered by the R&W Policy shall be made not later than 30 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in this Agreement, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined or any such dispute is resolved.

(d)    Each Party hereto shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses; provided, that an Indemnified Party shall not be required to seek recovery from an insurance carrier or other Person with respect to any matter that is the subject of a claim for indemnification under this Article VIII. Notwithstanding anything to the contrary contained in this Agreement, to the extent a Loss was taken into account in determining the Purchase Price, no Indemnified Party shall be entitled to any indemnification for such Loss.

Section 8.7    Knowledge of Breach. The right of any Party to indemnification, reimbursement or other remedy under this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before, on or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation contained in this Agreement or otherwise with respect to the transactions set forth in this Agreement, except solely to the extent that such Party had actual knowledge prior to the execution of this Agreement and such inaccuracy or noncompliance would reasonably be expected to have a Material Adverse Effect and the other Party had no knowledge of such inaccuracy or noncompliance.

Section 8.8    Limit on Damages. Notwithstanding any other provisions of this Agreement, Losses shall be limited to breach of contract damages (other than with respect to fraud, breaches of Article IX (Restricted Covenants), or in connection with exercising specific performance pursuant to Section 11.11), no Party shall be liable for any special damages, consequential damages, exemplary damages, punitive damages, damages associated with lost profits or opportunities (including loss of future revenue, income or profits, diminution of value or loss of business reputation) or damages that are not the direct or natural, probable and reasonably foreseeable consequence of the event giving rise to the damages, except, in each case, to the extent payable to a third party in respect of a third party claim or due to such Party’s fraud.

Section 8.9    Exclusive Remedy. From and after the Closing, the indemnification rights set forth in this Article VIII shall constitute the exclusive monetary remedy for any breach of any representation, warranty, covenant, agreement, undertaking, Liability or obligation under this Agreement by Buyer or Sellers. Notwithstanding the foregoing, nothing contained in this Agreement shall operate to limit the liability of Sellers or Buyer for fraud, willful breach or intentional misrepresentation. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VIII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

Section 8.10    Additional Instruments. At any time and from time to time after the Closing, at a Party’s request and without further consideration, each other Party, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as such Party may reasonably deem necessary or desirable in order to more effectively consummate the transactions described in this Agreement.

Section 8.11    Right to Set Off. The Indemnified Parties, and any Affiliates’ thereof, shall have the right to set off any Losses finally determined to be due from an Indemnifying Party under this Article VIII against any payments to be made by such Party, or any Affiliate of such Indemnifying Party, pursuant to this Agreement or any other agreement between the Parties hereto, including any Transaction Document.

Section 8.12    Tax Matters.

(a)    Tax Indemnification. Except to the extent treated as a Liability in the calculation of Indebtedness or Final Net Working Capital and resulting in a reduction to the Purchase Price, Sellers shall indemnify the Buyer Indemnified Parties and hold them harmless from and against, without duplication, all Losses resulting from or attributable to (i) any and all Taxes (or the nonpayment thereof) of the Company, its Affiliates, and FSRA for all Pre-Closing Tax Periods, (ii) any and all Taxes of any Person imposed on the Company, its Affiliates, or FSRA as a transferee or successor, by Contract (other than any Commercial Tax Agreement) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iii) any Taxes for which the Company, its Affiliates or FSRA is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law as a result of having been a member of an affiliated, consolidated, combined or unitary group before the Closing, (iv) any Transfer Taxes for which the Sellers are responsible pursuant to Section 8.12(b), (v) any Taxes attributable to the dissolution of FSRA, and (vi) any and all employment, payroll and withholding Taxes imposed on the Buyer or the Company, any of its Affiliates, or FSRA with respect to payments made to employees pursuant to this Agreement that are attributable to the Pre-Closing Tax Periods. For the avoidance of doubt, recovery hereunder will be without duplication of any amounts received by the Buyer Indemnified Parties under Section 8.2 or Section 8.3.

(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest), if any (the “Transfer Taxes”), incurred in connection with the sale of the Company pursuant to this Agreement shall be borne 100% by Sellers. The Parties shall remit the payment for all of the Transfer Taxes and file or cause to be filed all Tax Returns and other documentation required to be filed with respect to any such Transfer Taxes, if any. Buyer and Sellers shall join in the execution of any such Tax Returns and other documentation to the extent required by Applicable Law. The Parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes.

(c)    Tax Return Preparation. Buyer shall prepare and file all Tax Returns of the Company that are required to be filed after the Closing Date and that relate to any Pre-Closing Tax Period or Straddle Period. Buyer shall prepare such Tax Returns in a manner consistent with past practices (unless otherwise required by Applicable Law). With respect to any Tax Returns of the Company for a Pre-Closing Tax Period or a Straddle Period, Buyer shall send Sellers’ Representative a copy of each such Tax Return (together with such schedules and supporting work papers as Sellers’ Representative may reasonably request) for his review at least 30 days (15 days with respect to non-Income Tax Returns) prior to the due date of such Tax Return. Buyer and Sellers’ Representative shall cooperate in good faith in resolving any outstanding disputes regarding any such Tax Return described in the preceding sentence, and shall resolve any such disputes prior to the due date of such a Tax Return. For the avoidance of doubt, any deductions attributable to expenses described in clause (ii) of the definition of Transaction Expenses or in the definition of Transaction Bonuses shall be allocated to the Pre-Closing Tax Period to the extent permitted by Applicable Law. Except to the extent treated as a Liability in the calculation of Indebtedness or Final Net Working Capital and resulting in a Purchase Price reduction, Sellers shall pay to Buyer its allocable share of any Taxes for a Pre-Closing Tax Period or a Straddle Period no later than five days before the due date for the Tax Return for such Taxes.

(d)    Straddle Period Taxes. For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the pre-Closing portion of such Straddle Period will be determined as follows: (i) in the case of any sales or use Tax, value added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits, or receipts shall be determined based on the amount of Taxes that would be payable based on a closing of the books as of the end of the Closing Date, and (ii) in the case of all other Taxes, determined based on the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the applicable Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date (or with respect to federal income taxes in proportion to the number of days in each period); and provided further that, if any property Taxes that would normally be payable in and for a period after the Closing Date are accelerated to the period in which the Closing Date shall occur, such Taxes shall be treated under this Section 8.12(d) as Taxes for a Straddle Period.

(e)    Tax Refunds. Any Tax refunds that are received by Buyer or the Company (including corresponding amounts credited against the Tax to which Buyer or the Company become entitled), that (x) relate to a Tax period ending prior to the Closing Date and (y) were for Taxes paid by the Company prior to the Closing or by Sellers after the Closing Date, shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit (net of any (i) Taxes of Buyer or the Company attributable to such refund or credit and

(ii) expenses incurred in obtaining such refund or credit) within 30 days after receipt or settlement thereof. If any Tax refund paid to Sellers pursuant to the preceding sentence is disallowed or required to be repaid to a Governmental Authority, Sellers shall promptly reimburse Buyer for such refund, plus any interest and penalties payable therewith.

(f)    Amended Returns and Retroactive Tax Elections. Except as required by Applicable Law, Buyer shall not, and shall not cause or permit the Company to, (i) amend any Tax Returns filed with respect to any Tax year ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect for any such Tax year, in each case without the prior written consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed.

(g)    Tax Controversies. Notwithstanding any other provision of this Agreement, this Section 8.12 (and not Section 8.3, other than as expressly set forth therein) shall control with respect to any Tax Matters with respect to any Pre-Closing Tax Period and Straddle Period. Buyer shall notify Sellers’ Representative in writing within five days of receipt by Buyer or the Company of written notice of any Tax Matters from any Taxing Authority. Sellers’ Representative may, at Sellers’ expense, participate in and, upon written notice to Buyer within 10 days of receiving notice of a Tax Matter, assume the defense of any such Tax Matter to the extent such Tax Matter is solely with respect to a Pre-Closing Tax Period that does not include a Straddle Period. If Sellers’ Representative assumes such defense, then Sellers’ Representative shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Taxing Authority and Sellers’s Representative shall have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Sellers’ Representative assumes the defense of a Tax Matter, Sellers’ Representative shall (i) not enter into any settlement of, otherwise compromise or abandon any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) keep Buyer duly informed with respect to the commencement, status and nature of any such Tax Matter and timely provide Buyer with copies of all correspondence, notices and other written materials received from any Taxing Authority with respect to such Tax Matter and (iii) consult in good faith with Buyer with respect to any issue relating to such Tax Matter. With respect to any Tax Matter with respect to a Pre-Closing Tax Period for which Sellers’ Representative has not assumed such defense or for any Straddle Period, Buyer shall (i) not enter into any settlement of, otherwise compromise or abandon any such Tax Matter without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) keep Sellers’s Representative duly informed with respect to the commencement, status and nature of any such Tax Matter and timely provide Sellers’ Representative with copies of all correspondence, notices and other written materials received from any Taxing Authority with respect to such Tax Matter and (iii) consult in good faith with Sellers’s Representative with respect to any issue relating to such Tax Matter.

(h)    Cooperation. Sellers’ Representative and Buyer shall (and Buyer shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.12 and any Tax Claim. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Claim or Tax Return (including

Books and Records and other information with respect to FSRA), making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall (A) cause the Company to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Periods or Straddle Periods until the expiration of the applicable statute of limitations, (B) abide by all record retention agreements entered into with any Taxing Authority, and (C) give Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Sellers’ Representative requests, allow Sellers’ Representative to take possession of such books and records.

(i)    280G. Prior to the Effective Time, the Company will (i) submit to all Persons entitled to vote (as determined in accordance with the Treasury Regulations under Code Section 280G (the “280G Vote”)) the material facts (the “280G Disclosure”) concerning all payments and benefits that the Company (after consultation with Buyer) reasonably believes, in the absence of shareholder approval of such payments and benefits, could be “excess parachute payments” within the meaning of Code Section 280G(b)(1) (“Potential Parachute Payments”), in accordance with Code Section 280G(b)(5)(B), and (ii) solicit the approval and consent of all such Persons with respect to the Potential Parachute Payments. Prior to the 280G Vote, the Company shall use commercially reasonable efforts to cause each “disqualified individual” (as defined in Section 280G(c) of the Code) who might receive any Potential Parachute Payments to execute and deliver to the Company an agreement to waive his or her Potential Parachute Payments unless the shareholders of the Company approve such payments in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (a “280G Waiver”), and such 280G Waiver shall continue to be in effect immediately prior to the Closing. Any Potential Parachute Payments for which the requisite shareholder approval under Code Section 280G(b)(5)(B) was not obtained shall, in accordance with the 280G Waivers entered into by the affected individuals, not be paid or provided for in any manner. The Company agrees to provide Buyer written drafts of the 280G Waiver, the 280G Disclosure, and other documents for the 280G Vote in advance of delivering such documents to the disqualified individuals and the Company’s shareholders, as applicable, and allow Buyer a reasonable opportunity to provide reasonable comments on such documents and the Company shall incorporate any such reasonable comments into the documents.

(j)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements (other than Commercial Tax Agreements) with respect to or involving the Company shall be terminated as of the Closing Date and after the Closing Date, Buyer and the Company shall not be bound thereby or have any Liability thereunder.

(k)    Treatment as Purchase Price Adjustment. For Tax purposes, the Parties agree to treat all indemnification payments made under this Agreement as adjustments to the Purchase Price unless otherwise required by Applicable Law.

(l)    Coordination with General Indemnification. In the event of any conflict between the other provisions of Article VIII and this Section 8.12, the provisions of this Section 8.12 shall govern the indemnification rights and obligations of Buyer, Sellers, and their Affiliates with respect to Tax matters.

ARTICLE IX

RESTRICTIVE COVENANTS

Section 9.1    Restrictive Covenants.

(a)    To further induce Buyer to purchase the Purchased Shares, and in consideration of the payments by Buyer pursuant to this Agreement, each Seller agrees, separately and not jointly, to the restrictive covenants contained herein:

(i)    Each Seller hereby agrees that he shall not, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, directly or indirectly, for his own account, as a partner or joint venture with any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person (other than Permitted Ownership, defined below), compete with the Company by providing or offering to provide to any Person, including but not limited to the Company’s suppliers and Customers, and any Person to whom Buyer, Buyer’s Affiliates, or the Company provided services or goods in connection with the Business within the 18 months prior to the Closing Date, any services or goods that are the same or substantially similar to, and in competition with, the Company Products offered by the Company in the Business during the 18 months prior to the Closing Date (the “Restricted Activities”, and any such Person who engages in the Restricted Activities will be deemed to “Compete” with the Company).

(ii)    Each Seller hereby agrees that he shall not, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, directly or indirectly, for his own account, as a partner or joint venturer with any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person, own, manage, operate, control or participate in the ownership (other than (A) as a minority shareholder of any corporation or other entity the securities of which are publicly held or traded or (B) as a passive investor, holding not more than 2% of any class of equity securities, of such an entity which is not publicly traded (such ownership, “Permitted Ownership”)), management, operation or control of any corporation, limited liability company, partnership, proprietorship, association or other Person that Competes with the Company and the Business by providing or offering to provide Restricted Activities.

(iii)    Each Seller hereby agrees that he shall not, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, directly or indirectly, for his own account, as a partner or joint venturer with any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person (other than Permitted Ownership), solicit, induce or influence any Person who was a Customer of the Company within 18 months prior to the Closing Date to discontinue, reduce the extent of, discourage the development of or otherwise harm its relationship with the Company.

(iv)    Each Seller hereby agrees that he shall not, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, directly or indirectly, for his own account, as a partner or joint venturer with any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership, association or other Person (other than Permitted Ownership), solicit, induce or influence any Person who was a vendor of the Company, supplier of the Company, lessor or landlord of the Company within the 18 months prior to the Closing to discontinue, reduce the extent of, discourage the development of or otherwise harm such relationship.

(v)    Each Seller hereby agrees that he shall not, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, directly or indirectly, for his own account, as a partner or joint venturer with any other Person or as an employee, officer, agent, manager, representative or member of any corporation, limited liability company, partnership association or other Person (other than Permitted Ownership), recruit or solicit any person who was an Employee of the Company as of the Closing Date to leave the Company for the purpose of working for any Person who Competes with the Company, unless such Employee’s employment has been terminated by the Company after Closing or more than 180 days shall have passed since the Employee’s voluntary termination of his or her employment with the Company.

(vi)    Notwithstanding the above, nothing herein will prohibit any Seller’s (a) employment with or services to the Company or Buyer; (b) involvement in charitable activities for which no compensation is paid; or (c) ownership of real property and the leasing of the same to third parties (including to the Company with respect to the Prosser Facility and the Grandview Facility).

(b)    Each of the covenants and agreements by Sellers contained in Section 9.1(a) shall be deemed to be and construed as a covenant and agreement independent of any other provision of this Agreement. Each Seller acknowledges and agrees with respect to himself that the covenants set forth in Section 9.1(a) are reasonable and necessary for the protection of the Business and the business of Buyer, that Buyer shall sustain irreparable injury in the event of a breach or threatened breach by such Seller of any of such covenants and agreements and that Buyer does not and shall not have an adequate remedy at Law for any such breach or threatened breach. Accordingly, each Seller consents and agrees for himself that, if such Seller breaches or threatens to breach any such covenant or agreement, Buyer shall be entitled to immediate injunctive relief and to specific performance and that no Seller shall assert in any action or Proceeding the defense or claim that Buyer has an adequate remedy at Law. The foregoing shall not, however, be deemed to limit the remedies of Buyer for any such breach or threatened breach. Any claims with respect to a breach of the provisions set forth in Section 9.1(a) must be made (if at all) within 18 months’ after the expiration of the applicable restricted period.

(c)    Each Seller covenants and agrees that, if he violates any of the covenants or agreements set forth in Section 9.1(a), in addition to any and all other remedies available to Buyer, Buyer shall be entitled to an accounting and repayment of all profits, compensation or benefits which any Seller, directly or indirectly, has realized or may realize in connection with any such violation; attorney’s fees and costs; and such remedies shall be in addition to and not in limitation of any injunctive relief, and/or other rights or remedies to which Buyer is or may be entitled at law or in equity or under this Agreement.

(d)    In the event that any of the provisions of Section 9.1(a), Section 9.1(b) or Section 9.1(c), shall be held to be invalid or unenforceable, the remaining provisions of such Sections shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that the scope of the Restricted Activities shall be found by the Chosen Court to exceed the maximum restriction on activities such court deems reasonable and enforceable, such scope of activities or geographical area shall be deemed to become and thereafter shall be the maximum scope of activities which such court deems reasonable and enforceable.

(e)    Each Seller has carefully read and considered the provisions of Section 9.1(a), Section 9.1(b), Section 9.1(c), and Section 9.1(d) and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the interests of Buyer and its officers, directors, and other employees and that such restrictions are not violative of any public policy.

Section 9.2    Confidentiality.

(a)    Each Seller acknowledges that the success of the Company and the Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Sellers, that the preservation of the confidentiality of such information by Sellers is an essential premise of the bargain among Sellers and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 9.2. Accordingly, each Seller hereby agrees that such Seller shall not, without the prior written consent of Buyer, disclose to any Person, or use in a manner that would result in a breach of any of Seller’s covenants hereunder, any of Buyer’s Confidential Information or, following Closing, any of the Company’s Confidential Information, other than in connection with such Sellers’ contracted services (if any) to the Company or Buyer pursuant to the Consulting Agreements. For purposes of this Section 9.2, “Confidential Information” means, with respect to Buyer or the Company (as applicable) any information belonging or pertaining to such Person that is confidential or proprietary to such Person, including, (i) in the case of Buyer: (A) the identity of Buyer, and (B) the terms and conditions upon which Buyer employs its employees and independent contractors; (ii) in the case of the Company, (A) the Company’s Customers and their purchasing histories, (B) the Company vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (C) the terms and conditions upon which the Company employs its Employees and independent contractors; (D) technology used by the Company to provide its services, (E) private information concerning the Company’s Customers that a Seller learns in the course of his ownership of the Company, including any trade secrets and proprietary information involving the Company Products, and (F) information provided to the Company by third parties under a duty to maintain the confidentiality of such information; and (iii) in the case of Buyer and the Company, such party’s (A) marketing and/or business plans and strategies, and (B) financial reports and analyses regarding the revenues, expenses, profitability and operations. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by Buyer or the Company (as applicable), except where such public disclosure has been made by a Seller after Closing without authorization from the Company; (ii) has been independently developed and disclosed by others; or (iii) which has otherwise entered the public domain through lawful means. Further, the provisions of this Section 9.2 will not prohibit (a) any retention of copies of records or disclosure

(i) required by any Applicable Law so long as reasonable prior notice is given to Buyer of such disclosure and a reasonable opportunity is afforded to Buyer to contest the same, (ii) required by any federal or state securities Law or (iii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby or the defense of such enforcement by any other party or (b) the disclosure of information in accordance with Section 9.3. In the event that any Seller or Affiliate thereof becomes legally compelled to disclose any Confidential Information, such Seller or Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek (at Buyer’s sole cost) a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 9.2. In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 9.2, each Seller or Affiliate thereof, as the case may be, will furnish only that portion of the Confidential Information which such Seller or Affiliate thereof is advised by counsel is legally required and will exercise commercially reasonable efforts, at Buyer’s sole expense, to obtain reliable assurance that confidential treatment will be accorded such furnished Confidential Information.

(b)    Each Seller agrees that such Seller shall not, directly or indirectly, divulge or make use of any Confidential Information of Buyer or the Company. Each Seller shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of Buyer and, following the Closing, the Company. In the event that a Seller becomes aware of unauthorized disclosures of Buyer’s Confidential Information or, following Closing, the Company’s Confidential Information, by anyone at any time, whether intentionally or by accident, such Seller shall promptly notify Buyer and, following Closing, the Company.

(c)    The Parties acknowledge and agree that the success of the Company and the Business depends upon the continued preservation of the confidentiality of certain information possessed by Sellers, the Company, Buyer, or their Affiliates, that the preservation of the confidentiality of such information by the Parties is an essential premise of the bargain among Sellers and Buyer, and that the each Party would be unwilling to enter into this Agreement in the absence of this Section 9.2. Accordingly, the Parties acknowledge that the information provided to it or its representatives in connection with this Agreement and the other Transaction Documents, including in connection with any diligence (whether prior to or after the Execution Date) is subject to the terms of that certain Non-Disclosure Agreement between Buyer, Cascadia Capital, and the Company, dated May 9, 2019 (the “NDA”), the terms of which are incorporated herein by reference and binding on Sellers and Buyer. In the event Closing does not occur, the Parties will remain bound by this provision and the NDA in accordance with its terms. Effective upon, and only upon, the Closing, the NDA will terminate, provided, however, that the terms of the NDA will continue to apply to the Excluded Assets.

Section 9.3    Public Announcements.

(a)    The Parties hereto will consult with each other before issuing press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and the Parties hereto shall not issue any such press release or public statement without the prior approval of the other Party (which approval will not be unreasonably withheld or delayed).

(b)    The restriction in Section 9.3(a) shall not apply to the extent the public announcement is required by Law or any Governmental Authority; provided, however, that the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing. In addition, nothing in Section 9.3(a) will be deemed to limit a Party’s ability to seek enforcement of this Agreement in accordance with Section 11.3. Neither Party will disclose to the public this Agreement, or any Schedules, Exhibits, or other Transaction Documents, or the terms contained herein or therein, other than and solely to the extent such Party determines in its sole discretion that such disclosure is required by Law or Governmental Authority; provided, however, that Sellers acknowledge Buyer will file this Agreement with the U.S. Securities and Exchange Commission on a timely basis following its execution and otherwise make this Agreement available pursuant to applicable securities Laws and securities exchange rules or regulations.

ARTICLE X

TERMINATION

Section 10.1    Termination. This Agreement may be terminated and the transactions described in this Agreement may be abandoned at any time prior to Closing only as follows:

(a)    by mutual written agreement of Buyer and Sellers’ Representative, on behalf of Sellers;

(b)    by Sellers’ Representative, on behalf of Sellers, on the one hand, or Buyer on the other, if there has been a material breach (with respect to representations and warranties not qualified by a materiality standard) or a breach in any respect (with respect to representations and warranties qualified by a materiality standard) on the part of the other Party of any representation, warranty, covenant or agreement contained herein which breach would give rise to a failure of a closing condition in Article VI (in the case of Buyer seeking termination ) or Article VII (in the case of Sellers seeking termination), which breach cannot be cured by the Outside Date, in each case unless such breach is the proximate result of one or more breaches or violations of, or inaccuracies in, any covenant, agreement, representation, or warranty of the party seeking termination;

(c)    by Sellers’ Representative, on behalf of Sellers, or Buyer, if a Governmental Authority shall have issued a final and non-appealable order, injunction, judgment, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions set forth in this Agreement, or if there shall be any Applicable Law that makes consummation of the transactions set forth in this Agreement illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose actions resulted in an injunction or other order that had the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(d)    by Sellers’ Representative, on behalf of Sellers, or Buyer, if the Closing has not occurred by January 31, 2020 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 10.2    Notice of Termination. If Buyer or Sellers’ Representative, on behalf of Sellers, desire to terminate this Agreement pursuant to Section 10.1, such Party shall give written notice of such termination to the other Party.

Section 10.3    Effect of Termination; Termination Damages. If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement (other than the provisions which by their terms are intended to survive the expiration or termination of this Agreement, including Article XI, Section 9.2, Section 9.3, and this Section 10.3) shall be terminated without Liability of any Party, including any Liability for any Losses (other than as set forth in the provisos below), to the other Party and the exercise of such right of termination shall act as an election of remedies; provided, however, that nothing herein shall relieve a Party from Liability for fraud, willful breach or intentional misrepresentation.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits and Disclosure Schedule hereto), the Transaction Documents, and the documents and agreements referred to herein and related hereto and to be delivered pursuant hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by all of the Parties. Any Party hereto may (a) extend the time for performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any Transaction Document, or any other document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. No waiver of any of the provisions of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be deemed to be, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each Party hereto shall be deemed to be material and to have been relied upon by the other Parties, notwithstanding any investigation heretofore or hereafter made by the other Parties.

Section 11.2    Expenses. Except to the extent otherwise provided in this Agreement, whether or not the transactions are consummated, each of the Parties shall pay all fees and expenses, including fees, expenses and disbursements of its respective counsel, accountants, financial advisors and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions described in this Agreement.

Section 11.3    Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware without regard to conflicts of law principles. Each Party hereto agrees that it shall bring any and all actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement or the transactions described in this Agreement, or the relationship between the Parties hereto, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of Oregon, Portland Division or, in the event that court lacks subject matter jurisdiction, then the state court of Multnomah County, Oregon (the “Chosen Court”) and (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT.

Section 11.4    Further Assurances. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each Party shall take all such necessary action. The Parties shall execute any additional instruments reasonably necessary to consummate the transactions described in this Agreement.

Section 11.5    Assignment. This Agreement and each Party’s respective rights hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other Parties, provided that Buyer may, without any consent, assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer and any such lender may exercise all of the rights and remedies of Buyer hereunder. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns; provided, that, Buyer may assign this Agreement to (a) any lender to Buyer or any of its affiliates as security for obligations to such lender in respect of financing arrangements; (b) one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder; or (c) any Person that acquires the Company or any of its Assets; provided, further, that no assignment made pursuant to clause (a) or clause (b) shall in any way affect Buyer’s obligations or liabilities under this Agreement, the Transaction Documents, or any other Exhibit to this Agreement.

Section 11.6    Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the applicable Party or Parties, (b) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested or (c) when received via electronic mail (confirmed by telephone), in all cases addressed to the intended Party at the address set forth below or to such other address as a Party shall have designated by notice in writing to the other Parties in the manner provided by this Section 11.6:

If to Sellers or Sellers’ Representative:	James P. Early
138821 West 1407 PRSW
Prosser, WA
Email: jimearly83@yahoo.com
Telephone: (509) 832-0724

With a copy to:
Davis Wright Tremaine LLP
920 Fifth Avenue, Suite 3300
Seattle, WA 98104
Attn: William Weigand
Email: BillWeigand@dwt.com
Telephone: (206) 757-8164

If to Buyer:	Universal Corporation
9201 Forest Hill Avenue
Stony Point II Building
Richmond, VA 23235
Attention: Preston D. Wigner
Email: wignerp1@universalleaf.com
Telephone: (804) 254-3774

With a copy to:	Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention: John Owen Gwathmey
Email: johnowen.gwathmey@troutman.com
Telephone: (804) 697-1225

Section 11.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement by any of the Parties may be evidenced by way of an electronic or .pdf transmission of such Party’s signature, or a photocopy of such electronic or .pdf transmission, and such electronic or .pdf signature shall be deemed to constitute the original signature of such Party hereto.

Section 11.8    Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 11.9    Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect.

Section 11.10    No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Buyer and Sellers assume no Liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Sellers contained in this Agreement.

Section 11.11    Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity, without the need for proof of actual damages or any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, in accordance with its terms and to require the other Party to consummate the Closing as contemplated hereby.

Section 11.12    Sellers’ Representative.

(a)    Each Seller irrevocably nominates, constitutes and appoints the Sellers’ Representative as its agent and true and lawful attorney-in-fact, with full power of substitution, to act in the name, place and stead of such Seller with respect to the transactions described in this Agreement, to calculate ultimately and to resolve any disputes regarding the amount of the Indebtedness and the Transaction Expenses, and to act on behalf of such Seller in any amendment of or litigation involving this Agreement or any claim for indemnification pursuant to Article VIII or under the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions described in this Agreement, including the power:

(i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of each Seller to consummate the transactions described in this Agreement;

(ii)    to negotiate, execute (or have executed) and deliver all ancillary agreements (including the Transaction Documents), statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions described in this Agreement (it being understood that, upon request by Buyer, each Seller shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);

(iii)    to act for Sellers with respect to all Purchase Price matters, including all Purchase Price allocation and adjustment matters referred to herein, including without limitation, calculation of Indebtedness, calculation of Transaction Expenses, calculation and delivery of the Closing Balance Sheet and Post-Closing Adjustments; and

(iv)    to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and to take all actions necessary to settle, pay or take any other actions with respect to each Seller’s indemnity obligations under Article VIII; and

(v)    to take all actions which under this Agreement may be taken by a Seller (including under Article VIII) and to do or refrain from doing any further act or deed on behalf of a Seller which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as a Seller could do if personally present.

(b)    The Sellers’ Representative hereby accepts his appointment as attorney-in-fact for each Seller.

(c)    Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions described in this Agreement: (i) each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to any claim for indemnification, compensation or reimbursement pursuant to Article II or Article VIII or pursuant to the Escrow Agreement; and (ii) Buyer, each Buyer Indemnified Party, the Escrow Agent and each Seller shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of a Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of a Seller by the Sellers’ Representative, as fully binding upon each Seller. A decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension, waiver or termination of this Agreement pursuant to Section 10.1 or Section 11.1, shall constitute a decision of each Seller and shall be final, binding and conclusive upon each Seller; and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each Seller. The Escrow Agent and Buyer are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

(d)    Each Seller recognizes and intends that the power of attorney granted in this Section 11.12: (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Sellers’ Representative and (iii) shall survive the death, dissolution, sale or other change of control of a Seller.

(e)    The Sellers’ Representative will incur no Liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and shall not be responsible to a Seller for any Losses or expenses that a Seller may suffer by reason of the performance by the Sellers’ Representative of its duties under this Section 11.12 other than Losses or other damages arising from the fraud, willful breach or intentional misrepresentation in the performance of the Sellers’ Representative’s duties under this Section 11.12. By virtue of the execution of this Agreement, each Seller hereby agrees to release, defend and hold harmless the Sellers’ Representative, his agents and Affiliates (the “Representative Parties”) from, and to indemnify the Representative Parties against, any and all losses, Liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel) for any action taken or not taken by the Sellers’ Representative in his capacity as attorney-in-fact under this Section 11.12, other than Losses or other damages arising from the fraud, willful breach or intentional misrepresentation in the performance of the Sellers’ Representative’s duties under this Section 11.12. Each Seller agrees to reimburse the Sellers’ Representative for any costs, expenses or indemnification obligations that the Sellers’ Representative incurs on behalf of Sellers under this Agreement or the Escrow Agent.

(f)    Each Seller acknowledges and agrees that any and all fees and expenses of the Sellers’ Representative incurred in connection with the performance of the Sellers’ Representative’s duties hereunder, and any and all claims, expenses, Losses, or other costs which may come due as an obligation of Sellers hereunder, including without limitation payment of Indebtedness and Transaction Expenses, shall be, as among Sellers, the obligation of each Sellers’ proportionate to their Percentage Interest (a “Proportionate Share”), and each Seller hereby agrees that to the extent Sellers are obligated to make payments of any such obligations pursuant to this Agreement, then Sellers’ Representative may offset such claims against any amounts due to Sellers hereunder, proportionate to such Seller’s Percentage Interest, and upon notice from the Sellers’ Representative of such a claim, each Seller shall contribute such Seller’s Proportionate Share to the Sellers’ Representative by wire transfer of immediately available funds within five Business Days after receipt of such notice.

(g)    The Sellers’ Representative may resign at any time. Sellers (acting by majority of their respective Percentage Interests) shall designate a replacement Sellers’ Representative upon the resignation, death or disability causing him to be unable to serve, of the Sellers’ Representative by written notice to Buyer.

Section 11.13    Privilege. The Parties agree that the fact that Davis Wright Tremaine LLP has represented the Company and/or Sellers prior to Closing shall not prevent Davis Wright Tremaine LLP from representing Sellers in connection with any matters involving, including any disputes with, any of the other Parties after Closing solely to the extent related to this Agreement or the transactions contemplated hereby. The Parties further agree that the attorney-client privilege between Davis Wright Tremaine LLP, on the one hand, and the Company and Sellers, on the other hand, as to communications solely relating to this Agreement or the transactions contemplated hereby prior to and through the Closing Date shall belong to Sellers after the Closing Date, and not the Company or Buyer, and will be considered Excluded Assets for purposes of this Agreement. Any access by the Company to attorney-client privileged communications related to this Agreement or the transactions contemplated hereby after the Closing Date will not waive or otherwise affect the rights of Sellers with respect to the attorney-client privilege except as pursuant to any Applicable Law or determined by any Governmental Authority. The Parties agree that should the Company or Buyer discover attorney-client privileged communications in their possession solely to the extent related to this Agreement or the transactions contemplated hereby, they will immediately notify Sellers, will not review such communications, and will return such communications to Sellers.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused this Agreement to be executed in its name by a duly authorized officer or representative, as of the day and year first above written.

SELLERS:	The undersigned, being the spouses of each Seller, do hereby authorize, ratify, confirm and approve the execution of the foregoing agreement as an obligation of the marital community and acknowledgement that the Agreement is entered into for the benefit of the marital community.

/s/ James P. Early James P. Early	/s/ Teresa Early Teresa Early

/s/ James E. Gauley James E. Gauley	/s/ Teresa Gauley Teresa Gauley

/s/ Scott A. Evenson Scott A. Evenson	/s/ Leanne Evenson Leanne Evenson

SELLERS’ REPRESENTATIVE:

/s/ James P. Early
James P. Early

COMPANY:

FRUITSMART, INC.

By:	/s/ James E. Gauley
Name: James E. Gauley
Title: Vice President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused this Agreement to be executed in its name by a duly authorized officer or representative, as of the day and year first above written.

BUYER:

UNIVERSAL CORPORATION

By:	/s/ George C. Freeman, III
Name: George C. Freeman, III
Title: Chairman, President and
Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]